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As filed with the Securities and Exchange Commission on October 9, 2012

Registration No. 333-182783

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT No. 1
TO
FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KODIAK OIL & GAS CORP.
*And the Subsidiary Guarantor listed below
(Exact Name of Registrant as Specified in Its Charter)

Yukon Territory (State or Other Jurisdiction of Incorporation or Organization)	N/A (I.R.S. Employer Identification Number)

1625 Broadway, Suite 250
Denver, Colorado 80202
(303) 592-8075
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Lynn A. Peterson
Chief Executive Officer
1625 Broadway, Suite 250
Denver, Colorado 80202
(303) 592-8075
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Randal R. Jones
Lisa M. Luebeck
Dorsey & Whitney LLP
Columbia Center
701 Fifth Avenue, Suite 6100
Seattle, Washington 98104
(206) 903-8814

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective date of this Registration Statement.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

           Exchange Act Rule 13e-4(i) (Cross-Border Issue Tender Offer)    ☐

           Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

           Each registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT

Exact Name of Additional Registrant(1)	State or Other Jurisdiction of Incorporation or Formation	IRS Employer Identification Number

Kodiak Oil & Gas (USA) Inc.	Colorado	57-1191218

(1)
The address and telephone number for the principal executive offices of the additional registrant and subsidiary guarantor is the same as that of Kodiak Oil & Gas Corp., and the agent for service at that address is Lynn A. Peterson. The Primary Industrial Classification Code for Kodiak Oil & Gas (USA) Inc. is 1382.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offering is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 9, 2012

PROSPECTUS

Offer to Exchange
Up To $800,000,000 of
8.125% Senior Notes due 2019
That Have Not Been Registered Under
The Securities Act of 1933

For

Up To $800,000,000 of
8.125% Senior Notes due 2019
That Have Been Registered Under
The Securities Act of 1933

Terms of the New 8.125% Senior Notes due 2019 Offered in the Exchange Offer:

  •
  The terms of the new notes (the "New Notes") are identical to the terms of the Old Notes (defined below) in all material respects, except that the New Notes will be registered under the Securities Act of 1933, as amended (the "Securities Act"), and the transfer restrictions and registration rights relating to the Old Notes will not apply to the New Notes. An aggregate principal amount of $650.0 million of the 8.125% senior notes due 2019 were originally issued on November 23, 2011, and an additional $150.0 million aggregate principal amount of the 8.125% senior notes due 2019 were originally issued on May 17, 2012 (collectively, the "Old Notes").

Terms of the Exchange Offer:

  •
  We will exchange all Old Notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of New Notes.

  •
  The exchange offer expires at 5:00 p.m., New York City time, on                        , 2012, unless extended.

  •
  Tenders of Old Notes may be withdrawn at any time prior to the expiration of the exchange offer pursuant to the withdrawal procedures described herein.

  •
  The exchange of New Notes for Old Notes will not be a taxable event for U.S. federal income tax purposes.

  •
  We issued the Old Notes in transactions not requiring registration under the Securities Act, and as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights, as a holder of the Old Notes.

        Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after completion of the exchange offer, it will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        There is no established trading market for the New Notes or the Old Notes.

        You should carefully consider the risk factors beginning on page 12 of this prospectus before participating in the exchange offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2012

        This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus, as well as the information we previously filed with the Securities and Exchange Commission that is incorporated by reference herein, is accurate as of any date other than its respective date.

        In this prospectus, "we," "us," "our," the "Company," and "Kodiak" each refers to Kodiak Oil & Gas Corp. and its consolidated subsidiary, unless otherwise indicated or the context otherwise requires.

        This prospectus incorporates important business and financial information about us that is not included or delivered with this prospectus. Such information is available without charge to holders of Old Notes upon written or oral request made to Kodiak Oil & Gas Corp., 1625 Broadway, Suite 250, Denver, Colorado, 80202, Attention: Chief Financial Officer (Telephone (303) 592-8075). To obtain timely delivery of any requested information, holders of Old Notes must make any request no later than five business days prior to the expiration of the exchange offer, which expiration date is set at                    , 2012.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference in this prospectus include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). All statements, other than statements of historical facts, included or incorporated by reference herein concerning, among other things, planned capital expenditures, increases in oil and gas production, the number of anticipated wells to be drilled in the future, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as "may," "expect," "estimate," "project," "plan," "believe," "intend," "achievable," "anticipate," "will," "continue," "potential," "should," "could," and similar terms and phrases. Although we believe

i

that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. Our results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among others:

  •
  unsuccessful drilling and completion activities and the possibility of resulting write-downs;

  •
  capital requirements and uncertainty of obtaining additional funding on terms acceptable to us;

  •
  price volatility of oil and natural gas prices, and the effect that lower prices may have on our net income and stockholders' equity;

  •
  a decline in oil or natural gas production or oil or natural gas prices, and the impact of general economic conditions on the demand for oil and natural gas;

  •
  geographical concentration of our operations;

  •
  constraints imposed on our business and operations by our first lien credit agreement, the Old Notes and the New Notes, and our ability to generate sufficient cash flows to repay our debt obligations;

  •
  availability of borrowings under our first lien credit agreement;

  •
  termination fees related to drilling rig contracts and pressure pumping service contracts;

  •
  increases in the cost of drilling, completion and gas gathering or other costs of production and operations;

  •
  our ability to successfully drill wells that produce oil or natural gas in commercially viable quantities;

  •
  failure to meet our proposed drilling schedule;

  •
  financial losses and reduced earnings related to our commodity derivative agreements, and failure to produce enough oil to satisfy our commodity derivative agreements;

  •
  adverse variations from estimates of reserves, production, production prices and expenditure requirements, and our inability to replace our reserves through exploration and development activities;

  •
  our current level of indebtedness and the effect of any increase in our level of indebtedness;

  •
  hazardous, risky drilling operations and adverse weather and environmental conditions;

  •
  limited control over non-operated properties;

  •
  reliance on limited number of customers;

  •
  title defects to our properties and inability to retain our leases;

  •
  incorrect estimates of proved reserves, the presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs of properties that we acquire;

  •
  our ability to successfully develop our large inventory of undeveloped operated and non-operated acreage;

  •
  our ability to retain key members of our senior management and key technical employees;

  •
  constraints in the Williston Basin with respect to gathering, transportation and processing facilities and marketing;

  •
  federal, state and tribal regulations and laws;

ii

  •
  impact of environmental, health and safety, and other governmental regulations, and of current or future legislation;

  •
  federal and state legislation and regulatory initiatives relating to hydraulic fracturing;

  •
  integration of significant acquisitions, and difficulty managing our growth and the related demands on our resources;

  •
  developments in the global economy;

  •
  financing and interest rate exposure;

  •
  effects of competition;

  •
  effect of seasonal factors;

  •
  lack of availability of drilling rigs, equipment, supplies, insurance, personnel and oil field services; and

  •
  further sales or issuances of common stock.

        Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in the section entitled "Risk Factors" included elsewhere in this prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this section and elsewhere in this prospectus and in the documents incorporated by reference in this prospectus including in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2011 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012. See also "Where You Can Find More Information; Incorporation by Reference." Other than as required under securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

iii

PROSPECTUS SUMMARY

        This summary highlights some of the information contained in this prospectus and does not contain all of the information that may be important to you. You should read this entire prospectus and the documents incorporated by reference and to which we refer you before making an investment decision. You should carefully consider the information set forth under "Risk Factors" beginning on page 12 of this prospectus, the other cautionary statements described in this prospectus, and the risk factors and other cautionary statements, including those described under the heading "Risk Factors," in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2011, which are incorporated by reference in this prospectus, and, to the extent applicable, any subsequently filed reports. In addition, certain statements include forward-looking information that involves risks and uncertainties. See "Cautionary Statement Regarding Forward-Looking Statements."

        In this prospectus, we refer to the notes to be issued in the exchange offer as the "New Notes" and the notes issued on November 23, 2011 and May 17, 2012 as the "Old Notes." We refer to the New Notes and the Old Notes in this prospectus collectively as the "Notes."

Our Company

        We are an independent energy company focused on the exploration, exploitation, acquisition and production of crude oil and natural gas in the United States. Our corporate strategy is to internally identify prospects, acquire lands encompassing those prospects and evaluate those prospects using subsurface geology and geophysical data and exploratory drilling. Using this strategy, we have developed an oil and natural gas portfolio of proved reserves, as well as development and exploratory drilling opportunities on high potential conventional and unconventional oil and natural gas prospects.

        Our oil and natural gas reserves and operations are primarily concentrated in the Williston Basin of North Dakota and Montana and, to a lesser extent, the Green River Basin of Wyoming and Colorado. The most significant prospects in our portfolio are our assets in the Williston Basin, where the principal target of drilling is the Bakken Shale hydrocarbon system highlighted by production from the Middle Bakken member, located between two Bakken shales that serve as the source rock, and the Three Forks member, positioned immediately below the Lower Bakken Shale.

Regulatory Matters

        On April 17, 2012, the Environmental Protection Agency issued final rules that subject oil and natural gas production, processing, transmission and storage operations within federal regulatory jurisdiction to regulation under the New Source Performance Standards and National Emission Standards for Hazardous Air Pollutants programs. The Environmental Protection Agency rules include standards under the New Source Performance Standards for completions of hydraulically fractured wells.

        The final rules establish a phase-in period that will ensure that manufacturers have time to make and broadly distribute the required emissions reduction technology. During the first phase, until January 1, 2015, owners and operators must either flare their emissions or use emissions reduction technology called "green completions." The finalized rules also establish specific new requirements, effective in 2012, for emissions from compressors, controllers, dehydrators, storage tanks, natural gas processing plants and certain other equipment. These rules may require changes to our operations, including the installation of new equipment to control emissions. We are currently evaluating the effect these rules will have on our business and financial condition.

        On May 11, 2012, the Bureau of Land Management published proposed rules to regulate hydraulic fracturing on federal public lands and Indian lands. The proposed rules would address well stimulation operations, including requiring agency approval for certain activities, and would require the disclosure of well stimulation fluids, as well and address issues relating to flowback water. If adopted, these rules may require changes to our operations, lead to operational delays and/or increased operating costs, and result in greater opposition, including litigation, to oil and gas production activities using hydraulic fracturing techniques. The rules are expected to be finalized by the end of 2012. We are currently evaluating the effect these proposed rules would have on our business and financial condition.

Company

        Kodiak Oil & Gas Corp. is a Canadian corporation existing under the Business Corporation Act (Yukon Territory), and Kodiak Oil & Gas (USA) Inc. is a Colorado corporation existing under the Colorado Business Corporation Act. Our principal executive office is located at 1625 Broadway, Suite 250, Denver, Colorado 80202, and our telephone number is (303) 592-8075. Information contained on or accessible through our website, www.kodiakog.com, is not part of this prospectus.

Risk Factors

        You should carefully consider all the information contained in this prospectus, including information in documents incorporated by reference, prior to participating in the exchange offer. In particular, we urge you to carefully consider the factors set forth under "Risk Factors" beginning on page 12 of this prospectus and those risk factors from our Annual Report on Form 10-K, as amended, for the year ended December 31, 2011, which are incorporated by reference in this prospectus, and, to the extent applicable, any subsequently filed reports.

 The Exchange Offer

        On November 23, 2011 and May 17, 2012, we completed private offerings of the Old Notes. In connection with those private offerings, we and certain representatives of the initial purchasers of the Old Notes entered into Registration Rights Agreements dated November 23, 2011 and May 17, 2012 (the "Registration Rights Agreements"). Pursuant to the Registration Rights Agreements, we agreed to undertake the exchange offer contemplated by this prospectus.

        The following summary contains basic information about the exchange offer and is not intended to be complete. It does not contain all information that may be important to you. For a more complete understanding of the exchange offer, please refer to the section entitled "Exchange Offer" in this prospectus.

Old Notes	8.125% senior notes due 2019, of which $650.0 million aggregate principal amount was issued on November 23, 2011 and an additional $150.0 million aggregate principal amount was issued on May 17, 2012.
New Notes
8.125% senior notes due 2019, the issuance of which will have been registered under the Securities Act. The form and terms of the New Notes are identical in all material respects to those of the Old Notes, except that the New Notes will be registered under the Securities Act and the transfer restrictions and registration rights relating to the Old Notes will not apply to the New Notes.
Exchange Offer
We are offering to exchange New Notes for Old Notes to satisfy our obligations under the Registration Rights Agreements that were executed when the Old Notes were issued in transactions in reliance upon the exemption from registration provided by Rule 144A and Regulation S under the Securities Act. You may tender your outstanding Old Notes for New Notes by following the procedures described below under the caption "Exchange Offer—Exchange Offer Procedures."
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2012, unless we decide to extend it.
Condition to the Exchange Offer
The Registration Rights Agreements do not require us to accept Old Notes for exchange if the exchange offer would violate any applicable law or interpretation of the staff of the Securities and Exchange Commission. The exchange offer is not conditioned on a minimum aggregate principal amount of Old Notes being tendered. See the discussion below under the caption "Exchange Offer—Conditions to the Exchange Offer" for more information regarding the conditions to the exchange offer.
Withdrawal of Tenders
You may withdraw your tender of Old Notes at any time prior to 5:00 p.m., New York City time, on , 2012. To withdraw, you must follow the procedures described below under the caption "Exchange Offer—Withdrawal of Tenders."

Acceptance of Old Notes; Return of Old Notes Tendered but not Accepted or Exchanged	If you fulfill all conditions required for proper tender of Old Notes, we will accept any and all Old Notes that you properly tender in the exchange offer on or before 5:00 p.m. New York City time on the expiration date. Any Old Notes that we do not accept for exchange will be credited to an account maintained with The Depository Trust Company ("DTC") for the Old Notes promptly after the expiration or termination of the exchange offer. Please refer to the discussion under the captions below entitled "Exchange Offer—Terms of the Exchange Offer" and "Exchange Offer—Exchange Offer Procedures—Return of Old Notes Not Accepted or Exchanged."
Fees and Expenses	We will bear expenses related to the exchange offer. Please refer to the discussion under the caption below entitled "Exchange Offer—Fees and Expenses."
Use of Proceeds	The issuance of the New Notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under the Registration Rights Agreements.
Consequences of Failure to Exchange Old Notes
If you do not exchange your Old Notes in this exchange offer, you will no longer be able to require us to register the Old Notes under the Securities Act, except in limited circumstances provided under the Registration Rights Agreements. In addition, you will continue to be subject to the restrictions on transfer provided in the Old Notes. In general, the Old Notes may not be resold, offered for resale or otherwise transferred unless we have registered the Old Notes under the Securities Act, or unless such Old Notes are resold, offered for resale or otherwise transferred under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.
U.S. Federal Income Tax Consequences
The exchange of New Notes for Old Notes in the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. Please refer to the discussion under the caption below entitled "Material United States Federal Tax Consequences."
Exchange Agent	U.S. Bank National Association 60 Livingston Avenue St. Paul, MN 55107 (800) 934-6802

Terms of the New Notes

        The New Notes will be materially identical to the Old Notes, except that the New Notes will be registered under the Securities Act and the transfer restrictions and registration rights relating to the Old Notes will not apply to the New Notes. The New Notes will evidence the same debt as the Old Notes, and that certain Indenture dated as of November 23, 2011, among the Company, our subsidiary Kodiak Oil & Gas (USA) Inc., U.S. Bank National Association, as trustee, and Computershare Trust Company of Canada, as Canadian trustee (the "Indenture"), will govern the New Notes and the Old Notes.

        The following summary contains basic information about the New Notes and is not intended to be complete. It does not contain all information that may be important to you. For a more complete understanding of the New Notes, please refer to the section entitled "Description of Notes" in this prospectus.

Issuer	Kodiak Oil & Gas Corp.
Notes Offered

Up to $800.0 million aggregate principal amount of 8.125% senior notes due 2019. An aggregate principal amount of $650.0 million of the Old Notes was originally issued on November 23, 2011, and an additional $150.0 million aggregate principal amount of the Old Notes was originally issued on May 17, 2012.

Maturity	December 1, 2019.
Interest Payment Dates	The New Notes will bear interest at an annual rate of 8.125%. Interest is payable on June 1 and December 1 of each year.
Guarantees

The New Notes will be jointly and severally guaranteed on a senior unsecured basis by our subsidiary, Kodiak Oil & Gas (USA) Inc., and by certain future subsidiaries. See "Description of Notes—Covenants—Subsidiary Guarantees."

Ranking	The New Notes will be our general senior obligations and will:
• rank senior in right of payment to any future subordinated indebtedness of the Company;
• rank equal in right of payment with any existing and future senior indebtedness of the Company;

•

rank effectively junior in right of payment to the Company's existing and future secured indebtedness (including indebtedness under our first lien credit agreement) to the extent of the value of the assets of the Company constituting collateral securing such indebtedness; and

• rank effectively junior in right of payment to any indebtedness or liabilities of any future subsidiaries of the Company that do not guarantee the Notes.
The guarantees will be the subsidiary guarantors' general senior unsecured obligations and will:
• rank senior in right of payment to any future subordinated indebtedness of such subsidiary guarantor;

• rank equal in right of payment with any existing and future senior indebtedness of such subsidiary guarantor; and

•

rank effectively junior in right of payment to all existing and future secured indebtedness of such subsidiary guarantor (including any indebtedness under our first lien credit agreement), to the extent of the value of the assets of such subsidiary guarantor constituting collateral securing such indebtedness.

As of June 30, 2012, on an as adjusted basis after giving effect to the sale of the portion of Old Notes issued on May 17, 2012 and the application of the net proceeds therefrom, we had approximately $800.0 million of consolidated indebtedness (excluding $5.9 million of unamortized premium on the Old Notes issued on May 17, 2012).

Optional Redemption

We will have the option to redeem the New Notes, in whole or in part, at any time on or after December 1, 2015, in each case at the redemption prices described under the caption below entitled "Description of Notes—Optional Redemption," together with any accrued and unpaid interest to the date of such redemption.

At any time prior to December 1, 2015, we may redeem the New Notes, in whole or in part, at a redemption price plus an applicable "make-whole" premium described under the caption below entitled "Description of Notes—Optional Redemption," together with any accrued and unpaid interest to the date of such redemption.

In addition, prior to December 1, 2014, we may, from time to time, redeem up to 35% of the aggregate principal amount of the New Notes with all or a portion of the net cash proceeds of certain equity offerings at a redemption price equal to 108.125% of the principal amount of the New Notes, plus any accrued and unpaid interest to the date of redemption.

If certain transactions that would constitute a change of control occur on or prior to January 1, 2013, we may redeem all, but not less than all, of the New Notes at a redemption price equal to 110% of the principal amount of the New Notes redeemed plus any accrued and unpaid interest to the date of such redemption.

Tax Redemption

If the Company is required to pay additional amounts as a result of changes in laws applicable to tax-related withholdings or deductions in respect of payments on the New Notes, the Company will have the option to redeem the New Notes, in whole but not in part, at a redemption price equal to 100% of the aggregate principal amount of the New Notes, plus any accrued and unpaid interest, if any, to the date of redemption and any additional amounts that may then be payable. See "Description of Notes—Redemption for Changes in Withholding Taxes."

Additional Amounts

Any payments made by the Company with respect to the New Notes will be made without withholding or deduction, unless required by law. If the Company is required by law to withhold or deduct for taxes with respect to a payment to the holders of New Notes, the Company will, subject to certain exceptions, pay the additional amount necessary so that the net amount received by the holders of New Notes (other than certain excluded holders) after the withholding and deduction is not less than the amount they would have received in the absence of the withholding and deduction. See "Description of Notes—Payment of Additional Amounts."

Change of Control; Asset Sales

Upon the occurrence of a change of control (as defined in the Indenture), holders of the New Notes will have the right to require us to repurchase all or a portion of the New Notes at a price equal to 101% of the aggregate principal amount of the New Notes repurchased, together with any accrued and unpaid interest to the date of purchase. In connection with certain asset sales, we will be required to use the net cash proceeds of the asset sale to make an offer to purchase the New Notes at 100% of the principal amount, together with any accrued and unpaid interest to the date of purchase.

Certain Covenants	The Indenture contains covenants that limit our ability and ability of our restricted subsidiaries to, among other things:
• make investments;
• incur additional indebtedness or issue preferred stock;
• create liens;
• sell assets;
• enter into agreements that restrict dividends or other payments by restricted subsidiaries;
• consolidate, merge or transfer all or substantially all of the assets of our company;
• engage in transactions with our affiliates;
• pay dividends or make other distributions on capital stock or prepay subordinated indebtedness; and
• create unrestricted subsidiaries.

However, during any period that both Standard and Poor's Ratings Services and Moody's Investors Service, Inc. have assigned the Notes an investment grade rating and no default has occurred and is continuing with respect to the Notes, most of the covenants will cease to be in effect with the exception of covenants that contain limitations on liens and certain consolidations, mergers and transfers of assets.

These covenants are subject to important exceptions and qualifications, which are described under the caption below entitled "Description of Notes—Covenants."
Additional Notes	We may from time to time create and issue additional notes having the same terms as the Notes, so that such additional notes shall be consolidated and form a single series with the Notes.
Liquidity

The New Notes generally will be freely transferable, but will also be new securities for which there will not initially be a market. There can be no assurance as to the development or liquidity of any market for the New Notes. We do not intend to apply for a listing of the New Notes on any securities exchange or any automated dealer quotation system.

Governing Law	The New Notes will be, and the Indenture is, governed by New York law.
Trustee	U.S. Bank National Association.
Canadian Trustee	Computershare Trust Company of Canada.
Risk Factors

Investing in the New Notes involves risks. Please see "Risk Factors" beginning on page 12 of this prospectus, as well as the other cautionary statements throughout this prospectus, for a discussion of factors you should carefully consider before deciding to invest in the New Notes.

Ratio of Earnings to Fixed Charges

        The following table sets forth our ratio of earnings to fixed charges for the periods presented:

	For the six months ended June 30, 2012
		For the Year Ended December 31,
		2011	2010	2009	2008	2007
Ratio of earnings to fixed charges(1)	3.96	—	—	—	—	—

(1)
For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of pretax income from continuing operations plus fixed charges (excluding capitalized interest). "Fixed charges" represents interest incurred (whether expensed or capitalized), amortization of debt expense and that portion of rental expense on operating leases deemed to be the equivalent of interest. Earnings for the years ended December 31, 2007, 2008, 2009, 2010 and 2011 were insufficient to cover fixed charges by approximately $38.2 million, $56.5 million, $2.6 million, $2.9 million, and $4.3 million, respectively.

        We did not have any preferred stock outstanding and there were no preferred stock dividends paid or accrued during the periods presented above.

 Selected Historical Consolidated Financial Data

        The following selected historical consolidated financial data should be read together with our most recent Annual Report on Form 10-K, as amended, for the year ended December 31, 2011 and Quarterly Reports on Form 10-Q for the three months ended March 31, 2012 and June 30, 2012, each of which is incorporated by reference in this prospectus. The consolidated statement of income data below for the years ended December 31, 2009, 2010 and 2011 and the consolidated balance sheet data as of December 31, 2010 and 2011 have been derived from our audited consolidated financial statements, which are incorporated by reference in this prospectus. The consolidated statement of income data below for the six months ended June 30, 2011 and 2012, and the consolidated balance sheet data as of June 30, 2011 and 2012, have been derived from our unaudited consolidated financial statements, which are incorporated by reference in this prospectus. The consolidated statement of operations data below for the years ended December 2007 and 2008 and the consolidated balance sheet data for the years ended December 2007, 2008 and 2009 have been derived from our audited consolidated financial statements that are not included or incorporated by reference in this prospectus. Our unaudited consolidated financial statements are prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation have been included. Historical results are not necessarily indicative of results to be expected in the future, and operating results for the six months ended June 30, 2012 are not necessarily indicative of results that may be expected for the full year or future periods.

        This information is a summary and should be read in conjunction with our consolidated financial statements and related notes included or incorporated by reference in this prospectus.

	Six Months Ended June 30,		Year Ended December 31,
	2012	2011	2011	2010(1)	2009(1)	2008(1)	2007(1)
	(unaudited,		(dollars in thousands, except per share data)
	dollars in thousands, except per share data)
Income Statement Data:
Revenues
Oil sales	$159,204	$34,437	$115,692	$30,212	$10,652	$5,397	$6,764
Gas sales	6,500	1,010	4,294	783	625	1,372	1,053

Total revenues	165,704	35,447	119,986	30,995	11,277	6,769	7,817

Operating expenses
Oil and gas production	34,500	7,007	26,885	6,795	2,220	3,579	1,758
Depletion, depreciation, amortization and accretion	60,484	8,253	32,068	8,234	3,159	4,172	5,207
Asset impairment	—	—	—	—	—	47,500	34,000
General and administrative	16,040	8,907	19,495	12,190	8,522	8,212	7,334

Total operating expenses	111,024	24,167	78,448	27,219	13,901	63,463	48,299

Operating income (loss)	54,680	11,280	41,538	3,776	(2,624)	(56,694)	(40,482)

	Six Months Ended June 30,		Year Ended December 31,
	2012	2011	2011	2010(1)	2009(1)	2008(1)	2007(1)
	(unaudited,		(dollars in thousands, except per share data)
	dollars in thousands, except per share data)
Other income
Gain (loss) on commodity price risk management activities	72,232	(4,838)	(20,114)	(6,146)	—	—	—
Interest income (expense), net	(8,168)	52	(18,887)	(39)	53	196	1,503
Other income	1,992	291	1,338	7	8	—	793

Total other income (expense)	66,056	(4,495)	(37,663)	(6,178)	61	196	2,296

Income (loss) before income taxes	120,736	6,785	3,875	(2,402)	(2,563)	(56,498)	(38,186)
Income tax expense	25,920	—	—	—	—	—	—

Net income (loss)	$94,816	$6,785	$3,875	$(2,402)	$(2,563)	$(56,498)	$(38,136)

Net income (loss) per common share:
Basic	$0.36	$0.04	$0.02	$(0.02)	$(0.02)	$(0.62)	$(0.44)

Diluted	$0.35	$0.04	$0.02	$(0.02)	$(0.02)	$(0.62)	$(0.44)

Weighted average common shares outstanding:
Basic	263,118,367	178,845,012	197,579,298	131,444,440	103,688,733	90,739,316	87,742,996

Diluted	267,419,601	181,976,807	200,551,992	131,444,440	103,688,733	90,739,316	87,742,996

(1)
Certain prior period balances were reclassified to conform to the December 31, 2011 presentation. Such reclassifications had no impact on net income, statements of cash flows, working capital or equity previously reported.

	As of June 30,		As of December 31,
	2012	2011	2011	2010	2009	2008	2007
	(unaudited,		(dollars in thousands)
	dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$13,496	$50,445	$81,604	$101,198	$24,885	$7,581	$13,015
Total current assets	133,389	87,153	168,901	135,316	37,005	20,655	15,378
Net oil and gas properties	1,763,598	388,328	815,632	232,662	42,236	17,843	58,386
Other long-term assets	44,833	2,316	714,944	1,959	442	519	567
Total assets	1,941,820	477,797	1,699,477	369,937	79,683	39,016	74,331
Current liabilities	113,296	30,319	96,135	25,427	8,695	5,231	5,163
Total liabilities	951,334	153,463	859,797	70,890	9,755	6,018	6,038
Stockholders' equity	990,486	324,334	839,680	299,047	69,928	32,998	68,293

RISK FACTORS

        An investment in the New Notes is subject to a number of risks. You should carefully consider each of the risks described below, together with all of the other information contained in, or incorporated by reference in this prospectus, including our historical financial statements and related notes, in evaluating an investment in the New Notes. The risk factors set forth below are not the only risks that may affect our business. Our business could also be affected by additional risks not currently known to us or that we currently deem to be immaterial. If any of the following risks develops into actual events, our business, financial condition or results of operations could be negatively affected, the price of the New Notes could decline, and you may lose all or part of your investment. Information contained in this section may be considered "forward-looking statements." See "Cautionary Statement Regarding Forward-Looking Statements" for a discussion of certain qualifications regarding such statements.

 Risks Related to the Exchange Offer

Holders who fail to exchange their Old Notes will continue to be subject to restrictions on transfer.

        If you do not exchange your Old Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Old Notes. The restrictions on transfer of your Old Notes arise because we issued the Old Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or are offered and sold under an exemption from these requirements. We do not plan to register under the Securities Act any Old Notes that are not exchanged in the exchange offer and, except in limited circumstances, we are not obligated to undertake any such registration. For further information regarding the consequences of failing to exchange your Old Notes in the exchange offer, see the discussion below under the caption "Exchange Offer—Consequences of Failure to Exchange."

If you fail to exchange your Old Notes, the Old Notes may become less liquid as a result of the exchange offer, and you will no longer be entitled to an increase in interest payments on Old Notes associated with the exchange offer.

        To the extent that the Old Notes are tendered and accepted for exchange in the exchange offer, the trading market for the Old Notes that remain outstanding may be significantly more limited. As a result, the liquidity of the Old Notes not tendered and accepted for exchange could be adversely affected. The extent of the market for Old Notes and the availability of price quotations would depend on a number of factors, including the number of holders of Old Notes remaining outstanding and the interest of securities firms in maintaining a market in the Old Notes. In addition, once the exchange offer has been completed, holders of Old Notes will not be entitled to any increase in the interest rate on their Old Notes that the Registration Rights Agreements provide for if we were to fail to complete the exchange offer.

You must comply with the exchange offer procedures in order to receive freely tradable New Notes.

        Delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of a confirmation of a book-entry transfer of the Old Notes into its account at DTC through ATOP (defined below) pursuant to the procedure for book-entry transfer described in this prospectus, along with a properly transmitted "agent's message" (defined below), before the expiration date of the exchange offer. If you wish to participate in the exchange offer, you should be sure to allow enough time to provide the required deliverables. We are not required to notify you of defects or irregularities in tenders of Old Notes for exchange. See "Exchange Offer—Exchange Offer Procedures."

Certain holders who exchange their Old Notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

        If you exchange your Old Notes in the exchange offer for the purpose of participating in a distribution of the New Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Further, any profit on the resale of the New Notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

The consummation of the Exchange Offer may not occur or may be delayed.

        We are not obligated to complete the exchange offer under certain circumstances. See "Exchange Offer—Conditions to the Exchange Offer." Even if the exchange offer is completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their New Notes.

We may repurchase any Old Notes that are not tendered in the exchange offer on terms that are more favorable to the holders of the Old Notes than the terms of the exchange offer.

        Although we do not currently intend to do so, we may, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions, through subsequent tender or exchange offers or otherwise. Any other purchases made may be made on the same terms or on terms that are more or less favorable to holders than the terms of this exchange offer. We also reserve the right to repurchase any Old Notes not tendered. If we decide to repurchase Old Notes on terms that are more favorable than the terms of this exchange offer, those holders who decide not to participate in the exchange offer could be better off than those who participate in the exchange offer.

Risks Related to the New Notes

Our substantial level of indebtedness may increase, which could reduce our financial flexibility.

        As of June 30, 2012, on an as adjusted basis after giving effect to the sale of the portion of Old Notes issued on May 17, 2012 and the application of the net proceeds therefrom, we had no secured indebtedness, $800.0 million of senior indebtedness (excluding $5.9 million of unamortized premium on the Old Notes issued on May 17, 2012) and no subordinated indebtedness. In the future, we may incur additional indebtedness in order to make future acquisitions or to develop our properties, including approximately $225.0 million of available borrowing capacity available under our first lien credit agreement.

        Our level of indebtedness could affect our operations in several ways, including the following:

  •
  a significant portion of our cash flows could be used to service our indebtedness;

  •
  a high level of debt would increase our vulnerability to general adverse economic and industry conditions;

  •
  the covenants contained in the agreements governing our outstanding indebtedness will limit our ability to borrow additional funds, dispose of assets, pay dividends and make certain investments;

  •
  a high level of debt may place us at a competitive disadvantage compared to our competitors that are less leveraged and therefore, may be able to take advantage of opportunities that our indebtedness would prevent us from pursuing;

  •
  our debt covenants may also affect our flexibility in planning for, and reacting to, changes in the economy and in our industry;

  •
  a high level of debt may make it more likely that a reduction in the borrowing base of our first lien credit agreement following a periodic redetermination could require us to repay a portion of our then outstanding bank borrowings;

  •
  a high level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes; and

  •
  we may be vulnerable to interest rate increases, as any borrowings under our first lien credit agreement are at variable rates.

        Our substantial level of indebtedness increases the risk that we may default on our debt obligations. Our ability to meet our debt obligations and to reduce our level of indebtedness depends on our future performance. General economic conditions, oil and natural gas prices and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control. If we do not have sufficient funds on hand to pay our debt, we may be required to seek a waiver or amendment from our lenders, refinance our indebtedness, incur additional indebtedness, sell assets or sell additional shares of securities. We may not be able obtain such financing or complete such transactions on terms acceptable to us, or at all. Factors that will affect our ability to raise cash through an offering of our capital stock or a refinancing of our debt include financial market conditions, the value of our assets and our performance at the time we need capital.

        In addition, we may not be able to consummate an asset sale to raise capital or sell assets at prices that we believe are fair, and proceeds that we do receive may not be adequate to meet any debt service obligations then due. Our first lien credit agreement and the Indenture restrict our ability to use the proceeds from asset sales. Our failure to generate sufficient funds to pay our debts or to undertake any of these actions successfully could result in a default on our debt obligations, which would materially adversely affect our business, results of operations and financial condition.

Our first lien credit agreement and the Indenture contain operating and financial restrictions that may restrict our business and financing activities.

        Our first lien credit agreement and the Indenture contain, and any future indebtedness we incur may contain, a number of restrictive covenants that will impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:

  •
  make investments;

  •
  incur additional indebtedness or issue preferred stock;

  •
  create liens;

  •
  sell assets;

  •
  enter into agreements that restrict dividends or other payments by restricted subsidiaries;

  •
  consolidate, merge or transfer all or substantially all of the assets of our company;

  •
  engage in transactions with our affiliates;

  •
  pay dividends or make other distributions on capital stock or prepay subordinated indebtedness; and

  •
  create unrestricted subsidiaries.

        As a result of these covenants, we will be limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.

        Our ability to comply with some of the covenants and restrictions contained in our first lien credit agreement and the Indenture may be affected by events beyond our control. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired.

        A failure to comply with the covenants, ratios or tests in our first lien credit agreement or any future indebtedness could result in an event of default under our first lien credit agreement or our future indebtedness, which, if not cured or waived, could have a material adverse affect on our business, financial condition and results of operations. If an event of default under our first lien credit agreement occurs and remains uncured, the lenders thereunder:

  •
  would not be required to lend any additional amounts to us;

  •
  could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable;

  •
  may have the ability to require us to apply all of our available cash to repay these borrowings; and

  •
  may prevent us from making debt service payments under our other agreements.

        A payment default or an acceleration under our first lien credit agreement could result in an event of default and an acceleration under the Indenture for the Notes. If the indebtedness under the Notes were to be accelerated, there can be no assurance that we would have, or be able to obtain, sufficient funds to repay such indebtedness in full. In addition, our obligations under the first lien credit agreement are collateralized by perfected first priority liens and security interests on substantially all of our assets, including mortgage liens on oil and natural gas properties having at least 80% of the reserve value as determined by reserve reports, and if we are unable to repay our indebtedness under the first lien credit agreement, the lenders could seek to foreclose on our assets. See "Description of Notes."

Because all of our operations are conducted through our subsidiary, our ability to service our debt is largely dependent on our receipt of distributions or other payments from our subsidiary.

        We are a holding company, and all of our operations are conducted through our subsidiary, Kodiak Oil & Gas (USA) Inc. As a result, our ability to service our debt is largely dependent on the earnings of our subsidiary and the payment of those earnings to us in the form of dividends, loans or advances and through repayment of loans or advances from us. Our subsidiary is legally distinct from us and has no obligation to pay amounts due on our debt or to make funds available to us for such payment. The ability of our subsidiary to pay dividends, repay intercompany notes or make other advances to us is subject to restrictions imposed by applicable laws, tax considerations and the agreements governing our subsidiary. In addition, such payment may be restricted by claims against our subsidiary by its creditors, including suppliers, vendors, lessors and employees.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

        Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the New Notes, will depend upon our future operating performance, which is subject to general economic and competitive conditions and to financial, business and other factors, many of which we cannot control. In addition, availability under our first lien credit agreement is based on a borrowing base which is subject to semi-annual redetermination by our lenders based on their valuation of our proved reserves and the lenders' internal criteria. In the event the amount outstanding under our first lien credit agreement at any time exceeds the borrowing base at such time, we may be required to repay a portion of our outstanding borrowings on an accelerated basis. As of June 30, 2012, on an as adjusted basis after giving effect to the sale of the portion of Old Notes issued on May 17, 2012 and the application of the net proceeds therefrom, we had no secured indebtedness outstanding under our first lien credit agreement and approximately $225.0 million of available borrowing capacity.

        If we do not have sufficient funds on hand to pay our debt, we may be required to seek a waiver or amendment from our lenders, refinance our indebtedness, sell assets or sell additional shares of securities. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at the time. We may not be able obtain such financing or complete such transactions on terms acceptable to us, or at all. In addition, we may not be able to consummate an asset sale to raise capital or sell assets at prices that we believe are fair, and proceeds that we do receive may not be adequate to meet any debt service obligations then due. Our credit agreements and the Indenture restrict our ability to use the proceeds from asset sales. Our failure to generate sufficient funds to pay our debts or to undertake any of these actions successfully could result in a default on our debt obligations, which would materially adversely affect our business, results of operations and financial condition.

Your right to receive payments on the New Notes is effectively subordinated to the rights of our and the guarantor's existing and future secured creditors.

        Holders of our secured indebtedness and the secured indebtedness of the guarantor will have claims that are prior to your claims as holders of the New Notes to the extent of the value of the assets securing that other indebtedness. Notably, we and the guarantor are parties to our first lien credit agreement, which is secured by liens on substantially all of our assets and the assets of the guarantor. The New Notes will be effectively subordinated to the extent of the value of the assets constituting collateral securing such indebtedness. In the event of any distribution or payment of our or any guarantor's assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to assets constituting collateral securing such indebtedness. Holders of New Notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the New Notes, and potentially with all of our or any guarantor's other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the New Notes. As a result, holders of New Notes may receive less, ratably, than holders of secured indebtedness.

        As of June 30, 2012, on an as adjusted basis after giving effect to the sale of the portion of Old Notes issued on May 17, 2012 and the application of the net proceeds therefrom, we had no secured indebtedness outstanding under our first lien credit agreement and approximately $225.0 million of available borrowing capacity. In addition, we will be permitted to borrow secured indebtedness in the future under the terms of the Indenture. See "Description of Notes—Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock" and "Description of Notes—Covenants—Limitation on Liens."

Despite our current leverage, we may still be able to incur substantially more debt. This could further exacerbate the risks that we and our subsidiaries face.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of our first lien credit agreement and the Indenture restrict, but will not completely prohibit, us from doing so. Our first lien credit agreement provides for a $750.0 million revolving credit facility and our current borrowing base thereunder is $375.0 million. In addition, the Indenture allows us to issue additional notes under certain circumstances which will also be guaranteed by the guarantors. The Indenture allows us to incur certain other additional secured debt and allows our subsidiaries that do not guarantee the Notes to incur additional debt, which would be structurally senior to the Notes. In addition, the Indenture does not prevent us from incurring other liabilities that do not constitute indebtedness. See "Description of Notes." If new debt or other liabilities are added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the New Notes from relying on that subsidiary to satisfy claims.

        Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims under the guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

  •
  was insolvent or rendered insolvent by reason of such incurrence;

  •
  was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

        A guarantee may also be voided, without regard to the above factors, if a court finds that the guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its creditors.

        A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the guarantor did not substantially benefit directly or indirectly from the issuance of the guarantees. If a court were to void a guarantee, you would no longer have a claim against the guarantor.

        Sufficient funds to repay the New Notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.

        The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all its assets;

  •
  the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        Each subsidiary guarantee will contain a provision intended to limit the guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law or may eliminate the guarantor's obligations or reduce the guarantor's obligations to an amount that effectively makes the guarantee worthless. In a recent Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees.

Holders of the New Notes may not be able to determine when a change of control giving rise to their right to have the New Notes repurchased has occurred following a sale of "substantially all" of our assets.

        The definition of change of control in the Indenture that will govern the New Notes includes a phrase relating to the sale of "all or substantially all" of our assets. There is no precise established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of New Notes to require us to repurchase its New Notes as a result of a sale of less than all our assets to another person may be uncertain.

Upon a change of control, we may not have the ability to raise the funds necessary to finance the change of control offer required by the Indenture, which would violate the terms of the Notes.

        Upon the occurrence of a change of control, holders of the Notes will have the right to require us to purchase all or any part of such holders' Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. There can be no assurance that either we or our subsidiary guarantors would have sufficient financial resources available to satisfy all of our or their obligations under these Notes in the event of a change in control. Our failure to purchase the Notes as required under the Indenture would result in a default under the Indenture, which could have material adverse consequences for us and the holders of the Notes. In addition, upon the occurrence of a change of control prior to January 1, 2013, we may redeem all of the Notes, at our option, at a redemption price equal to 110% of the principal amount of the Notes redeemed plus any accrued and unpaid interest, if any, to the date of purchase. See "Description of Notes—Repurchase at the Option of Holders—Change of Control."

We cannot assure you that an active trading market will develop for the New Notes.

        We cannot assure you that an active trading market will develop for the New Notes. At the time of the offering of the Old Notes, the initial purchasers informed us that they intended to make a market in the Old Notes and, if issued, the New Notes. However, such initial purchasers are not obligated to make a market in the Old Notes or the New Notes and, if commenced, may cease their market-making at any time without notice.

        In addition, the liquidity of the trading market in the New Notes, and the market price quoted for the New Notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will be maintained for the New Notes. If an active trading market is not maintained, the market price and liquidity of the New Notes may be adversely affected. In that case, you may not be able to sell your New Notes at a particular time, or you may not be able to sell your New Notes at a favorable price.

The market price for the New Notes may be volatile.

        Even if an active trading market for the New Notes is maintained or does develop, there is no guarantee that it will continue. Historically, the market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the New Notes. The market, if any, for the New Notes may experience similar disruptions, and any such disruptions may adversely affect the liquidity in that market or the prices at which you may sell your New Notes. In addition, the New Notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

Any rating downgrade for the Notes may cause the price of the Notes to fall.

        We received credit ratings from certain rating services in connection with the offering of the Old Notes. In the event a rating service were to lower its rating on the Old Notes below the rating initially assigned to the Old Notes or otherwise announce its intention to put the Old Notes on credit watch, the price of the Old Notes could decline.

Risks Related to the Company

Our current working capital, together with cash generated from anticipated production, may not be sufficient to support all planned exploration and development opportunities, our debt service obligations and our other contractual obligations.

        Our working capital, together with cash generated from anticipated production, may not be sufficient to support anticipated exploration and development opportunities, our debt service obligations and our other contractual obligations. If we realize lower than expected cash from production, either due to lower than anticipated production levels or a decline in commodity prices from recent levels, we may alter our drilling program. Any such alteration could include reducing our rig count and sub-contracting our pressure pumping services agreement, either of which may result in termination fees depending on the timing and contractual requirements of the underlying agreements. Under certain circumstances, we may conduct an offering of our securities. There can be no assurance that any such transactions can be completed or that such transactions would satisfy our operating capital requirements. Further, there can be no assurance that there will be credit available under our first lien credit agreement should we need it in the future. If we were not successful in obtaining sufficient funding or completing an alternative transaction on a timely basis on terms acceptable to us, we would be required to curtail our planned expenditures or restructure our operations, we would be unable to implement our original exploration and drilling program, and we may be unable to service our debt obligation or satisfy our contractual obligations. Any such consequences could have a material adverse effect on our business, financial condition and results of operation.

Part of our strategy involves drilling in existing or emerging shale plays using available horizontal drilling and completion techniques. The results of our planned exploratory and development drilling in these plays are subject to drilling and completion technique risks and drilling results may not meet our expectations for reserves or production. As a result, we may incur material write-downs and the value of our undeveloped acreage could decline if drilling results are unsuccessful.

        Operations in the Bakken involve utilizing drilling and completion techniques as developed by ourselves and our service providers. Risks that we face while drilling include, but are not limited to, landing our wellbore in the desired drilling zone, staying in the desired drilling zone while drilling horizontally through the formation, running our casing the entire length of the wellbore and being able to run tools and other equipment consistently through the horizontal wellbore. Risks that we face while completing our wells include, but are not limited to, being able to fracture stimulate the planned number of stages, being able to run tools the entire length of the wellbore during completion operations and successfully cleaning out the wellbore after completion of the final fracture stimulation stage.

        Our experience with horizontal drilling utilizing the latest drilling and completion techniques specifically in the Bakken is limited to the time since our operations began in 2008. Ultimately, the success of these drilling and completion techniques can only be evaluated over time as more wells are drilled and production profiles are established over a sufficiently long time period. If our drilling results are less than anticipated or we are unable to execute our drilling program because of capital constraints, lease expirations, access to gathering systems and limited takeaway capacity or otherwise, and/or natural gas and oil prices decline, the return on our investment in these areas may not be as attractive as we anticipate and we could incur material write-downs of unevaluated properties and the value of our undeveloped acreage could decline in the future.

Substantially all of our producing properties and operations are located in the Williston Basin region, making us vulnerable to risks associated with operating in one major geographic area.

        As of December 31, 2011, approximately 99.5% of our estimated proved reserves and approximately 97% of our oil and natural gas sales volumes were generated in the Williston Basin in northwestern North Dakota and northeastern Montana. As a result, we may be disproportionately exposed to the impact of delays or interruptions of production from these wells caused by transportation capacity constraints, curtailment of production, availability of equipment, facilities, personnel or services, significant governmental regulation, natural disasters, adverse weather conditions, plant closures for scheduled maintenance or interruption of transportation of oil or natural gas produced from the wells in this area. In addition, the effect of fluctuations on supply and demand may become more pronounced within specific geographic oil and gas producing areas such as the Williston Basin, which may cause these conditions to occur with greater frequency or magnify the effect of these conditions. Due to the concentrated nature of our portfolio of properties, a number of our properties could experience any of the same conditions at the same time, resulting in a relatively greater impact on our results of operations than they might have on other companies that have a more diversified portfolio of properties. Such delays or interruptions could have a material adverse effect on our financial condition and results of operations.

We may not be able to successfully drill wells that produce oil or natural gas in commercially viable quantities.

        We cannot assure you that each well we drill will produce commercial quantities of oil and natural gas. The total cost of drilling, completing and operating a well is uncertain before drilling commences. Overruns in budgeted expenditures are a common risk that can make a particular project uneconomical. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling each well whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities. Our use of seismic data is subject to interpretation and may not accurately identify the presence of natural gas and oil. Further, many factors may curtail, delay or cancel drilling, including the following:

  •
  delays and restrictions imposed by or resulting from compliance with regulatory requirements;

  •
  changes in laws and regulations applicable to oil and natural gas activities;

  •
  hazards resulting from unusual or unexpected geological or environmental conditions;

  •
  shortages of or delays in obtaining equipment and qualified personnel;

  •
  equipment failures or accidents;

  •
  adverse weather conditions;

  •
  reductions in oil and natural gas prices;

  •
  land title problems;

  •
  lack of available gathering facilities or delays in construction of gathering facilities;

  •
  unanticipated transportation costs and delays; and

  •
  limitations in the market for oil and natural gas.

        Any of these risks can cause substantial losses, including personal injury or loss of life, damage to or destruction of property, natural resources and equipment, pollution, environmental contamination or loss of wells and other regulatory penalties. The occurrence of any of these events could negatively affect our ability to successfully drill wells that produce oil or natural gas in commercially viable quantities.

We may not adhere to our proposed drilling schedule.

        Our final determination of whether to drill any scheduled or budgeted wells will be dependent on a number of factors, including:

  •
  the availability and costs of drilling and service equipment and crews;

  •
  economic and industry conditions;

  •
  prevailing and anticipated prices for oil and gas;

  •
  the availability of sufficient capital resources;

  •
  the results of our exploitation efforts;

  •
  the acquisition, review and interpretation of seismic data; and

  •
  our ability to obtain permits for drilling locations.

        Although we have budgeted for 73 gross drilling locations for 2012, we may not be able to drill those locations within our expected time frame or at all. In addition, our drilling schedule may vary from our expectations because of future uncertainties.

Our commodity derivative arrangements could result in financial losses or could reduce our earnings.

        We enter into financial hedge arrangements (commodity derivative agreements) in order to manage our commodity price risk and to provide a more predictable cash flow from operations. We do not intend to designate our derivative instruments as hedges for accounting purposes. The fair value of our derivative instruments will be marked to market at the end of each quarter and the resulting unrealized gains or losses due to changes in the fair value of our derivative instruments will be recognized in current earnings. Accordingly, our earnings may fluctuate significantly as a result of changes in fair value of our derivative instruments. Under our first lien credit agreement, we may hedge up to 90% of our forecasted volumes from proved developed producing properties with collars, puts or fixed price instruments.

        Our actual future production may be significantly higher or lower than we estimate at the time we enter into derivative contracts for such period. If the actual amount of production is higher than we estimated, we will have greater commodity price exposure than we intended. If the actual amount of production is lower than the notional amount that is subject to our derivative financial instruments, we might be forced to satisfy all or a portion of our derivative transactions without the benefit of the cash flow from our sale of the underlying physical commodity, resulting in a substantial diminution of our liquidity. As a result of these factors, our hedging activities may not be as effective as we intend in reducing the volatility of our cash flows. Derivative instruments also expose us to the risk of financial loss in some circumstances, including when:

  •
  production is less than the volume covered by the derivative instruments;

  •
  the counter-party to the derivative instrument defaults on its contract obligations;

  •
  there is an increase in the differential between the underlying price in the derivative instrument and actual prices received; or

  •
  the steps we take to monitor our derivative financial instruments do not detect and prevent transactions that are inconsistent with our risk management strategies.

        In addition, depending on the type of derivative arrangements we enter, the agreements could limit the benefit we would receive from increases in oil prices. We cannot assure you that the hedging transactions we have entered into, or will enter into, will adequately protect us from fluctuations in oil prices.

We have historically incurred losses and cannot assure investors as to future profitability.

        Although we had net income in 2011, we have historically incurred losses from operations during our history in the oil and natural gas business. As of June 30, 2012, we had a cumulative deficit of approximately $9.6 million. While we have developed some of our properties, many of our properties are in the exploration stage, and to date we have established a limited volume of proved reserves on our properties. Our ability to be profitable in the future will depend on successfully implementing our acquisition, exploration, development and production activities, all of which are subject to many risks beyond our control. We cannot assure you that we will successfully implement our business plan or that we will achieve commercial profitability in the future. Even if we become profitable on an annual basis, we cannot assure you that our profitability will be sustainable or increase on a periodic basis.

The actual quantities and present value of our proved reserves may be lower than we have estimated. In addition, the present value of future net revenues from our proved reserves will not necessarily be the same as the current market value of our estimated oil and natural gas reserves.

        This prospectus and our most recently filed annual report on Form 10-K, as amended, for the year ended December 31, 2011 contain estimates of our proved oil and natural gas reserves and the estimated future net revenues from these reserves. The process of estimating oil and natural gas reserves is complex and requires significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Accordingly, these estimates are inherently imprecise. Actual future production, oil and natural gas prices, revenues, taxes, development and operating expenses, and quantities of recoverable oil and natural gas reserves most likely will vary from these estimates and vary over time. Such variations may be significant and could materially affect the estimated quantities and present value of our proved reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development drilling, results of secondary and tertiary recovery applications, prevailing oil and natural gas prices and other factors, many of which are beyond our control. You should also not assume that our initial rates of production of our wells will lead to greater overall production over the life of the wells, or that early results suggesting lack of reservoir continuity will prove to be accurate.

        You should not assume that the present value of future net revenues referred to in this prospectus or our most recently filed annual report on Form 10-K, as amended, for the year ended December 31, 2011 is the current market value of our estimated oil and natural gas reserves. In accordance with requirements of the Securities and Exchange Commission, the estimated discounted future net cash flows from proved reserves are generally based on the un-weighted average of the closing prices during the first day of each of the twelve months preceding the end of the fiscal year. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate. Any change in consumption by oil or natural gas purchasers or in governmental regulations or taxation will also affect actual future net cash flows. The timing of both the production and the expenses from the development and production of our oil and natural gas properties will affect the timing of actual future net cash flows from proved reserves and their present value. In addition, the 10% discount factor, which is required by the Securities and Exchange Commission to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor nor does it reflect discount factors used in the market place for the purchase and sale of oil and natural gas.

Our reserves and production will decline, and unless we replace our oil and natural gas reserves, our business, financial condition and results of operations will be adversely affected.

        Producing oil and natural gas reserves ultimately results in declining production that will vary depending on reservoir characteristics and other factors. Thus, our future oil and natural gas production and resulting cash flow and earnings are directly dependent upon our success in developing our current reserves and finding additional recoverable reserves. We may not be able to develop, find or acquire additional reserves to replace our current and future production at acceptable costs.

Properties that we have acquired and that we may acquire in the future may not produce oil or natural gas as projected, and we may be unable to successfully determine reserve potential, identify liabilities associated with the properties or obtain protection from sellers against them, which could cause us to incur losses.

        One of our growth strategies is to pursue selective acquisitions of undeveloped leasehold oil and natural gas reserves. When we choose to pursue an acquisition, we perform an informal review of the target properties that we believe is consistent with industry practices. However, these informal reviews are inherently incomplete. Generally, it is not feasible to review in depth every individual property involved in each acquisition, and we did not do so in connection with our recent acquisitions or any other recent or pending acquisition. Even a detailed review of records and properties may not necessarily reveal existing or potential problems, nor will it permit a us to become sufficiently familiar with the properties to assess fully their deficiencies and potential. We may not, and did not in connection with our recent acquisitions, perform an inspection on every well. Environmental problems, such as subsurface or groundwater contamination, are not necessarily observable even when an inspection is undertaken. Even if problems are identified, we may not be able to obtain effective contractual protection against all or part of those problems, and we often may assume environmental and other risks and liabilities in connection with the acquired properties, as was the case with respect to those properties acquired in our recent acquisitions.

Our business involves numerous operating hazards and exposure to significant weather and climate risks. We have not insured and cannot fully insure against all risks related to our operations, which could result in substantial claims for which we are underinsured or uninsured.

        We have not insured and cannot fully insure against all risks and have not attempted to insure fully against risks where the cost of available coverage is excessive relative to the perceived risks presented. In addition, certain pollution and environmental risks generally are not insurable. Our exploration, drilling and other activities are subject to risks such as:

  •
  adverse weather conditions, natural disasters and other environmental disturbances;

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  fires and explosions;

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  environmental hazards, such as uncontrollable flows of natural gas, oil, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;

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  abnormally pressured formations;

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  mechanical failures of drilling equipment;

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  personal injuries and death, including insufficient worker compensation coverage for third-party contractors who provide drilling services; and

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  acts of terrorism.

        In particular, our operations in North Dakota, Montana and Wyoming are conducted in areas subject to extreme weather conditions and often in difficult terrain. Primarily in the winter and spring, our operations are often curtailed because of cold, snow and wet conditions. Unusually severe weather could further curtail these operations, including drilling of new wells or production from existing wells, and depending on the severity of the weather, could have a material adverse effect on our business, financial condition and results of operations. In addition, weather conditions and other events could temporarily impair our ability to transport our oil and natural gas production.

        We do not carry business interruption insurance coverage. Losses and liabilities arising from uninsured and underinsured events, which could arise from even one catastrophic accident, could reduce the funds available for our exploration, development and production activities and could materially and adversely affect our business, results of operations and financial condition.

We have limited control over activities in properties we do not operate, which could reduce our production and revenues, affect the timing and amounts of capital requirements and potentially result in a dilution of our respective ownership interest in the event we are unable to make any required capital contributions.

        We do not operate all of the properties in which we have an interest. As a result, we may have a limited ability to exercise influence over normal operating procedures, expenditures or future development of underlying properties and their associated costs. For all of the properties that are operated by others, we are dependent on their decision-making with respect to day-to-day operations over which we have little control. The failure of an operator of wells in which we have an interest to adequately perform operations, or an operator's breach of applicable agreements, could reduce production and revenues we receive from that well. The success and timing of our drilling and development activities on properties operated by others depend upon a number of factors outside of our control, including the timing and amount of capital expenditures, the available expertise and financial resources, the inclusion of other participants and the use of technology. Since we do not own a majority interest in many of the wells we do not operate, we may not be in a position to remove the operator in the event of poor performance.

        In particular, we are party to a joint venture agreement with a third party that relates to the development of certain of our properties in Dunn County, North Dakota. Pursuant to this agreement, we are required to pay 50% of the drilling expenses attributable to our joint venture's proportionate interest incurred in the area of mutual interest. We allocated $46.0 million of our 2012 capital budget toward the payment of these drilling expenses. If the expenses associated with our joint venture partner's exploration activity exceed our current expectations or if our joint venture partner mobilizes additional drilling rigs in the future, we may be required to make significantly higher capital contributions to satisfy our proportionate share of the exploration costs. If such capital contributions are required, we may not be able to obtain the financing necessary to satisfy our obligations or we may have to reallocate our anticipated capital expenditure budget. In the event that we do not participate in future capital contributions with respect to this joint venture agreement or any other agreements relating to properties we do not operate, our respective ownership interest could be diluted.

We depend on a limited number of purchasers for sales of our oil. We are exposed to credit risk if one or more of our significant purchasers becomes insolvent and fails to pay amounts owed to us.

        For the twelve month period ending December 31, 2011, approximately 63% of our oil revenue were from three purchasers. It is possible that one or more of our purchasers will become financially distressed and default on their obligations to us. Furthermore, bankruptcy of one or more of our purchasers, or some other similar procedure, might make it difficult for us to collect all or a significant portion of amounts owed by the purchasers. Our inability to collect our accounts receivable could have a material adverse effect on our results of operations.

        The concentration of credit risk in a single industry affects our overall exposure to credit risk because purchasers may be similarly affected by changes in economic and other conditions. Although we have not been directly affected, we are aware that some refiners have filed for bankruptcy protection, which has caused the affected producers to not receive payment for the production that was delivered. If economic conditions deteriorate, it is likely that additional, similar situations will occur which will expose us to added risk of not being paid for oil or natural gas that we deliver. We do not obtain credit protections such as letters of credit, guarantees or prepayments from our purchasers. We are unable to predict what impact the financial difficulties of any of our purchasers may have on our future results of operations and liquidity.

Our interests are held in the form of leases that we may be unable to retain and the title to our properties may be defective.

        Our properties are held under leases and working interests in leases. Generally, the leases we are a party to provide for a fixed term, but contain a provision that allows us to extend the term of the lease so long as we are producing oil or natural gas in quantities to meet the required payments under the lease. If we or the holder of a lease fails to meet the specific requirements of the lease regarding delay rental payments, continuous production or development, or similar terms, portions of the lease may terminate or expire. There can be no assurance that any of the obligations required to maintain each lease will be met. The termination or expiration of our leases or the working interests relating to leases may reduce our opportunity to exploit a given prospect for oil and natural gas production and thus have a material adverse effect on our business, results of operation and financial condition.

        It is our practice in acquiring interests in oil and natural gas leases not to undergo the expense of retaining lawyers to fully examine the title to the interest to be placed under lease or already placed under lease. Rather, we rely upon the judgment of oil and natural gas lease brokers or landmen who actually do the field work in examining records in the appropriate governmental office before attempting to place under lease a specific interest. We believe that this practice is widely followed in the oil and natural gas industry.

        Prior to drilling a well for oil and natural gas, it is the normal practice in the oil and natural gas industry for the person or company acting as the operator of the well to hire a lawyer to examine the title to the unit within which the proposed oil and natural gas well is to be drilled. Frequently, as a result of such examination, curative work must be done to correct deficiencies in the marketability of the title. The work entails expense and might include obtaining an affidavit of heirship or causing an estate to be administered. The examination made by the title lawyers may reveal that the oil and natural gas lease or leases are worthless, having been purchased in error from a person who is not the owner of the mineral interest desired. In such instances, the amount paid for such oil and natural gas lease or leases may be lost.

Our significant inventory of undeveloped acreage and large percentage of undeveloped proved reserves may create additional economic risk.

        Our success is largely dependent upon our ability to develop our significant inventory of future drilling locations, undeveloped acreage and undeveloped reserves. As of December 31, 2011, approximately 63% of our total proved reserves were undeveloped. To the extent our drilling results are not as successful as we anticipate, natural gas and oil prices decline, or sufficient funds are not available to drill these locations and reserves, we may not capture the expected or projected value of these properties. In addition, delays in the development of our reserves or increases in costs to drill and develop such reserves will reduce the PV-10 value of our estimated proved undeveloped reserves and future net revenues estimated for such reserves and may result in some projects becoming uneconomic.

We depend on our key management personnel and technical experts and the loss any of these individuals could adversely affect our business.

        If we lose the services of our key management personnel, technical experts or are unable to attract additional qualified personnel, our business, financial condition, results of operations, development efforts and ability to grow could suffer. We have assembled a team of engineers and geologists who have considerable experience in applying advanced horizontal drilling and completion technology to explore for and to develop oil and natural gas. We depend upon the knowledge, skill and experience of these experts to assist us in improving the performance and reducing the risks associated with our participation in oil and natural gas exploration and development projects. In addition, the success of our business depends, to a significant extent, upon the abilities and continued efforts of our management.

The sale of our oil and natural gas production depends in part on gathering, transportation and processing facilities. Any limitation in the availability of, or our access to, those facilities would interfere with our ability to market the oil and natural gas that we produce and could adversely impact our drilling program, cash flows and results of operations.

        We deliver oil and natural gas through gathering, processing and pipeline systems that we do not own. The amount of oil and natural gas that we can produce and sell is subject to the accessibility, availability, proximity and capacity of these gathering, processing and pipeline systems. In particular, natural gas produced in the Bakken has a high Btu content that requires gas processing to remove the natural gas liquids before it can be redelivered into transmission pipelines. Industry-wide in the Williston Basin, there is currently a shortage of gas gathering and processing capacity. Such shortage has limited our ability to sell our gas production. As a result, the majority of our gas from the Bakken wells to date has been flared.

        The lack of availability of capacity in any of the gathering, processing and pipeline systems, and in particular the processing facilities, could result in our inability to realize the full economic potential of our production or in a reduction of the price offered for our production. Additionally, if we were prohibited from flaring natural gas due to environmental or other regulations, then we would be forced to shut-in producing wells, which would also adversely impact our drilling program. Any significant change in market factors or other conditions affecting these infrastructure systems and facilities, as well as any delays in constructing new infrastructure systems and facilities or any changes in regulatory requirements affecting flaring activities, could harm our business and, in turn, our financial condition, results of operations and cash flows.

Operations on the Fort Berthold Indian Reservation of the Three Affiliated Tribes in North Dakota are subject to various federal and tribal regulations and laws, any of which may increase our costs and delay our operations.

        Various federal agencies within the U.S. Department of the Interior, particularly the Office of Natural Resources Revenue (formerly the Minerals Management Service) and the Bureau of Indian Affairs, along with the Three Affiliated Tribes, promulgate and enforce regulations pertaining to operations on the Fort Berthold Indian Reservation. In addition, the Three Affiliated Tribes is a sovereign nation having the right to enforce laws and regulations independent from federal, state and local statutes and regulations. These tribal laws and regulations include various taxes, fees and other conditions that apply to lessees, operators and contractors conducting operations on Native American tribal lands. Lessees and operators conducting operations on tribal lands are generally subject to the Native American tribal court system. One or more of these factors may increase our costs of doing business on the Fort Berthold Indian Reservation and may have an adverse impact on our ability to effectively transport products within the Fort Berthold Indian Reservation or to conduct our operations on such lands.

We may be subject to risks in connection with acquisitions, including our recent acquisitions, and the integration of significant acquisitions may be difficult.

        We periodically evaluate potential acquisitions of reserves, properties, prospects and leaseholds and other strategic transactions that appear to fit within our overall business strategy. The successful acquisition of producing properties requires an assessment of several factors, including:

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  recoverable reserves;

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  future oil and natural gas prices and their appropriate differentials;

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  development and operating costs

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  potential environmental and other liabilities; and

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  our ability to obtain external financing to fund the purchase price.

        The accuracy of these assessments is inherently uncertain. In connection with these assessments, we perform a review of the subject properties that we believe to be generally consistent with industry practices. Our review will not reveal all existing or potential problems nor will it permit us to become sufficiently familiar with the properties to fully assess their deficiencies and potential recoverable reserves. Inspections may not always be performed on every well, and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems. We often are not entitled to contractual indemnification for environmental liabilities and acquire properties on an "as is" basis, and, as is the case with certain liabilities associated with the properties acquired in our recent acquisitions, we are entitled to only limited indemnification for environmental liabilities.

        Significant acquisitions and other strategic transactions may involve other risks, including:

  •
  diversion of our management's attention to evaluating, negotiating and integrating significant acquisitions and strategic transactions;

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  challenge and cost of integrating acquired operations, information management and other technology systems and business cultures with those of ours while carrying on our ongoing business;

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  challenge of attracting and retaining personnel associated with acquired operations; and

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  failure to realize the full benefit that we expect in estimated proved reserves, production volume, cost savings from operating synergies or other benefits anticipated from an acquisition, or to realize these benefits within the expected time frame.

        The process of integrating operations, including those acquired in our recent acquisitions, could cause an interruption of, or loss of momentum in, the activities of our business. Members of our senior management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage our business. If our senior management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer.

We may have difficulty managing our growth and the related demands on our resources.

        We are experiencing significant growth through the expansion of our drilling program and through recent acquisitions. Our 2012 drilling program is the largest in our history. Our growth will place a significant strain on our financial, technical, operational and administrative resources. We may experience difficulties in finding and retaining additional qualified personnel. In an effort to meet the demands of our planned activities in 2012 and thereafter, we may be required to supplement our staff with contract and consulting personnel until we are able to hire new employees. In addition, our management may not be able to successfully or efficiently manage our growth, recent acquisitions and significant indebtedness. As a result, we may be unable to fully execute our growth plans, including acquiring or integrating new properties and drilling new and existing wells, all of which could have a material adverse effect on our growth, results of operations and our ability to pay the principal, premium, if any, and interest on our long term indebtedness, including the New Notes.

We are subject to financing and interest rate exposure risks.

        Our future success depends in part on our ability to access capital markets and obtain financing on reasonable terms. Our ability to access financial markets and obtain financing on commercially reasonable terms in the future is dependent on a number of factors, many of which we cannot control, including changes in:

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  our credit rating;

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  interest rates;

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  the structured and commercial financial markets;

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  market perceptions of us and the oil and natural gas exploration and production industry; and

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  tax burdens due to new tax laws.

        Amounts due under our first lien credit agreement bear interest at a variable rate. Any increases in our interest rates, or our inability to access the debt or equity markets on reasonable terms, could have an adverse impact on our financial condition, results of operations and growth prospects.

Risks Relating to Our Industry

Oil and natural gas prices are volatile. A substantial or extended decline in oil prices, an expansion in the differential between market prices and the price we receive and, to a lesser extent, a decrease in natural gas prices, could adversely affect our financial position, financial results, cash flows, access to capital and ability to grow.

        Historically, the markets for natural gas and oil have been volatile and they are likely to continue to be volatile. As with most other companies involved in resource exploration and development, we may be adversely affected by future increases in the costs of conducting exploration, development and resource extraction that may not be fully offset by increases in the price received on sales of oil or natural gas. Our focus on exploration activities therefore exposes us to greater risks than are generally encountered in later-stage oil and natural gas property development companies.

        The economic success of any drilling project will depend on numerous factors, including:

  •
  our ability to drill, complete and operate wells;

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  our ability to estimate the volumes of recoverable reserves relating to individual projects;

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  rates of future production;

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  future commodity prices received; and

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  investment and operating costs and possible environmental liabilities.

        Wide fluctuations in natural gas and oil prices may result from relatively minor changes in the supply of and demand for natural gas and oil, market uncertainty and other factors that are beyond our control. Historically, the markets for oil and natural gas have been volatile. These markets will likely continue to be volatile in the future. The prices a producer may expect and its level of production depend on numerous factors beyond its control, such as:

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  worldwide and domestic supplies of natural gas and oil;

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  weather conditions;

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  the level of consumer demand;

  •
  the price and availability of alternative fuels;

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  technological advances affecting energy consumption;

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  the proximity and capacity of natural gas pipelines and other transportation facilities;

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  the price and level of foreign imports;

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  domestic and foreign governmental regulations and taxes;

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  the nature and extent of regulation relating to carbon dioxide and other greenhouse gas emissions;

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  the actions of the Organization of Petroleum Exporting Countries;

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  political instability or armed conflict in oil-producing regions; and

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  overall domestic and global economic conditions.

        Volatile oil and natural gas prices make it difficult to estimate the value of producing properties in an acquisition and often cause disruption in the market for oil and natural gas producing properties, as buyers and sellers have difficulty agreeing on such value. Price volatility also makes it difficult to budget for and project the return on acquisitions and development and exploitation projects.

        Lower oil and natural gas prices may not only decrease revenues on a per unit basis, but also may reduce the amount of oil and natural gas that can be economically produced. Lower prices will also negatively affect the value of proved reserves.

        Our revenues, operating results, profitability and future rate of growth depend primarily upon the prices we receive for oil and, to a lesser extent, natural gas, that we sell. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital. A reduction in oil and gas prices may result in a decrease in the borrowing base or maximum credit available to us under our first lien credit agreement. In addition, we may need to record asset carrying value write-downs if prices fall, as was the case in 2008 and 2007.

        To attempt to reduce our price risk, we have implemented a strategy to hedge a portion of our expected future production. We cannot assure you that such transactions will reduce the risk or minimize the effect of any decline in oil or natural gas prices. Any substantial or extended decline in the prices of or demand for oil would have a material adverse effect on our financial condition and results of operations and could adversely affect our financial position, financial results, cash flows, access to capital and ability to grow.

Lower oil and natural gas prices may cause us to record ceiling test write-downs.

        We use the full cost method of accounting to account for our oil and natural gas operations. Accordingly, we capitalize the cost to acquire, explore for and develop oil and natural gas properties.

Under full cost accounting rules, the net capitalized costs of oil and natural gas properties may not exceed a "full cost ceiling" which is based upon the present value of estimated future net cash flows from proved reserves, including the effect of hedges in place, discounted at 10%, plus the lower of cost or fair market value of unproved properties. If at the end of any fiscal period we determine that the net capitalized costs of oil and natural gas properties exceed the full cost ceiling, we must charge the amount of the excess to earnings in the period then ended. This is called a "ceiling test write-down." This charge does not impact cash flow from operating activities, but does reduce our net income and stockholders' equity. While we did not recognize any ceiling test write-downs for the six months ended June 30, 2012, we may recognize write-downs in the future if commodity prices continue to decline or if we experience substantial downward adjustments to our estimated proved reserves.

Conducting operations in the oil and natural gas industry subjects us to complex laws and regulations that can have a material adverse effect on the cost, manner and feasibility of doing business.

        Companies that explore for and develop, produce and sell oil and natural gas in the United States are subject to extensive federal, state, local and tribal laws and regulations, including complex tax and environmental laws and the corresponding regulations, and are required to obtain various permits and approvals from federal, state, local and tribal agencies and authorities. Our ability to obtain, sustain and renew these permits on acceptable terms and without unfavorable restrictions or conditions is subject to a change in regulations and policies and to the discretion of the applicable governmental agencies or authorities, among other factors. Our inability to obtain, or our loss of or denial of extensions of, any of these permits could limit our ability to conduct our operations as planned. In addition, we may be required to make large expenditures to comply with governmental regulations. Matters subject to regulation include:

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  water discharge and disposal permits for drilling operations;

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  drilling permits and bonds;

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  method of drilling and casing wells;

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  well stimulation processes;

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  plugging and abandoning wells and reclamation and restoration of properties;

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  reports concerning operations;

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  air quality, noise levels and related permits;

  •
  location and spacing of wells;

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  rights-of-way and easements;

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  unitization and pooling of properties;

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  gathering, storage, transportation and marketing of oil and natural gas;

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  habitat and endangered species protection;

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  reclamation and remediation, and environmental protection;

  •
  safety precautions;

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  taxation; and

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  waste transport and disposal permits and requirements.

        Failure to comply with these laws may result in the suspension or termination of operations and subject us to liabilities and administrative, civil and criminal penalties. Compliance costs can be significant. Moreover, these laws could change in ways that substantially increase the costs of doing business. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially and adversely affect our business, financial condition and results of operations.

Developments in the global financial system may have impacts on our liquidity and financial condition that we currently cannot predict.

        Global financial markets may have a material adverse impact on our business and our financial condition, and we may face challenges if conditions in the financial markets are inadequate to finance our activities at a reasonable cost of capital. There continues to be concern over the worldwide economic outlook, geopolitical issues, the availability and costs of credit and the sovereign debt crisis, all of which have contributed to increased volatility in the global financial markets and commodity prices and diminished expectations for the global economy. We are unable to predict the duration or severity of the current economic situation or its impact on our business. As a result, our ability to access the capital markets or borrow money may be restricted or made more expensive at a time when we would like, or need, to raise capital, which could have an adverse impact on our flexibility to react to changing economic and business conditions and on our ability to fund our operations and capital expenditures in the future. The economic situation could have an impact on our lenders or customers, causing them to fail to meet their obligations to us, and on the liquidity of our operating partners, resulting in delays in operations or their failure to make required payments. Also, market conditions could have an impact on our natural gas and oil derivatives transactions if our counterparties are unable to perform their obligations or seek bankruptcy protection. Additionally, developments in the global financial system could lead to further reductions in the demand for natural gas and oil, or further reductions in the prices of natural gas and oil, or both, which could have a negative impact on our financial position, results of operations and cash flows. While the ultimate outcome and impact of the current financial situation cannot be predicted, it may have a material adverse effect on our future liquidity, results of operations and financial condition.

Our operations are subject to environmental, health and safety, and historic preservation laws and regulations that may expose us to significant costs and liabilities.

        Our oil and natural gas exploration and production operations are subject to stringent and complex federal, state, local and tribal laws and regulations governing health and safety aspects of our operations, the discharge of materials into the environment or otherwise relating to environmental protection and historic preservation. These laws and regulations include, but are not limited to, the Clean Water Act, the Oil Pollution Act, the Clean Air Act, the Resource Conservation and Recovery Act), the Comprehensive Environmental Response, Compensation, and Liability Act, the Safe Drinking Water Act, the Endangered Species Act, the Migratory Bird Treaty Act, the Bald and Golden Eagle Protection Act, the National Environmental Policy Act, the Occupational Safety and Health Act, the National Historic Preservation Act, the Native American Graves Protection and Repatriation Act, Archaeological Resources Protection Act, and the Paleontological Resources Preservation Act, and their state counterparts and similar statutes, which provide for civil, criminal and administrative penalties and other sanctions for violation of their requirements.

        These laws and regulations may impose numerous obligations on us and our operations including by requiring us to obtain permits before conducting drilling or underground injection activities; restricting the types, quantities and concentration of materials that we can release into the environment; requiring us to install pollution control technology; limiting or prohibiting drilling activities on certain lands lying within wilderness, wetlands and other protected areas, on lands containing protected species or on lands containing historic, cultural, archeological or paleontological sites; subjecting us to specific health and safety requirements addressing worker protection; imposing substantial liabilities on us for pollution resulting from our operations; and requiring us to organize and report information about the hazardous and other materials we use in our operations to employees, state and local government authorities and local citizens. Numerous governmental authorities, such as the U.S. Environmental Protection Agency, the Bureau of Indian Affairs, the Bureau of Land Management and analogous state agencies, have the power to enforce compliance with these laws and regulations and the permits issued under them, and their interpretation and enforcement of these laws, regulations and permits have tended to become more stringent over time. Failure to comply with these laws, regulations and permits may result in the assessment of administrative, civil or criminal penalties; the imposition of investigatory, remedial or monitoring obligations; and the issuance of injunctions limiting or prohibiting some or all of our operations.

        There is inherent risk of incurring significant environmental costs and liabilities in the performance of our operations because of our handling of petroleum hydrocarbons and wastes; air emissions and wastewater discharges related to our operations; our ownership, lease or operation of real property, including acquired properties; and historical industry operations and waste disposal practices. Under certain environmental laws and regulations, we could be subject to strict, joint and several liability for the removal or remediation of contamination at properties we currently own, lease or operate or have owned, leased or operated in the past or to which we have sent waste. These laws often impose liability even if the owner, lessee or operator was not responsible for the contamination, or the contamination resulted from actions taken in compliance with all applicable laws in effect at the time. Private parties, including the owners of properties upon which our wells are drilled and facilities where our petroleum hydrocarbons or wastes are taken for reclamation or disposal, may bring claims against us for property damage or personal injury, including as a result of exposure to hazardous materials, or to enforce compliance with, or seek damages under, applicable environmental laws and regulations. In addition, the risk of accidental spills or releases could expose us to significant liabilities that could have a material adverse effect on our financial condition or results of operations. Changes in environmental laws and regulations occur frequently, and such changes could require us to make significant expenditures to attain and maintain compliance and may otherwise have a material adverse effect on our own results of operations, competitive position or financial condition. We may not be able to recover some or any of these costs from insurance or other relevant third parties.

The regulations of "over-the-counter" derivatives introduced by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") could adversely impact our hedging strategy.

        Through its comprehensive new regulatory regime for derivatives, the Dodd-Frank Act imposes mandatory clearing, exchange-trading and margin requirements on many derivatives transactions (including formerly unregulated over-the-counter derivatives) in which we may engage. The Dodd-Frank Act also creates new categories of regulated market participants who will be subject to significant new capital, registration, recordkeeping, reporting, disclosure, business conduct and other regulatory requirements. While the Commodity Futures Trading Commission, or CFTC, and other federal agencies have adopted, and continue to adopt, numerous regulations pursuant to the Dodd-Frank Act, many of the key concepts and defined terms under the Dodd-Frank Act have not yet been delineated by rules and regulations to be adopted by the CFTC and other applicable regulatory agencies. As a consequence, it is difficult to predict the aggregate effect the Dodd-Frank Act and the regulations promulgated thereunder may have on our hedging activities.

        Whether and to what extent we will be subject to the rules and regulations promulgated under the Dodd-Frank Act will depend on the final rules and definitions adopted by the CFTC and other regulators. The possible effect of the Dodd-Frank Act could be to increase our overall costs of entering into derivatives transactions. In particular, on November 18, 2011 the CFTC published final rules under the Dodd-Frank Act establishing position limits for certain, energy commodity futures and options contracts and economically equivalent swaps, futures and options. The position limit levels set the maximum amount of covered contracts that a trader may own or control separately or in combination, net long or short. The final rules also contain limited exemptions from position limits which will be phased in over time for certain bona fide hedging transactions and positions that were established in good faith before the initial limits become effective. On December 2, 2011, the International Swaps and Derivatives Association, Inc. and the Securities Industry and Financial Markets Association filed a legal challenge to the final rules, claiming, among other things, that the rules may adversely impact commodities markets and market participants, including end-users, by reducing liquidity and increasing price volatility. In ruling on such challenge on September 28, 2012, the United States District Court for the District of Columbia vacated certain of the final rules on the basis of ambiguities in the provisions of the Commodity Exchange Act (as modified by the Dodd-Frank Act) upon which the regulations were based. It is unclear whether the CFTC will appeal the court's decision or propose revised rules, as instructed by the court. Thus, the timing of implementation of the final rules on position limits, their applicability to, and impact on us and the success of any legal challenge to their validity remain uncertain, and there can be no assurance that they will not have a material adverse impact on us by affecting the prices of or market for commodities relevant to our operations and/or reducing the availability to us of commodity derivatives. Further, new margin requirements and capital charges, even if not directly applicable to us, may cause an increase in the pricing of derivatives transactions sold by market participants to whom such requirements apply. Administrative costs, due to new requirements such as registration, recordkeeping, reporting, and compliance, even if not directly applicable to us, may also be reflected in higher pricing of derivatives. New exchange-trading and trade reporting requirements may lead to reductions in the liquidity of derivative transactions, causing higher pricing or reduced availability of derivatives, adversely affecting the performance of our hedging strategies. Additionally, the financial counterparties to our derivative instruments may be required to spin off some of their derivatives activities to a separate entity, which may not be as creditworthy as the current counterparty.

        The Dodd-Frank Act could result in the cost of executing our hedging strategy increasing significantly, which could potentially result in an undesirable decrease in the amount of oil production we hedge. If our hedging costs increase and we are required to post cash collateral, our business would be adversely affected as a result of reduced cash flow and reduced liquidity. Additionally, in the event that we hedge lower quantities in response to higher hedging costs and increased margin requirements, our exposure to changes in commodity prices would increase, which could result in decreased cash flows.

Federal and state legislation and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

        Hydraulic fracturing is a common practice that is used to stimulate production of hydrocarbons from tight formations. The process involves the injection of water, sand and chemicals under pressure into rock formations to fracture the surrounding rock and stimulate production. There has been increasing public controversy regarding hydraulic fracturing with regard to use of fracturing fluids, impacts on drinking water supplies, use of waters, and the potential for impacts to surface water, groundwater, air quality and the environment generally. A number of lawsuits and enforcement actions have been initiated implicating hydraulic fracturing practices. Additional legislation or regulation could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater.

        Bills have been introduced in the U.S. Congress to regulate hydraulic fracturing operations and related injection of fracturing fluids and propping agents used in fracturing fluids by the oil and natural gas industry under the federal Safe Drinking Water Act (the "SDWA") and to require the disclosure of chemicals used in the hydraulic fracturing process under the SDWA, Emergency Planning and Community Right-to-Know Act, or other authority. In addition, bills have been introduced to regulate air emissions from hydraulic fracturing operations. Sponsors of such bills have asserted that air emissions from, and chemicals used in, the fracturing process could adversely affect drinking water supplies, surface waters, air quality and other natural resources, and threaten health and safety. In April 2012, the EPA issued final rules regulating air emissions from hydraulically fractured wells and certain other equipment, including technology-based standards for completions of certain hydraulically fractured wells. The EPA recently completed a study plan to examine the potential environmental impacts of hydraulic fracturing with initial results expected to be released in late 2012 and a final report expected to be released in 2014. In May 2012, the Bureau of Land Management proposed regulations relating to the use of hydraulic fracturing techniques on public and tribal lands and disclosure of fracturing fluid constituents. Certain states have also considered or imposed reporting obligations relating to the use of hydraulic fracturing techniques.

        These proposals may lead to additional levels of regulation at the federal, state, tribal or local level that could cause operational delays or increased operating costs and could result in additional regulatory burdens that could make it more difficult to perform hydraulic fracturing and increase our costs of compliance and doing business. Additional regulation could have the effect of prohibiting the use of hydraulic fracturing, which would prevent us from completing our wells and would have a material adverse effect on our operations and business.

        Increased regulation and attention given to the hydraulic fracturing process could lead to greater opposition, including litigation, to oil and gas production activities using hydraulic fracturing techniques. Additional legislation or regulation could also lead to operational delays or increased operating costs in the production of crude oil and natural gas, including from the developing shale plays and could make it more difficult to perform hydraulic fracturing. If these legislative and regulatory initiatives cause a material delay or decrease in our drilling and hydraulic fracturing activities, our business and profitability could be materially impacted.

Changes in tax laws may impair our results of operations.

        The Obama administration's proposed budget for the 2013 fiscal year and recently proposed legislation would, if enacted, make significant changes to United States tax laws, including the elimination of certain key U.S. federal income tax preferences currently available to oil and gas exploration and production companies. These changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and gas properties, (ii) the elimination of current deductions for intangible drilling and development costs, (iii) the elimination of the deduction for certain U.S. production activities, (iv) the repeal of the passive loss exception for working interests in oil and gas properties and (v) an extension of the amortization period for certain geological and geophysical expenditures. It is not possible at this time to predict how legislation or new regulations that may be adopted to address these proposals would impact our business, but any such future laws and regulations could adversely affect the amount of our taxable income or loss.

Possible regulation related to global warming and climate change could have an adverse effect on our operations and demand for oil and gas.

        Studies over recent years have indicated that emissions of certain gases may be contributing to warming of the Earth's atmosphere. In response to these studies, governments have begun adopting domestic and international climate change regulations that require reporting and reductions of the emission of greenhouse gases. Methane, a primary component of natural gas, and carbon dioxide, a by-product of the burning of oil, natural gas and refined petroleum products, are considered greenhouse gases. In the United States, at the state level, many states, either individually or through multi-state regional initiatives, have begun implementing legal measures to reduce emissions of greenhouse gases, primarily through the planned development of emission inventories or regional greenhouse gas cap and trade programs or have begun considering adopting greenhouse gas regulatory programs. At the federal level, Congress has considered legislation that could establish a cap and trade system for restricting greenhouse gas emissions in the United States. The ultimate outcome of this federal legislative initiative remains uncertain.

        In addition to pending climate legislation, the EPA has issued greenhouse gas monitoring and reporting regulations. Beyond measuring and reporting, the EPA issued an "Endangerment Finding" under section 202(a) of the Clean Air Act, concluding greenhouse gas pollution threatens the public health and welfare of current and future generations. The finding served as a first step to issuing regulations that require permits for and reductions in greenhouse gas emissions for certain facilities. Moreover, the EPA has begun regulating greenhouse gas emission from certain facilities pursuant to the Prevention of Significant Deterioration and Title V provisions of the Clean Air Act.

        In the courts, several decisions have been issued that may increase the risk of claims being filed by government entities and private parties against companies that have significant greenhouse gas emissions. Such cases may seek to challenge air emissions permits that greenhouse gas emitters apply for and seek to force emitters to reduce their emissions or seek damages for alleged climate change impacts to the environment, people, and property.

        Any existing or future laws or regulations that restrict or reduce emissions of greenhouse gases could require us to incur increased operating and compliance costs. In addition, such laws and regulations may adversely affect demand for the fossil fuels we produce, including by increasing the cost of combusting fossil fuels and by creating incentives for the use of alternative fuels and energy.

The oil and natural gas industry is subject to significant competition, which may adversely affect our ability to compete.

        Oil and natural gas exploration is intensely competitive and involves a high degree of risk. In our efforts to acquire oil and natural gas producing properties, we compete with other companies that have greater resources. Many of these companies not only explore for and produce oil and natural gas, but also conduct refining and petroleum marketing operations on a worldwide basis. Their competitive advantages may negatively impact our ability to acquire prospective properties, develop reserves, attract and retain quality personnel and raise capital. Their competitive advantages may also better enable our competitors to sustain the impact of higher exploration and production costs, oil and natural gas price volatility, productivity variances among properties, competition from alternative fuel sources and technologies, overall industry cycles and other factors related to our industry.

Our operations and demand for our products are affected by seasonal factors, which may lead to fluctuations in our operating results.

        Our operating results are likely to vary due to seasonal factors. Demand for oil and natural gas products will generally increase during the winter because they are often used as heating fuels. The amount of such increased demand will depend to some extent upon the severity of winter. Because of the seasonality of our business and continuous fluctuations in the prices of our products, our operating results are likely to fluctuate from period to period.

The lack of availability or high cost of drilling rigs, equipment, supplies, insurance, personnel and oil field services could adversely affect our ability to execute our exploration and development plans on a timely basis and within our budget.

        Our industry is cyclical and, from time to time, there is a shortage of drilling rigs, equipment, supplies or qualified personnel. Due to, among other things, our significant growth, we continue to experience a lack of resources and services. During these periods, the costs and delivery times of rigs, equipment and supplies tend to increase, in some cases substantially. In addition, the demand for, and wage rates of, qualified drilling rig crews rise as the number of active rigs in service increases within a geographic area. If increasing levels of exploration and production result in response to strong prices of oil and natural gas, the demand for oilfield services will likely rise, and the costs of these services will likely increase, while the quality of these services may suffer. The lack of availability or high cost of drilling rigs, equipment, supplies, insurance or qualified personnel in the areas in which we operate could materially and adversely affect our business and results of operations.

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

        We have filed the registration statement of which this prospectus forms a part and are conducting the exchange offer in accordance with our obligations under the Registration Rights Agreements. For each Old Note validly tendered to us pursuant to the exchange offer, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note.

        The Registration Rights Agreements also provide an agreement to include in the prospectus for the exchange offer certain information necessary to allow a broker-dealer who holds Old Notes that were acquired for its own account as a result of market-making activities or other ordinary course trading activities to exchange such Old Notes pursuant to the exchange offer and to satisfy the prospectus delivery requirements in connection with resales of New Notes received by such broker-dealer in the exchange offer. Holders that are broker-dealers must acknowledge that they acquired their Old Notes in market-making activities or other trading activities and must deliver a prospectus when they resell the New Notes they acquire in the exchange offer in order not to be deemed an underwriter. Holders that are broker-dealers may be deemed "underwriters" within the meaning of the Securities Act in connection with any resale of New Notes acquired in the exchange offer.

        Based on interpretations by the staff of the Securities and Exchange Commission set forth in no-action letters issued to third parties, we believe that the New Notes issued in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any New Note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

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  such holder is not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

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  such New Notes are acquired in the ordinary course of the holder's business; and

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  the holder does not intend to participate in the distribution of such New Notes.

        Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the New Notes:

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  cannot rely on the position of the staff of the Securities and Exchange Commission set forth in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988); Morgan Stanley & Co. Inc., SEC No-Action Letter (June 5, 1991); Shearman & Sterling, SEC No-Action Letter (July 2, 1993) or similar interpretive letters; and

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  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        If, as stated above, a holder cannot rely on the position of the staff of the Securities and Exchange Commission set forth in "Exxon Capital Holdings Corp." or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

Terms of the Exchange Offer

        Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any Old Notes properly tendered and not withdrawn prior to 5:00 p.m. New York City time on the expiration date. We will issue New Notes in principal amount equal to the principal amount of Old Notes surrendered in the exchange offer. Old Notes may be tendered only for New Notes and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The exchange offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

        As of the date of this prospectus, $800,000,000 in aggregate principal amount of the Old Notes is outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of Old Notes. There will be no fixed record date for determining registered holders of Old Notes entitled to participate in the exchange offer.

        We intend to conduct the exchange offer in accordance with the provisions of the Registration Rights Agreements, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the Securities and Exchange Commission. Old Notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These Old Notes will continue to be entitled to the rights and benefits such holders have under the Indenture.

        We will be deemed to have accepted for exchange properly tendered Old Notes when we have given oral (promptly followed in writing) or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the Registration Rights Agreements. The exchange agent will act as agent for the tendering holders for the purposes of receiving the New Notes from us.

        If you tender Old Notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of Old Notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connecting with the exchange offer. It is important that you read the discussion below under the captions "—Fees and Expenses" and "—Transfer Taxes" for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date

        The exchange offer will expire at 5:00 p.m., New York City time, on            , 2012, unless, in our sole discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

        We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any Old Notes by giving oral (promptly followed in writing) or written notice of such extension to their holders. During any such extensions, all Old Notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

        In order to extend the exchange offer, we will notify the exchange agent orally (promptly followed in writing) or in writing of any extension. We will notify the registered holders of Old Notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

        If any of the conditions described below under "—Conditions to the Exchange Offer" have not been satisfied, we reserve the right, in our sole discretion:

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  to delay accepting for exchange any Old Notes;

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  to extend the exchange offer; or

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  to terminate the exchange offer;

by giving oral (promptly followed in writing) or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the Registration Rights Agreements, we also reserve the right to amend the terms of the exchange offer in any manner.

        Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral (promptly followed in writing) or written notice thereof to the registered holders of Old Notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the Old Notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we may extend the exchange offer. In the event of a material change in the exchange offer, including the waiver by us of a material condition, we will extend the exchange offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

Conditions to the Exchange Offer

        We will not be required to accept for exchange, or exchange any New Notes for, any Old Notes if the exchange offer would violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting Old Notes for exchange in the event of such a potential violation. In addition, we will not be obligated to accept for exchange the Old Notes of any holder that has not made to us the representations described under "—Exchange Offer Procedures—Your Representations to Us."

        We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give prompt oral (promptly followed in writing) or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable.

        These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

        In addition, we will not accept for exchange any Old Notes tendered, and will not issue New Notes in exchange for any such Old Notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture relating to the Notes under the Trust Indenture Act of 1939.

Exchange Offer Procedures

        In order to participate in the exchange offer, you must properly tender your Old Notes to the exchange agent as described below. It is your responsibility to properly tender your Old Notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender. If you have any questions or need help in exchanging your Old Notes, please call the exchange agent, whose address and phone number are set forth in "Prospectus Summary—The Exchange Offer—Exchange Agent."

        Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

        We have confirmed with DTC that the Old Notes may be tendered using the Automated Tender Offer Program ("ATOP") instituted by DTC. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer, and in order to tender your Old Notes in the exchange offer, you must:

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  comply with DTC's ATOP procedures described below; and

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  the exchange agent must receive a timely confirmation of a book-entry transfer of the Old Notes into its account at DTC through ATOP pursuant to the procedure for book-entry transfer, along with a properly transmitted "agent's message" (defined below), prior to 5:00 p.m., New York City time, on [                ], 2012.

        The term "agent's message" means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, forming a part of the book-entry confirmation, which message states that DTC has received an express acknowledgment from the participant in DTC described in such agent's message stating that such participant and beneficial holder agree to be bound by the terms of this exchange offer, including the letter of transmittal, and that the agreement may be enforced against such participant.

        Each agent's message must include the following information:

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  name of the beneficial owner tendering the Old Notes;

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  account number of the beneficial owner tendering such Old Notes;

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  principal amount of Old Notes tendered by such beneficial owner; and

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  a confirmation that the beneficial holder of the Old Notes tendered has made the representations for our benefit set forth under "—Exchange Offer Procedures—Your Representations to Us" below.

BY SENDING AN AGENT'S MESSAGE, THE DTC PARTICIPANT IS DEEMED TO HAVE CERTIFIED THAT THE BENEFICIAL HOLDER FOR WHOM NOTES ARE BEING TENDERED HAS BEEN PROVIDED WITH A COPY OF THIS PROSPECTUS AND AGREES TO BE BOUND BY THE TERMS OF THIS EXCHANGE OFFER, INCLUDING THE LETTER OF TRANSMITTAL.

        The delivery of Old Notes through DTC, and any transmission of an agent's message through ATOP, is at the election and risk of the person tendering Old Notes. We will ask the exchange agent to instruct DTC to promptly return those Old Notes, if any, that were tendered through ATOP but were not accepted by us, to the DTC participant that tendered such Old Notes on behalf of holders of the Old Notes.

        When you tender your Old Notes and we accept them, the tender will be a binding agreement between you and us as described in this prospectus. By using the ATOP procedures to exchange Old Notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgements and the representations and warranties it contains, just as if you had signed it.

        There is no procedure for guaranteed late delivery of the Old Notes.

Determinations Under the Exchange Offer

        We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered Old Notes and withdrawal of tendered Old Notes. Our determination will be final and binding. We reserve the absolute right to reject any Old Notes not properly tendered or any Old Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular Old Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of Old Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Old Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Old Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder promptly following the expiration date. Such non-exchanged Old Notes will be credited to an account maintained with DTC.

When We Will Issue New Notes

        In all cases, we will issue New Notes in exchange for Old Notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

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  a book-entry confirmation of such Old Notes into the exchange agent's account at DTC; and

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  a properly transmitted agent's message.

Return of Old Notes Not Accepted or Exchanged

        If we do not accept any tendered Old Notes for exchange or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Old Notes will be returned without expense to their tendering holder. Such non-exchanged Old Notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Your Representations to Us

        By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

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  any New Notes that you receive will be acquired in the ordinary course of your business;

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  you have no arrangement or understanding with any person or entity to participate in the distribution of the New Notes within the meaning of the Securities Act;

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  you are not our "affiliate," as defined in Rule 405 of the Securities Act;

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  if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the New Notes; and

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  if you are a broker-dealer, you will receive the New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities and that you will deliver a prospectus in connection with any resale of New Notes.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m. New York City time on the expiration date. For a withdrawal to be effective, you must comply with the appropriate procedures of DTC's ATOP system. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn Old Notes and otherwise comply with the procedures of DTC.

        We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any Old Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

        Any Old Notes that have been tendered for exchange but are not exchanged for any reason will be credited to an account maintained with DTC for the Old Notes. This crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn Old Notes by following the procedures described under "—Exchange

Offer Procedures" above at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Fees and Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, telephone, electronic mail or in person by our officers and regular employees and those of our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

        We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

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  all registration and filing fees and expenses;

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  all fees and expenses of compliance with federal securities and state "blue sky" or securities laws;

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  accounting and legal fees incurred by us, disbursements and printing, messenger and delivery services, and telephone costs; and

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  related fees and expenses.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the exchange of Old Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of Old Notes under the exchange offer.

Consequences of Failure to Exchange

        If you do not exchange New Notes for your Old Notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the Old Notes. In general, you may not offer or sell the Old Notes unless the offer or sale is either registered under the Securities Act or exempt from the registration under the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreements, we do not intend to register resales of the Old Notes under the Securities Act.

        To the extent that the Old Notes are tendered and accepted for exchange in the exchange offer, the trading market for the Old Notes that remain outstanding may be significantly more limited. As a result, the liquidity of the Old Notes not tendered and accepted for exchange could be adversely affected. The extent of the market for Old Notes and the availability of price quotations would depend on a number of factors, including the number of holders of Old Notes remaining outstanding and the interest of securities firms in maintaining a market in the Old Notes. An issue of securities with a similar outstanding market value available for trading, which is called the "float," may command a lower price than would be comparable to an issue of securities with a greater float. As a result, the market price for the Old Notes that are not exchanged in the exchange offer may be affected adversely to the extent that the Old Notes exchanged in the exchange offer reduce the float. The reduced float also may make the trading price of the Old Notes that are not exchanged more volatile.

        In addition, once the exchange offer has been completed, holders of Old Notes will not be entitled to any increase in the interest rate on their Old Notes that the Registration Rights Agreements provide for if we were to fail to complete the exchange offer.

Accounting Treatment

        We will record the New Notes in our accounting records at the same carrying value as the Old Notes. This carrying value is the aggregate principal amount of the Old Notes plus any bond premium, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

        Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

        We may, in the future, seek to acquire untendered Old Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Old Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any unexchanged Old Notes.

USE OF PROCEEDS

        The exchange offer is intended to satisfy our obligations under the Registration Rights Agreements. We will not receive any proceeds from the issuance of the New Notes in the exchange offer. Old Notes surrendered in exchange for the New Notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the New Notes will not result in any change in outstanding indebtedness.

 DESCRIPTION OF NOTES

General

        On November 23, 2011, the Company issued an aggregate principal amount of $650.0 million of the Old Notes, and on May 17, 2012, the Company issued an additional $150.0 million aggregate principal amount of the Old Notes. The Company issued the Old Notes, and will issue the New Notes, under the Indenture. The New Notes are guaranteed by Kodiak Oil & Gas (USA) Inc. and will be guaranteed by certain future Restricted Subsidiaries of the Company. The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the New Notes. A copy of the Indenture is incorporated by reference into this prospectus. The registered holder of a New Note will be treated as the owner of it for all purposes.

        You can find the definitions of terms used in this Description of Notes below under "—Definitions." Capitalized terms used in this description but not defined below under "—Definitions" have the meanings assigned to them in the Indenture. In this description, the words "Company," "we," "us," and "our" refer only to Kodiak Oil & Gas Corp., and not to any of its Subsidiaries or Affiliates.

        The registered holder of a note will be treated as the owner of that note for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the New Notes and the Subsidiary Guarantees

The New Notes

        The New Notes will:

  •
  be general, senior obligations of the Company;

  •
  rank senior in right of payment to all future subordinated indebtedness of the Company;

  •
  rank equal in right of payment with any existing and future senior indebtedness of the Company;

  •
  rank effectively junior in right of payment to the Company's existing and future secured indebtedness, including indebtedness under the Company' first lien credit agreement, to the extent of the assets of the Company constituting collateral securing that indebtedness; and

  •
  be unconditionally guaranteed by the subsidiary guarantors on a senior unsecured basis.

        As of June 30, 2012, on an as adjusted basis after giving effect to the sale of the portion of Old Notes issued on May 17, 2012 and the application of the net proceeds therefrom, the Company had approximately $800.0 million of indebtedness outstanding (excluding $5.9 million of unamortized premium on the Old Notes issued on May 17, 2012) and approximately $225.0 million of secured borrowing capacity available under the Company's first lien credit agreement.

The Subsidiary Guarantees

        The New Notes will be guaranteed on a senior unsecured basis by our Subsidiary, Kodiak Oil & Gas (USA) Inc. Additional subsidiaries will be required to become Subsidiary Guarantors under the circumstances described below under "—Covenants—Subsidiary Guarantees."

        Each Subsidiary Guarantee will:

  •
  be a general unsecured, senior obligation of the applicable Subsidiary Guarantor;

  •
  rank senior in right of payment to all future subordinated indebtedness of such Subsidiary Guarantor;

  •
  rank equal in right of payment with any existing and future senior indebtedness of such Subsidiary Guarantor; and

  •
  rank effectively junior in right of payment to all existing and future secured indebtedness of such Subsidiary Guarantor (including any Indebtedness under the Senior Credit Agreement), to the extent of the assets of such Subsidiary Guarantor constituting collateral securing that indebtedness.

        As of June 30, 2012, on an as adjusted basis after giving effect to the sale of the portion of Old Notes issued on May 17, 2012 and the application of the net proceeds therefrom, our Subsidiary had no consolidated Indebtedness.

        As of the issue date of the New Notes, our only Subsidiary, Kodiak Oil & Gas (USA) Inc., is a "Restricted Subsidiary." However, under the circumstances described below under "—Covenants—Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate Subsidiaries as "Unrestricted Subsidiaries." Any Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture, and will not guarantee the New Notes.

Principal, Maturity and Interest

        On November 23, 2011, we issued an aggregate principal amount of $650.0 million of the Old Notes, and on May 17, 2012, we issued an additional $150.0 million aggregate principal amount of the Old Notes. We may issue Additional Notes under the Indenture from time to time. Any issuance of Additional Notes is subject to all of the covenants in the Indenture, including those described below under "—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock." The New Notes, any remaining outstanding Old Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided, however, that Additional Notes may have a separate CUSIP number. We may also issue other debt securities under the Indenture. If issued, such other debt securities will not vote together with the Notes on any matter. The New Notes will mature on December 1, 2019, and will be issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

        Interest on the New Notes will accrue at the rate of 8.125% per annum and will be payable semiannually in arrears on June 1 and December 1. Interest on overdue principal, premium, if any, and interest will accrue at the applicable interest rate on the New Notes. The Company will make each interest payment to the holders of record at the close of business on each May 15 and November 15 immediately preceding the relevant interest payment date. Interest on the New Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

Methods of Receiving Payments on the New Notes

        If a holder of New Notes has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium, if any, on that holder's New Notes in accordance with those instructions (or, if all the New Notes are then in global form, make such payment through the facilities of DTC). All other payments on the New Notes will be made at the office or agency of the paying agent and registrar in New York, New York, unless we elect to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar

        The trustee will initially act as paying agent and registrar for the New Notes. The Company may change the paying agent or registrar without prior notice to the holders of the New Notes, and the Company or any of the Restricted Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A holder may transfer or exchange New Notes in accordance with the Indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of the New Notes, and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company will not be required to transfer or exchange any New Note (or portion of a note) selected for redemption. Also, the Company will not be required to transfer or exchange any New Note for a period of 15 days before a selection of New Notes to be redeemed.

Subsidiary Guarantees of the New Notes

        Our payment obligations with respect to the New Notes are jointly and severally guaranteed on a senior, unsecured basis by the Subsidiary Guarantors. As of the issue date of the New Notes, our only Subsidiary, Kodiak Oil & Gas (USA) Inc., is the Subsidiary Guarantor. Additional subsidiaries will be required to become Subsidiary Guarantors under the circumstances described under "—Covenants—Subsidiary Guarantees." The Subsidiary Guarantees are joint and several obligations of the Subsidiary Guarantors and limited to the maximum amount the Guarantors are permitted to guarantee under applicable law without creating a fraudulent conveyance. See "Risk Factors—Risks Related to the New Notes—A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the New Notes from relying on that subsidiary to satisfy claims."

        A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (regardless of whether such Subsidiary Guarantor is the surviving Person), another Person, other than the Company or another Subsidiary Guarantor, unless, immediately after giving effect to that transaction, no Default or Event of Default exists; and either:

  •
  (i) such Subsidiary Guarantor is the surviving Person or (ii) the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor under the Indenture (including its Subsidiary Guarantee) pursuant to a supplemental indenture satisfactory to the trustee; or

  •
  such transaction does not violate the provisions of the Indenture described under "—Repurchase at the Option of Holders—Asset Sales."

        The Subsidiary Guarantee of a Subsidiary Guarantor will be released as set forth under "—Covenants—Subsidiary Guarantees," and will also be released immediately:

  •
  upon any sale or other disposition of all or substantially all of the properties or assets of such Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary, if the sale or other disposition does not violate the provisions of the Indenture described below under "—Repurchase at the Option of Holders—Asset Sales;"

  •
  upon any sale or other disposition of the Capital Stock of such Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted

    Subsidiary, if the sale or other disposition does not violate the provisions of the Indenture described under "—Repurchase at the Option of Holders—Asset Sales" and such Subsidiary Guarantor no longer qualifies as a Subsidiary of the Company as a result of such disposition;

  •
  upon designation of such Subsidiary Guarantor as an Unrestricted Subsidiary, in accordance with the provisions of the Indenture described below under "—Covenants—Designation of Restricted and Unrestricted Subsidiaries;"

  •
  upon legal defeasance, covenant defeasance or satisfaction and discharge of the Indenture as provided pursuant to the defeasance or satisfaction and discharge provisions of the Indenture as described below under "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge;" or

  •
  upon the liquidation or dissolution of such Subsidiary Guarantor, provided no Default or Event of Default occurs as a result thereof or has occurred or is continuing.

Optional Redemption

        Except as described below in this section or in the last paragraph of "—Repurchase at the Option of Holders—Change of Control" or "—Redemption for Changes in Withholding Taxes," the Notes are not redeemable until December 1, 2015. On and after December 1, 2015, the Company may redeem all or a part of the Notes, from time to time, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest, if any, on the Notes redeemed to the applicable redemption date (subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

Years	Redemption Price
2015	104.063%
2016	102.031%
2017 and thereafter	100.000%

        At any time or from time to time prior to December 1, 2015, the Company may also redeem all or a part of the Notes, at a redemption price equal to the Make-Whole Price, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

        "Make-Whole Price" with respect to any New Notes to be redeemed, means an amount equal to the greater of:

          (1)   100% of the principal amount of such New Notes; and

          (2)   the sum of the present values of (a) the redemption price of such notes at December 1, 2015 (as set forth above) and (b) the remaining scheduled payments of interest from the redemption date to December 1, 2015 (not including any portion of such payments of interest accrued as of the redemption date) discounted back to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points;

plus, in the case of both (1) and (2), accrued and unpaid interest on such New Notes, if any, to the redemption date.

        "Comparable Treasury Issue" means, with respect to New Notes to be redeemed, the U.S. Treasury security selected by an Independent Investment Banker as having a maturity most nearly equal to the period from the redemption date to December 1, 2015, that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity; provided that if such period is less than one year, then the U.S. Treasury security having a maturity of one year shall be used.

        "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

        "Independent Investment Banker" means Credit Suisse Securities (USA) LLC or one of their respective successors, or, if such firms or their respective successors, if any, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Company.

        "Reference Treasury Dealer" means each of Wells Fargo Securities, LLC, Credit Suisse Securities (USA) LLC and three additional primary Government Securities dealers in New York City (each a "Primary Treasury Dealer") selected by the Company, and their respective successors; provided, however, that if any such firm or any such successor, as the case may be, shall cease to be a primary Government Securities dealer in New York City, the Company shall substitute therefor another Primary Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

        "Treasury Rate" means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(159)" or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the stated maturity, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

        The notice of redemption with respect to the foregoing redemption need not set forth the Make-Whole Price but only the manner of calculation thereof. The Company will notify the trustee of the Make-Whole Price with respect to any redemption promptly after the calculation, and the trustee shall not be responsible for such calculation.

        Prior to December 1, 2014, the Company may, from time to time, redeem up to 35% of the aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with all or a portion of the net cash proceeds of one or more Equity Offerings at a redemption price equal to 108.125% of the principal amount thereof, plus accrued and unpaid interest, if any, on the Notes redeemed to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

  •
  at least 65% of the aggregate principal amount of the Notes issued on the Issue Date (excluding notes held by the Company and its Subsidiaries) remains outstanding after each such redemption; and

  •
  the redemption occurs within 180 days after the closing of such Equity Offering.

        Notice of any redemption upon an Equity Offering may be given prior to the completion of the related Equity Offering, and any such redemption or notice may at the Company's discretion, be subject to one or more conditions precedent, including, but not limited to completion of the related Equity Offering.

        Unless the Company defaults in the payment of the redemption price, interest, if any, will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

        If a Change of Control occurs at any time on or prior to January 1, 2013, the Company may, at its option, redeem all, but not less than all, of the Notes, at a redemption price equal to 110.0% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date). If the Company elects to exercise this redemption right, it must do so by mailing a redemption notice to each holder with a copy to the trustee within 60 days following the Change of Control (or, at the Company's option, prior to such Change of Control but after the transaction giving rise to such Change of Control is publicly announced). Any such redemption may be conditioned upon the Change of Control occurring if the notice is mailed prior to the Change of Control. If the Company exercises the Change of Control redemption right, it may elect not to make the Change of Control Offer described below under "—Repurchase at the Option of Holders—Change of Control" unless it defaults in payments due upon redemption.

Selection and Notice

        If less than all of the Notes are to be redeemed at any time, the trustee will select Notes for redemption on a pro rata basis (or, in the case of Notes in global form, the trustee will select Notes for redemption based on DTC's method that most nearly approximates a pro rata selection), unless otherwise required by law or applicable stock exchange requirements.

        No Notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture.

        If any Note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption, unless the redemption is subject to a condition precedent that is not satisfied or waived. On and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption, unless the Company defaults in making the redemption payment. Any redemption or notice of redemption may, at our discretion, be subject to one or more conditions precedent and, in the case of a redemption with the net cash proceeds of an Equity Offering, be given prior to the completion of the related Equity Offering.

Redemption for Changes in Withholding Taxes

        The Notes may be redeemed, at the option of the Company, in whole but not in part, at any time upon giving not less than 30 nor more than 60 days prior written notice to the holders of the Notes

(which notice shall be irrevocable), at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed by the Company for redemption (the "Tax Redemption Date") if, as a result of:

          (1)   any change in, or amendment to, the laws or treaties (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction (as defined below) affecting taxation; or

          (2)   any change in the existing official position regarding the application or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change, amendment, application or interpretation is announced or becomes effective on or after the Issue Date and the Company or any Subsidiary Guarantor, as the case may be, is, or on the next interest payment date would be, required for reasons outside its control to pay any Additional Amounts with respect to any payment due or become due under the Notes or the Indenture and such requirement cannot be avoided by the taking of reasonable measures by the Company or a Subsidiary Guarantor, as determined in good faith by the relevant Board of Directors; provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company or a Subsidiary Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Notes was then due.

        Prior to the publication and mailing of any notice of redemption of the Notes pursuant to the foregoing paragraph, the Company will deliver to the trustee an opinion of an independent tax counsel reasonably acceptable to the trustee and a copy of any judicial decision or regulatory determination, ruling, notice or letter to an effect that the circumstances referred to in clauses (1) and (2) above exist.

        Any Notes that are redeemed will be cancelled.

Payment of Additional Amounts

        The Indenture provides that the Company is required to make all payments under or with respect to the Notes free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter "Taxes") imposed or levied by or on behalf of the government of the country in which the Company and any successor thereof is organized or incorporated or any political subdivision or any authority or agency therein or thereof having power to tax, or any other jurisdiction in which the Company is otherwise resident for tax purposes or any jurisdiction from or through which any payment under or with respect to the Notes is made, including, without limitation, Canada and the United States (each, a "Relevant Taxing Jurisdiction"), unless the Company is required to withhold or deduct Taxes by law or by the interpretation or administration thereof.

        If the Company or a paying agent is so required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes, the Company will be required to pay such additional amounts ("Additional Amounts") on such Notes as may be necessary so that the net amount received by any holder or beneficial owner (including Additional Amounts) after such withholding or deduction will not be less than the amount such holder or beneficial owner would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to (1) any Taxes that would not have been so imposed but for the existence of any present, former or future connection between the relevant holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member, partner or shareholder of, or possessor of power over, the relevant holder or beneficial owner, if the relevant holder or beneficial owner is an estate, nominee, trust, partnership or corporation) and the Relevant Taxing Jurisdiction, including, without limiting the generality of the foregoing, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, partner, member, shareholder, or possessor) of the Notes being or having been, or being deemed or having been deemed, a citizen, resident, or national thereof or being or having been, or being deemed or having been deemed, present or engaged in a trade or business therein or having or having had, or being deemed to have or to have had, a permanent establishment therein; (2) any estate, inheritance, gift, sales, goods and services, harmonized sales, transfer, personal property tax or similar Taxes; (3) any withholding or deduction in respect of the Notes (a) where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, such Directive, or (b) presented for payment by or on behalf of a holder or beneficial owner who would have been able to avoid such withholding or deduction by presenting the relevant note to any other paying agent in a European Union Member State, or (c) where the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the Notes for payment within 30 days after the date on which such payment on such Notes became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the holder or beneficial owner would have been entitled to Additional Amounts had the Notes been presented on the last day of such 30-day period); (4) any Taxes imposed with respect to any payment of principal of (or premium, if any, on) or interest on the Notes by the Company to any holder or beneficial owner who is a fiduciary or partnership or any Person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder or beneficial owner of such Notes; (5) any Taxes that are payable other than by remittance following deduction or withholding from payments made under or with respect to the Notes; (6) any Taxes that would not have been imposed but for the failure of the holder and/or beneficial owner (a) to comply with the Company's or the paying agent's request in writing at least 30 days before any withholding for such Taxes to the holder to provide certification, documentation, information or other evidence concerning the nationality, residence, identity or connection with the Relevant Taxing Jurisdiction of the holder and/or beneficial owner of such Notes, (b) to make any valid or timely declaration or similar claim or satisfy any other reporting requirement or to provide any information relating to such matters, whether required or imposed by statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of withholding or deduction of, Taxes imposed by the Relevant Taxing Jurisdiction, or (c) to provide certification, documentation or other information as may be required by the Company in order to comply with the Foreign Account Tax Compliance Act (including Sections 1471 through 1474 of the United States Internal Revenue Code and any regulations or official interpretations thereof); (7) any Taxes that are required to be deducted or withheld from any payment under or in respect of the Notes as a consequence of the holder or beneficial owner of Notes or the recipient of the interest payable on the Notes not dealing at arm's length (within the meaning of the Income Tax Act (Canada)) with the Company at the time of making any such payment; or (8) any combination of (1) to (7) above.

        At least 30 calendar days prior to each date on which any payment under or with respect to the Notes is due and payable (unless such obligation to pay Additional Amounts arises shortly before or after the 30th day prior to such date, in which case it shall be promptly thereafter), if the Company will be obligated to pay Additional Amounts with respect to such payment, the Company will deliver to the trustee and paying agent for the affected Notes an Officer's Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the trustee or paying agent, as the case may be, to pay such Additional Amounts to holders and beneficial owners of such Notes on the payment date. Each such Officer's Certificate shall be relied upon until receipt of a further Officer's Certificate addressing such matters.

        The Company will also (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Company will provide the trustee with official receipts or, if notwithstanding the efforts of the Company official receipts are not obtainable, other documentation reasonably satisfactory to the trustee, evidencing the payment of any Tax so deducted or withheld for each Relevant Taxing Jurisdiction imposing such Taxes. The Company will attach to each official receipt or other documentation a certificate stating (x) that the amount of such Tax evidenced by the official receipt or other documentation was paid in connection with payments in respect of the principal amount of such Notes then outstanding and (y) the amount of such Tax paid per $1,000 of principal amount of such Notes.

        Whenever reference is made in the Indenture, in any context, to:

          (1)   the payment of principal;

          (2)   redemption prices or purchase prices in connection with a redemption or purchase of Notes;

          (3)   interest; or

          (4)   any other amount payable on or with respect to the Notes,

such reference will be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

        The Company will pay any present or future stamp, court, documentary or other similar taxes, charges or levies that arise in any jurisdiction from the execution, delivery or registration of, or enforcement of rights under, the Indenture or any related document.

        The obligations described under this heading will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any jurisdiction in which any successor Person to the Company is organized or any political subdivision or taxing authority or agency thereof or therein.

Open Market Purchases; No Mandatory Redemption or Sinking Fund

        We may at any time and from time to time purchase Notes in the open market or otherwise. We are not required to make mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes pursuant to the covenants described under "—Repurchase at the Option of Holders."

Repurchase at the Option of Holders

Change of Control

        If a Change of Control occurs, unless the Company has previously or concurrently exercised its right to redeem all of the Notes as described under "—Optional Redemption," each holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that holder's Notes pursuant to an offer (a "Change of Control Offer") on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a payment in cash (the "Change of Control Payment") equal to not less than 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase (the "Change of Control Payment Date"), subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

        On the Change of Control Payment Date, the Company will, to the extent lawful:

  •
  accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

  •
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

  •
  deliver or cause to be delivered to the trustee the Notes properly accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

        The paying agent will promptly mail or wire transfer to each holder of Notes properly tendered the Change of Control Payment for such Notes (or, if all the Notes are then in global form, make such payment through the facilities of DTC), and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. Any note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date unless the Company defaults in making the Change of Control Payment. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The provisions described herein that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable due to the circumstances described below under "Effectiveness of Covenants." Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the price, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

        A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer. Notes repurchased by the Company pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and cancelled, at the Company's option. Notes purchased by a third party pursuant to the preceding paragraph will have the status of notes issued and outstanding.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

        In the event that holders of at least 90% of the aggregate principal amount of the outstanding Notes accept a Change of Control Offer and the Company (or any third party making such Change of Control Offer, in lieu of the Company, as described above) purchases all of the Notes held by such holders, the Company will have the right, upon not less than 30 nor more than 60 days prior notice, given not more than 30 days following a Change of Control Payment Date, to redeem all, but not less than all, of the Notes that remain outstanding at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, on the Notes that remain outstanding, to the date of redemption (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date).

Asset Sales

        The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1)   The Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

          (2)   at least 75% of the aggregate consideration received in respect of such Asset Sale by the Company or such Restricted Subsidiary, is in the form of cash or Cash Equivalents or Additional Assets. For purposes of this provision, each of the following will be deemed to be cash:

            (a)   any liabilities, as shown on the Company's most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities, Subordinated Debt and any obligations in respect of preferred stock) that are assumed by the transferee of any such assets or Equity Interests pursuant to a customary novation agreement (or other legal documentation with the same effect) that includes a full release of the Company or such Restricted Subsidiary from any and all liability therefor; and

            (b)   any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days after the date of the Asset Sale, to the extent of the cash received in that conversion.

        Notwithstanding the foregoing, the 75% limitation referred to above shall be deemed satisfied with respect to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

        Within 365 days after the receipt of any Net Proceeds from an Asset Sale or, if the Company has entered into a binding commitment or commitments with respect to any of the actions described in clauses (2) or (3) below, within the later of (x) 365 days after the receipt of any Net Proceeds from an Asset Sale or (y) 120 days after the entering into of such commitment or commitments, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

          (1)   to permanently repay Senior Debt;

          (2)   to invest in Additional Assets; or

          (3)   to make capital expenditures in respect of a Related Business of the Company or any of its Restricted Subsidiaries.

        However, pending application or investment of such Net Proceeds as provided in clauses (1) through (3), such Net Proceeds may be applied to temporarily reduce revolving credit Indebtedness. An amount equal to any Net Proceeds from Asset Sales that are not applied or invested as provided in clauses (1) through (3) above will constitute "Excess Proceeds."

        Within ten Business Days after the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company will make an offer (an "Asset Sale Offer") to all holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Company will use the Excess Proceeds to purchase the Notes and such other pari passu Indebtedness on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        Notwithstanding the foregoing, the sale, conveyance or other disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, will be governed by the provisions of the Indenture described under "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described under "—Covenants—Merger, Consolidation or Sale of Substantially All Assets" and not by the provisions of the Asset Sales covenant.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, or compliance with the Asset Sales provisions of the Indenture would constitute a violation of any such laws or regulations, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sales provisions of the Indenture by virtue of such compliance.

        The Senior Credit Agreement contains, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the Notes. The exercise by the holders of Notes of their right to require the Company to repurchase the Notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Company or otherwise. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of the applicable lenders to the purchase of Notes or could attempt to refinance the Indebtedness that contain such prohibitions. If the Company does not obtain a consent or repay that Indebtedness, the Company will remain prohibited from purchasing Notes. In that case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which could, in turn, constitute a default under other Indebtedness. Finally, the Company's ability to pay cash to the holders of Notes upon a repurchase may be limited by the Company's then-existing financial resources. See "Risk Factors—Risks Related to the New

Notes—Upon a change of control, we may not have the ability to raise the funds necessary to finance the change of control offer required by the Indenture, which would violate the terms of the Notes."

Covenants

Restricted Payments

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or any Restricted Subsidiary);

          (2)   purchase, redeem or otherwise acquire or retire for value (including, without limitation, any such purchase, redemption, acquisition or retirement made in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent company of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for the Company's Equity Interests that are not Disqualified Stock);

          (3)   make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Debt, except a payment of interest or principal at the Stated Maturity thereof (excluding (a) any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries or (b) the purchase or other acquisition of Subordinated Debt acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase or other acquisition); or

          (4)   make any Restricted Investment;

  (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (1)   no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

          (2)   The Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under "—Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (3)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9) and (12) of the next succeeding paragraph), is equal to or less than the sum, without duplication, of:

            (a)   50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the most recent fiscal quarter commencing before the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

            (b)   100% of (A) (i) the aggregate net cash proceeds and (ii) the Fair Market Value of (x) marketable securities (other than marketable securities of the Company or an Affiliate of the Company), (y) Capital Stock of a Person (other than the Company or an Affiliate of the Company) engaged primarily in any Related Business and (z) other assets used or useful in any Related Business, in each case received by the Company after the Issue Date as a contribution to its common equity capital or from the issue or sale after the Issue Date of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale after the Issue Date of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), (B) with respect to Indebtedness that is incurred on or after the Issue Date, the amount by which such Indebtedness of the Company or any of its Restricted Subsidiaries is reduced on the Company's consolidated balance sheet upon the conversion or exchange after the Issue Date of any such Indebtedness into or for Equity Interests of the Company (other than Disqualified Stock), and (C) the aggregate net cash proceeds, if any, received by the Company or any of its Restricted Subsidiaries upon any conversion or exchange described in clause (A) or (B) above; plus

            (c)   with respect to Restricted Investments made by the Company and its Restricted Subsidiaries after the Issue Date, an amount equal to the sum, without duplication, of (A) the net reduction in such Restricted Investments in any Person resulting from (i) repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary, (ii) other repurchases, repayments or redemptions of such Restricted Investments, (iii) the sale of any such Restricted Investment to a purchaser other than the Company or a Subsidiary of the Company or (iv) the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) that constituted a Restricted Investment plus (B) with respect to any Unrestricted Subsidiary designated as such after the Issue Date that is redesignated as a Restricted Subsidiary after the Issue Date, the lesser of (i) the Fair Market Value of the Company's Investment in such Subsidiary held by the Company or any of its Restricted Subsidiaries at the time of such redesignation and (ii) the aggregate amount of Investments made by the Company or any of its Restricted Subsidiaries in such Subsidiary upon or after designation of such Subsidiary as an Unrestricted Subsidiary and prior to the redesignation of such Subsidiary as a Restricted Subsidiary; plus

            (d)   100% of any dividends received by the Company or a Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary, to the extent such dividends were not otherwise included in the Consolidated Net Income of the Company for such period.

        The preceding provisions will not prohibit:

          (1)   the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the Indenture;

          (2)   the making of any Restricted Payment in exchange for, or out of the net cash proceeds from the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock and other than Equity Interests issued or sold to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or Guaranteed by the Company or any of its Restricted Subsidiaries unless such loans have been repaid with cash on or prior to the date of determination) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph and clause (7) of this paragraph;

          (3)   the purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Debt (including the payment of any required premium and any fees and expenses incurred in connection with such purchase, redemption, defeasance or other acquisition or retirement) with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

          (4)   the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary held by any of the Company's or any of its Restricted Subsidiaries' current or former directors or employees in connection with the exercise or vesting of any equity compensation (including, without limitation, stock options, restricted stock and phantom stock) in order to satisfy the Company's or such Restricted Subsidiary's tax withholding obligation with respect to such exercise or vesting;

          (5)   purchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;

          (6)   payments to fund the purchase, redemption or other acquisition or retirement for value by the Company of fractional Equity Interests arising out of stock dividends, splits or combinations, business combinations or other transactions permitted by the Indenture;

          (7)   as long as no Default has occurred and is continuing or would be caused thereby, the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary held by any of the Company's (or any of its Restricted Subsidiaries') current or former directors or employees; provided that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests may not exceed in any fiscal year the sum of (a) $2.0 million plus (b) the aggregate amount of cash proceeds received in such year by the Company from the sale of the Company's Equity Interests (other than Disqualified Stock) to any such directors or employees that occurs after the Issue Date; provided that the amount of such cash proceeds utilized for any such purchase, redemption or other acquisition or retirement will be excluded from clause (3)(b) of the immediately preceding paragraph and clause (2) of this paragraph, plus (c) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issue Date;

          (8)   as long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any class or series of preferred stock of any Restricted Subsidiary issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test described below under "—Incurrence of Indebtedness and Issuance of Preferred Stock;"

          (9)   the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary to the holders of Equity Interests (other than Disqualified Stock) of such Restricted Subsidiary; provided that such dividend or similar distribution is paid to all holders of such Equity Interests on a pro rata basis based on their respective holdings of such Equity Interests;

          (10) purchases of Subordinated Debt at a purchase price not greater than (a) 101% of the principal amount of such Subordinated Debt and accrued and unpaid interest thereon in the event of a Change of Control or (b) 100% of the principal amount of such Subordinated Debt and accrued and unpaid interest thereon in the event of an Asset Sale in connection with any change of control offer or asset sale offer required by the terms of such Subordinated Debt, but only if:

            (a)   in the case of a Change of Control, the Company has first complied with and fully satisfied its obligations under the covenant described under "—Repurchase at the Option of Holders—Change of Control;" or

            (b)   in the case of an Asset Sale, the Company has complied with and fully satisfied its obligations under the covenant described under "—Repurchase at the Option of Holders—Asset Sales;"

          (11) payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger, consolidation or transfer of all or substantially all of the assets of the Company that complies with the provisions described under "—Merger, Consolidation or Sale of Substantially All Assets;" and

          (12) other Restricted Payments in an aggregate amount at any time outstanding not to exceed $25.0 million.

        The amount of all Restricted Payments (other than cash) shall be the Fair Market Value, on the date of such Restricted Payment, of the Restricted Investment proposed to be made or the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The Fair Market Value of any cash Restricted Payment shall be its face amount, and the Fair Market Value of any non-cash Restricted Payment shall be determined in accordance with the definition of that term. For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (1) through (12) above or is entitled to be made pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such Restricted Payment, or later classify, reclassify or re-divide all or a portion of such Restricted Payment, in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

        The Company will not, and will not permit any of its Restricted Subsidiaries to directly or indirectly create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur;" with "incurrence" having a correlative meaning) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) and issue Disqualified Stock, and Subsidiary Guarantors may incur Indebtedness (including Acquired Debt) and issue preferred stock, if (a) the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, as the case may be, would have been at least 2.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period and (b) no Default would occur as a consequence of, and no Event of Default would be continuing following, the incurrence of the Indebtedness or the transactions relating to such incurrence, including any related application of the proceeds thereof.

        Notwithstanding the foregoing, the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any Disqualified Stock or preferred stock described in clauses (5) and (7) below (collectively, "Permitted Debt"):

          (1)   the incurrence by the Company and any Subsidiary Guarantor of Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit issued pursuant to any Credit Facility being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed the greater of (i) $300.0 million and (ii) 25.0% of Adjusted Consolidated Net Tangible Assets of the Company, determined as of the date of the incurrence of such Indebtedness after giving pro forma effect to such incurrence and the application of the proceeds therefrom;

          (2)   the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;

          (3)   the incurrence by the Company of Indebtedness represented by the Notes and by the Subsidiary Guarantors of Indebtedness represented by the Subsidiary's Guarantees to be issued on the Issue Date and the New Notes to be issued pursuant to the Registration Rights Agreements;

          (4)   the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, improvement, deployment, refurbishment or modification of property, plant or equipment or furniture, fixtures and equipment, in each case, used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to extend, renew, refund, refinance, replace, defease, discharge or otherwise retire for value any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (a) $25.0 million and (b) 2.0% of Adjusted Consolidated Net Tangible Assets of the Company, determined as of the date of the incurrence of such Indebtedness after giving effect to the application of the proceeds therefrom;

          (5)   the incurrence or issuance by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease, discharge or otherwise retire for value any Indebtedness (other than intercompany Indebtedness) or Disqualified Stock of the Company, or Indebtedness (other than intercompany Indebtedness) or preferred stock of any Restricted Subsidiary, in each case that was permitted by the Indenture to be incurred or issued under the first paragraph of this covenant or clause (2), (3) or (10) of this paragraph or this clause (5);

          (6)   the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (a) if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Subsidiary Guarantor, such Indebtedness will be deemed to constitute an incurrence of such Indebtedness that was not in compliance with this clause (6) unless expressly subordinated to the prior payment in full in cash of all obligations then due with respect to the Notes, in the case of the Company, or the Subsidiary Guarantee, in the case of a Subsidiary Guarantor; and (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

          (7)   the issuance by any of the Company's Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of any preferred stock; provided, however, that:

            (a)   any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary; and

            (b)   any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

          (8)   the incurrence of obligations of the Company or a Restricted Subsidiary pursuant to Interest Rate and Currency Hedges, in each case entered into in the ordinary course of business for the non-speculative purpose of limiting risks that arise in the ordinary course of business of the Company and its Restricted Subsidiaries;

          (9)   the Guarantee by the Company or any of the Subsidiary Guarantors of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being Guaranteed is subordinated to or pari passu with the Notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness Guaranteed;

          (10) the incurrence by the Company or any Restricted Subsidiary of Permitted Acquisition Indebtedness;

          (11) the incurrence by the Company or any Restricted Subsidiary of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

          (12) the incurrence by the Company or any Restricted Subsidiary of Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Company and its Restricted Subsidiaries;

          (13) the incurrence by the Company or any Restricted Subsidiary of Indebtedness constituting reimbursement obligations with respect to letters of credit; provided that, upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

          (14) the incurrence by any Foreign Subsidiary of Indebtedness that, in the aggregate together with all other Indebtedness of all Foreign Subsidiaries, (including all Permitted Refinancing Indebtedness incurred to extend, renew, refund, refinance, replace, defease, discharge or otherwise retire for value any Indebtedness incurred pursuant to this clause (14)) does not exceed the greater of (a) 2.0% of the Adjusted Consolidated Net Tangible Assets of all Foreign Subsidiaries, considered as a consolidated enterprise, determined as of the date of the incurrence of such Indebtedness after giving pro forma effect to such incurrence and the application of the proceeds therefrom and (b) $25.0 million;

          (15) incurrence of Indebtedness in respect of self-insurance obligations, bid, appeal, reimbursement, performance, surety and similar bonds and completion Guarantees, in each case in the ordinary course of business; and

          (16) the incurrence by the Company or any of the Subsidiary Guarantors of Indebtedness in an aggregate principal amount that, when taken together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such incurrence (other than Indebtedness permitted by clauses (1) through (15) above or the first paragraph of this covenant)

  and any Permitted Refinancing Indebtedness incurred to extend, renew, refund, refinance, replace, defease, discharge or otherwise retire for value any Indebtedness incurred pursuant to this clause (16) does not exceed the greater of (a) 2.5% of Adjusted Consolidated Net Tangible Assets of the Company, determined as of the date of the incurrence of such Indebtedness after giving pro forma effect to such incurrence and the application of the proceeds therefrom and (b) $35.0 million.

        The Company will not incur, and will not permit any Subsidiary Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Subsidiary Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Subsidiary Guarantee, on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

        For purposes of determining compliance with this "—Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, (a) in the event that an item of proposed Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) of the second paragraph of this covenant, or is entitled to be incurred or issued pursuant to the first paragraph of this covenant, the Company will be permitted to divide and classify such item on the date of its incurrence or issuance, or later divide and reclassify all or a portion of such item, in any manner that complies with this covenant and (b) all Indebtedness outstanding on the Issue Date under the Senior Credit Agreement shall be deemed incurred on the Issue Date under clause (1) of the second paragraph of this covenant. The accrual of interest, accrual of dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, unrealized losses or charges in respect of Hedging Obligations, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional Disqualified Stock or preferred stock of the same class will be deemed not to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Company as accrued.

        For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Permitted Refinancing Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Liens

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or permit to exist any Lien (the "Initial Lien"), other than Permitted Liens, upon any of its property or assets (including Capital Stock and Indebtedness of any Restricted Subsidiaries of the Company and including any income or profits from such property or assets), whether owned on the Issue Date or thereafter acquired, which Lien secures any Subordinated Debt or other Indebtedness, unless:

          (1)   in the case of Liens securing Subordinated Debt of the Company or a Subsidiary Guarantor, the Notes or Subsidiary Guarantee, as applicable, are secured by a Lien on such property or assets on a senior basis to the Subordinated Debt so secured with the same priority as the Notes or such Subsidiary Guarantee, as applicable, has to such Subordinated Debt until such time as such Subordinated Debt is no longer so secured by a Lien; and

          (2)   in the case of Liens securing other Indebtedness of the Company or a Subsidiary Guarantor, the Notes or Subsidiary Guarantees, as applicable, are secured by a Lien on such property or assets on an equal and ratable basis with the other Indebtedness so secured until such time as such other Indebtedness is no longer so secured by a Lien.

        Any Lien securing the Notes or Subsidiary Guarantees created pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the unconditional release and discharge of the Initial Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1)   pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

          (2    make loans or advances to the Company or any of its Restricted Subsidiaries; or

          (3)   sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under, by reason of or with respect to:

          (1)   the Senior Credit Agreement, any Existing Indebtedness, Capital Stock or any other agreements or instruments, in each case in effect on the Issue Date and any amendments, restatements, modifications, renewals, extensions, supplements, increases, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, restatements, modifications, renewals, extensions, supplements, increases, refundings, replacements or refinancings are, in the reasonable good faith judgment of the Chief Executive Officer and the Chief Financial Officer of the Company, no more restrictive, taken as a whole, than those contained in the applicable agreements or instruments as in effect on the Issue Date;

          (2)   the Indenture, the Notes and the Subsidiary Guarantees;

          (3)   applicable law, rule, regulation, order, approval, permit or similar restriction;

          (4)   any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, restatements, modifications, renewals, extensions, supplements, increases, refundings, replacements or refinancings thereof; provided, that the encumbrances and restrictions in any such amendments, restatements, modifications, renewals, extensions, supplements, increases, refundings, replacements or refinancings are, in the reasonable good faith judgment of the Chief Executive Officer and Chief Financial Officer of the Company, no more restrictive, taken as a whole, than those in effect on the date of the acquisition; provided, further, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

          (5)   customary non-assignment provisions in contracts, leases and licenses (including, without limitation, licenses of intellectual property) entered into in the ordinary course of business;

          (6)   any agreement for the sale or other disposition of the Equity Interests in, or all or substantially all of the properties or assets of, a Restricted Subsidiary, that restricts distributions by the applicable Restricted Subsidiary pending the sale or other disposition;

          (7)   Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are, in the reasonable good faith judgment of the Chief Executive Officer and Chief Financial Officer of the Company, not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

          (8)   Liens permitted to be incurred under the provisions of the covenant described above under "—Limitation on Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

          (9)   the issuance of preferred stock by a Restricted Subsidiary or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such preferred stock is permitted pursuant to the covenant described under "—Incurrence of Indebtedness and Issuance of Preferred Stock" and the terms of such preferred stock do not expressly restrict the ability of a Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such preferred stock prior to paying any dividends or making any other distributions on such other Capital Stock);

          (10) other Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be incurred pursuant to an agreement entered into after the Issue Date in accordance with the covenant described under "—Incurrence of Indebtedness and Issuance of Preferred Stock;" provided that the provisions relating to such encumbrance or restriction contained in such Indebtedness are not materially less favorable to the Company and its Restricted Subsidiaries, taken as a whole, in the reasonable good faith judgment of the Chief Executive Officer and Chief Financial Officer of the Company, than the provisions contained in the Senior Credit Agreement as in effect on the Issue Date;

          (11) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

          (12) Hedging Obligations permitted from time to time under the Indenture;

          (13) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (14) with respect only to encumbrances or restrictions of the type referred to in clause (3) of the immediately preceding paragraph:

            (a)   customary nonassignment provisions (including provisions forbidding subletting) in leases governing leasehold interests or Farm-In Agreements or Farm-Out Agreements relating to leasehold interests in oil and gas properties to the extent such provisions restrict the transfer of the lease, the property leased thereunder or the other interests therein;

            (b)   provisions limiting the disposition or distribution of assets or property in, or transfer of Capital Stock of, joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into (i) in the ordinary course of business, or (ii) with the approval of the Company's Board of Directors, which limitations are applicable only to the assets, property or Capital Stock that are the subject of such agreements;

            (c)   Capital Lease Obligations, security agreements, mortgages, purchase money agreements or similar instruments to the extent such encumbrance or restriction restricts the transfer of the property (including Capital Stock) subject to such Capital Lease Obligations, security agreements, mortgages, purchase money agreements or similar instruments; and

            (d)   provisions restricting dispositions of real property interests in reciprocal easement agreements;

          (15) encumbrances or restrictions with respect to an Unrestricted Subsidiary entered into before it became a Restricted Subsidiary.

Transactions with Affiliates

        The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of the Company (each, an "Affiliate Transaction"), unless:

          (1)   the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company; and

          (2)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

          (3)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30.0 million, the Board of Directors of the Company has received an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1)   any employment, consulting or similar agreement or arrangement, stock option or stock ownership plan, employee benefit plan, officer or director indemnification agreement, restricted stock agreement, severance agreement or other compensation plan or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments, awards, grants or issuances of securities pursuant thereto;

          (2)   transactions between or among the Company and/or its Restricted Subsidiaries and the issuance of Guarantees for the benefit of the Company or a Restricted Subsidiary;

          (3)   transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Company solely because the Company owns, directly or through a Subsidiary, an Equity Interest in, or controls, such Person;

          (4)   reasonable fees and expenses and compensation paid to, and indemnity or insurance provided on behalf of, officers, directors or employees of the Company or any of its Restricted Subsidiaries;

          (5)   any issuance of Equity Interests (other than Disqualified Stock) of the Company to, or receipt of a capital contribution from, Affiliates of the Company;

          (6)   Restricted Payments that do not violate the provisions of the Indenture described above under "—Restricted Payments;"

          (7)   loans or advances to employees in the ordinary course of business or consistent with past practice;

          (8)   advances to or reimbursements of expenses incurred by employees for moving, entertainment and travel expenses and similar expenditures in the ordinary course of business;

          (9)   the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any written agreement to which the Company or any of its Restricted Subsidiaries was a party on the Issue Date, as these agreements may be amended, modified or supplemented from time to time; provided, however, that any future amendment, modification or supplement entered into after the Issue Date will be permitted to the extent that its terms do not materially and adversely affect the rights of any holders of the Notes (as determined in good faith by the Board of Directors of the Company) as compared to the terms of the agreements in effect on the Issue Date;

          (10) pledges of Equity Interests of Unrestricted Subsidiaries for the benefit of lenders of Unrestricted Subsidiaries;

          (11) transactions between the Company or any Restricted Subsidiary and any Person, a director of which is also a director of the Company or any direct or indirect parent company of the Company and such director is the sole cause for such Person to be deemed an Affiliate of the Company or any Restricted Subsidiary; provided, however, that such director abstains from voting as director of the Company or such direct or indirect parent company of the Company, as the case may be, on any matter involving such other Person; and

          (12) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, provided that in the reasonable determination of the Board of Directors of the Company or the senior management of the Company, such transactions are on terms not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company.

Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation. That designation will only be permitted if the applicable Restricted Subsidiary meets the definition of an Unrestricted Subsidiary and if such Investment would be permitted at that time, either pursuant to (a) the covenant described above under "—Restricted Payments" or (b) the definition of Permitted Investment.

        Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under "—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the requirements of the definition of "Unrestricted Subsidiary" set forth below under "—Definitions," it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under "—Incurrence of Indebtedness and Issuance of Preferred Stock," the Company will be in Default of such covenant.

        The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under "—Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Reports

        Regardless of whether required by the rules and regulations of the Securities and Exchange Commission, so long as any Notes are outstanding, the Company will file with the Securities and Exchange Commission for public availability, within the time periods specified in the Securities and Exchange Commission's rules and regulations (unless the Securities and Exchange Commission will not accept such a filing, in which case the Company will comply with the requirements described in the second succeeding paragraph):

          (1)   all quarterly and annual reports that would be required to be filed with the Securities and Exchange Commission on Forms 10-Q and 10-K if the Company were required to file such reports;

          (2)   all current reports that would be required to be filed with the Securities and Exchange Commission on Form 8-K if the Company were required to file such reports;

          (3)   within 15 business days after furnishing to the trustee the annual and quarterly reports required by clauses (1) and (2) of this paragraph, hold a conference call to discuss such reports and the results of operations for the relevant reporting period; and

          (4)   issue a press release to an internationally recognized wire service no fewer than three business days prior to the date of the conference call required to be held in accordance with this paragraph, announcing the time and date of such conference call and either including all information necessary to access the call or directing noteholders, prospective investors, broker- dealers and securities analysts to contact the appropriate person at the Company to obtain such information.

        All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company's consolidated financial statements by the Company's certified independent accountants.

        If, at any time, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the Securities and Exchange Commission within the time periods specified above unless the Securities and Exchange Commission will not accept such a filing. The Company will not take any action for the purpose of causing the Securities and Exchange Commission not to accept any such filings. If, notwithstanding the foregoing, the Securities and Exchange Commission will not accept the Company's filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company were required to file those reports with the Securities and Exchange Commission.

        If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

        In addition, the Company agrees that, for so long as any Notes are not freely transferable, if at any time it is not required to file with the Securities and Exchange Commission the reports required by the preceding paragraphs, it will furnish to the holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Any such reports, information or documents filed with the Securities and Exchange Commission pursuant to its Electronic Date Gathering, Analysis and Retrieval (EDGAR) system shall be deemed filed with the trustee and furnished to the holders of the Notes and securities analysts as required pursuant to this covenant.

Subsidiary Guarantees

        If, after the Issue Date, (a) any Domestic Restricted Subsidiary that is not already a Subsidiary Guarantor incurs any Indebtedness in excess of a De Minimis Amount, or issues any preferred stock or (b) any Domestic Restricted Subsidiary that is not already a Subsidiary Guarantor incurs any Indebtedness whatsoever in respect of obligations under the Senior Credit Agreement, then such Subsidiary (referred to in clause (a) or (b) of this sentence) will become a Subsidiary Guarantor by executing and delivering a supplemental Indenture, in the form provided for in the Indenture, to the trustee within 30 days of the date on which it incurred such Indebtedness or issued such preferred stock (in each case, referred to in clause (a) or (b) of this sentence). The Subsidiary Guarantee of a Subsidiary Guarantor will be released upon request of the Subsidiary Guarantor at such time as such Subsidiary Guarantor is not liable for any Indebtedness and has no preferred stock outstanding, as long as at the time of such release, (i) no Default or Event of Default has occurred and is continuing, (ii) the Subsidiary Guarantor is not an obligor party to any undrawn Credit Facility or any Credit Facility under which letters of credit are outstanding or any instrument governing the terms of undrawn Indebtedness or any Guarantee thereof and (iii) the Subsidiary Guarantor has not been liable under any Indebtedness whatsoever during the immediately preceding 181 consecutive days.

Merger, Consolidation or Sale of Substantially All Assets

        The Company will not (1) consolidate or merge with or into another Person (regardless of whether the Company is the surviving corporation), convert into another form of entity or continue in another jurisdiction; or (2), directly or indirectly, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, unless:

          (1)   either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger or resulting from such conversion (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

          (2)   the Person formed by or surviving any such conversion, consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of the Company under the Notes and the Indenture (and the Registration Rights Agreements, if any obligations thereunder remain unsatisfied) pursuant to agreements reasonably satisfactory to the trustee;

          provided that, unless such Person is a corporation, a corporate co-issuer of the Notes will be added to the Indenture by a supplement reasonably satisfactory to the trustee;

          (3)   immediately after such transaction or transactions, no Default or Event of Default exists; and

          (4)   the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, would (on the date of such transaction after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period) either (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under "—Incurrence of Indebtedness and Issuance of Preferred Stock" or (b) have a Fixed Charge Coverage Ratio that is not less than the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries immediately before such transaction.

        For purposes of this covenant, the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of one or more Subsidiaries of the Company, which properties or assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties or assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties or assets of the Company.

        The surviving entity will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture; provided, however, that the Company will not be released from the obligation to pay the principal of, premium, if any, and interest on the Notes in the case of a lease of all or substantially all of the Company's properties or assets in a transaction that is subject to, and that complies with the provisions of, this covenant.

        Notwithstanding the restrictions described in the foregoing clause (4), any Restricted Subsidiary may consolidate with, merge into or dispose of all or part of its properties or assets to the Company, the Company may merge into a Restricted Subsidiary for the purpose of reincorporating the Company in another jurisdiction, and any Restricted Subsidiary may consolidate with, merge into or dispose of all or part of its properties or assets to another Restricted Subsidiary.

        Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the properties or assets of a Person.

Effectiveness of Covenants

        From and after the occurrence of an Investment Grade Rating Event, we and our Restricted Subsidiaries will no longer be subject to the following provisions of the Indenture (collectively, the "Suspended Covenants"):

          (a)   clause (4) of the covenant described under "Covenants—Merger, Consolidation or Sale of Substantially All Assets" and

          (b)   the provisions of the Indenture described above under the following headings:

    •
    "—Repurchase at the Option of Holders—Asset Sales;"

    •
    "—Covenants—Restricted Payments;"

    •
    "—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;"

    •
    "—Covenants—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;" and

    •
    "—Covenants—Transactions with Affiliates."

        If at any date (each such date, a "Reversion Date") the credit rating of the Notes is downgraded from an Investment Grade Rating by either Rating Agency, then the Suspended Covenants will thereafter be reinstated and again be applicable pursuant to the terms of the Indenture, unless and until the Notes subsequently attain an Investment Grade Rating. Neither the failure of the Company or any of its Subsidiaries to comply with a Suspended Covenant after the Notes attain an Investment Grade Rating and before any reinstatement of the Suspended Covenants nor compliance by the Company or any of its Subsidiaries with any contractual obligation entered into in compliance with the Indenture during that period will constitute a Default, Event of Default or breach of any kind under the Indenture, the Notes or the Subsidiary Guarantees.

        The period of time between the Suspension Date and the Reversion Date is referred to herein as the "Suspension Period." Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under "—Covenants—Restricted Payments" will be made as though the covenant described under "—Covenants—Restricted Payments" had been in effect at all times since the Issue Date, including during the Suspension Period. Any Debt incurred between the Suspension Date and the Reversion Date would be deemed to be Permitted Debt subsequent to the Reversion Date.

        Furthermore, during any Suspension Period, the Company may not designate any of its Subsidiaries as Unrestricted Subsidiaries.

        Consequently, during any Suspension Period, the Notes will be entitled to substantially reduced covenant protection. However, we and our Restricted Subsidiaries will remain subject to all other covenants in the Indenture during any such time, including those described above under "—Repurchase at the Option of Holders—Change of Control" and "—Covenants—Subsidiary Guarantees."

        There can be no assurance that the Notes will ever achieve or maintain an Investment Grade Rating from any Rating Agency.

Events of Default

        Under the Indenture, each of the following constitutes an "Event of Default" with respect to the Notes:

          (1)   default for 30 days in the payment when due of interest on the Notes;

          (2)   default in the payment when due of the principal of, or premium, if any, on the Notes;

          (3)   failure by the Company to comply with its obligations under "—Covenants—Merger, Consolidation or Sale of Substantially All Assets" or to consummate a purchase of Notes when required pursuant to the covenants described under "—Repurchase at the Option of Holders;"

          (4)   failure by the Company or any of its Restricted Subsidiaries for 30 days after written notice from the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes to comply with the provisions described under "—Covenants—Restricted Payments" or "—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" or to comply with the provisions described under "—Repurchase at the Option of Holders" to the extent not described in clause (3) above;

          (5)   failure by the Company or any of its Restricted Subsidiaries for 60 days (or 180 days in the case of a Reporting Failure) after written notice from the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes to comply with any of the other agreements in the Indenture or the Notes;

          (6)   default under any mortgage, Indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or any of its Restricted Subsidiaries, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

            (a)   is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness ("Payment Default"); or

            (b)   results in the acceleration of such Indebtedness prior to its maturity;

  and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates to $25.0 million or more;

          (7)   failure by the Company or any Significant Subsidiary or group of the Company's Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $25.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days;

          (8)   except as permitted by the Indenture, any Subsidiary Guarantee is held in a judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee; and

          (9)   certain events of bankruptcy, insolvency or reorganization with respect to the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary.

        The Indenture provides that in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all then outstanding Notes will become due and payable immediately without further action or notice. However, the effect of such provision may be limited by applicable law. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all of the Notes to be due and payable immediately by notice in writing to the Company and, in case of a notice by holders, also to the trustee specifying the respective Event of Default and that it is a notice of acceleration.

        Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding Notes may direct the trustee in its exercise of any trust or power with respect to the Notes. The trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.

        Subject to the provisions of the Indenture relating to the duties of the trustee in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of Notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, when due, no holder of a note may pursue any remedy with respect to the Indenture or the Notes unless:

          (1)   such holder has previously given the trustee notice of a continuing Event of Default;

          (2)   holders of at least 25% in aggregate principal amount of the then outstanding Notes have made a written request to the trustee to pursue the remedy;

          (3)   such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

          (4)   the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

          (5)   holders of a majority in aggregate principal amount of the then outstanding Notes have not given the trustee a direction that is inconsistent with such request within such 60-day period.

        The holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the trustee may, on behalf of the holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes.

        Notwithstanding the foregoing, if an Event of Default specified in clause (6) above shall have occurred and be continuing, such Event of Default and any consequential acceleration (to the extent not in violation of any applicable law or in conflict with any judgment or decree of a court of competent jurisdiction) shall be automatically rescinded if (a) (i) the Indebtedness that is the subject of such Event of Default has been repaid or (ii) if the default relating to such Indebtedness is waived by the holders of such Indebtedness or cured and if such Indebtedness has been accelerated, then the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, in each case within 20 days after the declaration of acceleration with respect thereto, and (b) any other existing Events of Default, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

        The Company is required to deliver to the trustee annually an Officers' Certificate regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required within five Business Days to deliver to the trustee a statement specifying such Default or Event of Default and what action the Company is taking or proposing to take in respect thereof.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator, stockholder, member, manager or partner of the Company or any Subsidiary Guarantor, as such, will have any liability for any obligations of the Company or the Subsidiary Guarantors under the Notes, the Indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of New Notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        The Company may, at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officers' Certificate, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Subsidiary Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

          (1)   the rights of holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on such Notes when such payments are due from the trust referred to below;

          (2)   the Company's obligations with respect to the Notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3)   the rights, powers, trusts, duties and immunities of the trustee, and the Company's and the Subsidiary Guarantors' obligations in connection therewith; and

          (4)   the Legal Defeasance and Covenant Defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Subsidiary Guarantors released with respect to the provisions of the Indenture described above under "—Repurchase at the Option of Holders" and under "—Covenants" (other than the covenant described under "—Covenants—Merger, Consolidation or Sale of Substantially All Assets," except to the extent described below) (such release and termination being referred to as "Covenant Defeasance"), and thereafter any omission to comply with such obligations or provisions will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs in accordance with the Indenture, the Events of Default described under clauses (3) through (8) under "—Events of Default" and the Event of Default described under clause (9) under "—Events of Default" (but only with respect to Subsidiaries of the Company), in each case, will no longer constitute an Event of Default with respect to the Notes. In addition, upon the occurrence of Covenant Defeasance all obligations of the Subsidiary Guarantors with respect to their Subsidiary Guarantees will be discharged.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)   the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium, if any, on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

          (2)   in the case of Legal Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, the Company has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or the grant of Liens securing such borrowing);

          (5)   such Legal Defeasance or Covenant Defeasance and the related deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

          (6)   the Company must deliver to the trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others;

          (7)   the Company must deliver to the trustee an Officers' Certificate, stating that all conditions precedent set forth in clauses (1) through (6), as applicable, of this paragraph have been complied with; and

          (8)   the Company must deliver to the trustee an opinion of counsel, stating that all conditions precedent set forth in clauses (2), (3) and (5), as applicable, of this paragraph have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the Indenture, the debt securities issued thereunder (including the Notes) or any Guarantee thereof may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the then-outstanding debt securities of each series affected by such amendment or supplemental Indenture, with each such series voting as a separate class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities) and, subject to certain exceptions relating to waivers of past Defaults and rights of holders of Notes to receive payment, any existing Default or Event of Default or compliance with any provision of the Indenture or the debt securities issued thereunder (including the Notes) or any Guarantee thereof may be waived with respect to each series of debt securities with the consent of the holders of a majority in aggregate principal amount of the then-outstanding debt securities of such series voting as a separate class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities).

        Without the consent of each holder of the outstanding debt securities affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting holder):

          (1)   change the Stated Maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the Indenture, or change any place of payment where, or the coin or currency in which, any debt security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date therefor);

          (2)   reduce the percentage in principal amount of the then-outstanding debt securities of any series, the consent of whose holders is required for any such amendment, supplement or waiver;

          (3)   modify any of the provisions set forth in (i) the provisions of the Indenture related to the holder's unconditional right to receive principal, premium, if any, and interest on the debt securities or (ii) the provisions of the Indenture related to the waiver of past Defaults under such Indenture except to increase any such percentage or to provide that certain other provisions of such Indenture cannot be modified or waived without the consent of the holder of each then-outstanding debt security affected thereby;

          (4)   waive a redemption payment with respect to any debt security; provided, however, that any purchase or repurchase of debt securities shall not be deemed a redemption of the debt securities;

          (5)   release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of such Indenture (as supplemented by any supplemental Indenture);

          (6)   make any change in the foregoing amendment and waiver provisions of the Indenture. Notwithstanding the foregoing, without the consent of any holder of debt securities, the Company, the Subsidiary Guarantors (if any) and the trustee may amend or supplement the Indenture or the debt securities or the Guarantees thereof issued thereunder to:

            (a)   cure any ambiguity or defect or to correct or supplement any provision therein that may be inconsistent with any other provision therein;

            (b)   evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company therein and, to the extent applicable, to the debt securities;

            (c)   provide for uncertificated Notes in addition to or in place of certificated Notes;

            (d)   add a Subsidiary Guarantee and cause any Person to become a Subsidiary Guarantor, and/or to evidence the succession of another Person to a Subsidiary Guarantor and the assumption by any such successor of the Subsidiary Guarantee of such Subsidiary Guarantor therein;

            (e)   secure the debt securities of any series;

            (f)    add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company shall consider to be appropriate for the benefit of the holders of all or any series of debt securities (and if such covenants, restrictions, conditions or provisions are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power therein conferred upon the Company and to make the occurrence, or the occurrence and continuance, of a Default in any such additional covenants, restrictions, conditions or provisions an Event of Default permitting the enforcement of all or any of the several remedies provided in the Indenture as set forth therein; provided, that in respect of any such additional covenant, restriction, condition or provision, such supplemental indenture may provide for a particular period of grace after Default (which period may be shorter or longer than that allowed in the case of other Defaults) or may provide for an immediate enforcement upon such an Event of Default or may limit the remedies available to the trustee upon such an Event of Default or may limit the right of the holders of a majority in aggregate principal amount of the debt securities of such series to waive such an Event of Default;

            (g)   make any change to any provision of the Indenture that would provide any additional rights or benefits to the holders of the debt securities issued thereunder or that does not adversely affect the rights or interests of any such holder;

            (h)   provide for the issuance of additional debt securities in accordance with the provisions set forth in the Indenture on the date of such Indenture;

            (i)    add any additional Defaults or Events of Default in respect of all or any series of debt securities;

            (j)    change or eliminate any of the provisions of the Indenture; provided that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision;

            (k)   establish the form or terms of debt securities of any series as permitted thereunder, including to reopen any series of any debt securities as permitted thereunder;

            (l)    evidence and provide for the acceptance of appointment thereunder by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee, pursuant to the requirements of such Indenture;

            (m)  conform the text of the Indenture (and/or any supplemental indenture) or any debt securities issued thereunder to any provision of a description of such debt securities appearing in a prospectus or prospectus supplement or an offering memorandum or offering circular pursuant to which such debt securities were offered to the extent that such provision was intended to be a verbatim recitation of a provision of such Indenture (and/or any supplemental indenture) or any debt securities or Guarantees issued thereunder;

            (n)   add a corporate co-issuer in accordance with the covenant set forth under "—Covenants—Merger, Consolidation or Sale of Substantially All Assets;" or

            (o)   modify, eliminate or add to the provisions of the Indenture to such extent as shall be necessary to effect the qualification of such Indenture under the Trust Indenture Act, or under any similar federal statute subsequently enacted, and to add to such Indenture such other provisions as may be expressly required under the Trust Indenture Act.

        The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver under the Indenture requiring approval of the holders becomes effective, the Company shall mail to the holders of debt securities affected thereby a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all such holders, or any defect therein, will not impair or affect the validity of the applicable amendment, supplement or waiver.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder (except as to surviving rights of registration of transfer or exchange of the Notes and as otherwise specified in the Indenture), when:

          (1)   either:

            (a)   all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

            (b)   all Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

          (2)   no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or the grant of Liens securing such borrowing);

          (3)   such deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

          (4)   the Company or any Subsidiary Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

          (5)   the Company has delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

        In addition, the Company must deliver to the trustee (a) an Officers' Certificate, stating that all conditions precedent set forth in clauses (1) through (5) above have been satisfied and (b) an opinion of counsel, stating that all conditions precedent set forth in clauses (3) and (5) above have been satisfied.

Concerning the Trustee

        If the trustee becomes a creditor of the Company or any Subsidiary Guarantor, the Indenture will limit the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust

Indenture Act) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the Securities and Exchange Commission for permission to continue as trustee (if the Indenture has been qualified under the Trust Indenture Act) or resign.

        The holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. If an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its powers, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the trustee reasonable security or indemnity against any loss, liability or expense.

Governing Law

        The Indenture, the New Notes and the Subsidiary Guarantees are governed by the laws of the State of New York.

Book-Entry, Delivery and Form

        The New Notes will be issued in registered global form, without interest coupons (the "Global Notes"), and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The New Notes will be deposited with the trustee, as custodian for DTC, and registered in the name of Cede & Co., as nominee of DTC.

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

        DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised the Company that, pursuant to procedures established by it:

          (1)   upon deposit of the Global Notes, DTC will credit the accounts of the Participants with portions of the principal amount of the Global Notes; and

          (2)   ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

        Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream.

        All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of certificated Notes and will not be considered the registered owners or "holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company, the Subsidiary Guarantors and the trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Subsidiary Guarantors, the trustee nor any agent of any of them has or will have any responsibility or liability for:

  •
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

  •
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised the Company that its current practice, at the due date of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for certificated Notes if:

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  DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the Company fails to appoint a successor depositary within 90 days;

  •
  the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of Certificated Notes (DTC has advised the Company that, in such event, under its current practices, DTC would notify its Participants of the Company's request, but will only withdraw beneficial interests from a Global Note at the request of each Participant); or

  •
  a Default or Event of Default has occurred and is continuing and DTC notifies the trustee of its decision to exchange the Global Note for Certificated Notes.

        In addition, beneficial interests in a Global Note may be exchanged for certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the Indenture. In all cases, certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

        The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Company will make all payments of principal, interest and premium, if any, with respect to certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The Notes represented by the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any certificated Notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised The Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Definitions

        "Acquired Debt" means, with respect to any specified Person:

          (1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, regardless of whether such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or becoming a Subsidiary of such specified Person; and

          (2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Additional Assets" means:

          (1)   any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Related Business;

          (2)   the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary;

          (3)   Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; or

          (4)   Capital Stock of any Restricted Subsidiary; provided that all the Capital Stock of such Subsidiary held by the Company or any of its Restricted Subsidiaries shall entitle the Company or such Restricted Subsidiary to not less than a pro rata portion of all dividends or other distributions made by such Subsidiary upon any of such Capital Stock;

        provided, however, that, in the case of clauses (2), (3) and (4), such Subsidiary is primarily engaged in a Related Business.

        "Adjusted Consolidated Net Tangible Assets" means, with respect to any specified Person or Persons (all of such specified Persons, whether one or more, being referred to in this definition as the "Referent Person"), as of the date of determination (without duplication), the remainder of:

          (a)   the sum of:

              (i)  discounted future net revenues from proved oil and gas reserves of such Person and its Restricted Subsidiaries calculated in accordance with Securities and Exchange Commission guidelines before any provincial, territorial, state, federal or foreign income taxes, as estimated by the Company in a reserve report prepared as of the end of the Company's most recently completed fiscal year for which audited financial statements are available and giving effect to applicable Oil and Natural Gas Hedging Contracts, (A) as increased by, as of the date of determination, the estimated discounted future net revenues from (1) estimated proved oil and gas reserves acquired since such year end, which reserves were not reflected in such year end reserve report, and (2) estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior period end) since such year end due to exploration, development, exploitation or other activities, and (B) as decreased by, as of the date of determination, the estimated discounted future net revenues from (1) estimated proved oil and gas reserves reflected in such reserve report produced or disposed of since such year end, and (2) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves reflected in such reserve report since such year end due to changes in geological conditions or other factors that would, in accordance with standard industry practice, cause such revisions, in each case described in this clause (i) calculated in accordance with Securities and Exchange Commission guidelines and estimated by the Company's petroleum engineers or any independent petroleum engineers engaged by the Company for that purpose;

             (ii)  the capitalized costs that are attributable to oil and gas properties of the Referent Person and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company's books and records as of a date no earlier than the date of the Company's latest available annual or quarterly financial statements;

            (iii)  the Net Working Capital of the Referent Person on a date no earlier than the date of the Company's latest annual or quarterly financial statements; and

            (iv)  the greater of (A) the net book value of other tangible assets of the Referent Person and its Restricted Subsidiaries, as of a date no earlier than the date of the Company's latest annual or quarterly financial statements, and (B) the appraised value, as estimated by independent appraisers, of other tangible assets of the Referent Person and its Restricted Subsidiaries, as of a date no earlier than the date of the Company's latest audited financial statements (provided that the Company shall not be required to obtain such appraisal solely for the purpose of determining this value); minus

          (b)   the sum of:

              (i)  the net book value of any Capital Stock of a Restricted Subsidiary of the Referent Person that is not owned by the Referent Person or another Restricted Subsidiary of the Referent Person;

             (ii)  to the extent not otherwise taken into account in determining Adjusted Consolidated Net Tangible Assets of the Referent Person, any net gas-balancing liabilities of the Referent Person and its Restricted Subsidiaries reflected in the Company's latest audited financial statements;

            (iii)  to the extent included in (a)(i) above, the discounted future net revenues, calculated in accordance with Securities and Exchange Commission guidelines (utilizing the prices utilized in the Company's year-end reserve report), attributable to reserves that are required to be delivered by the Referent Person to third parties to fully satisfy the obligations of the Referent Person and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

            (iv)  the discounted future net revenues, calculated in accordance with Securities and Exchange Commission guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of the Referent Person and its Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

        If the Company changes its method of accounting from the full cost method of accounting to the successful efforts or a similar method of accounting, "Adjusted Consolidated Net Tangible Assets" of the Referent Person will continue to be calculated as if the Company were still using the full cost method of accounting.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Asset Sale" means:

          (1)   the sale, lease (other than an operating lease entered into in the ordinary course), conveyance or other disposition of any assets or rights (including by way of a Production Payment or a sale and leaseback transaction); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under "—Covenants—Merger, Consolidation or Sale of Substantially All Assets" and not by the provisions of the Asset Sales covenant; and

          (2)   the issuance of Equity Interests in any of the Company's Restricted Subsidiaries (other than directors' qualifying shares) or the sale of Equity Interests held by the Company or its Subsidiaries in any of its Subsidiaries.

        Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

          (1)   any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $10.0 million;

          (2)   a transfer of assets between or among the Company and its Restricted Subsidiaries;

          (3)   an issuance of Equity Interests by a Restricted Subsidiary to the Company or to a Restricted Subsidiary;

          (4)   the sale, lease or other disposition of equipment, inventory, products, services, accounts receivable or other assets in the ordinary course of business, including in connection with any compromise, settlement or collection of accounts receivable, and any sale or other disposition of damaged, worn-out or obsolete assets or assets that are no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries;

          (5)   the sale or other disposition of cash or Cash Equivalents;

          (6)   a Restricted Payment that does not violate the covenant described above under "—Covenants—Restricted Payments," including the issuance or sale of Equity Interests or the sale,

  lease or other disposition of products, services, equipment, inventory, accounts receivable or other assets pursuant to any such Restricted Payment;

          (7)   the consummation of a Permitted Investment, including, without limitation, unwinding any Hedging Obligations, and including the issuance or sale of Equity Interests or the sale, lease or other disposition of products, services, equipment, inventory, accounts receivable or other assets pursuant to any such Permitted Investment;

          (8)   a disposition of Hydrocarbons or mineral products inventory in the ordinary course of business;

          (9)   the farm-out, lease or sublease of developed or undeveloped crude oil or natural gas properties owned or held by the Company or any Restricted Subsidiary in exchange for crude oil and natural gas properties owned or held by another Person;

          (10) the creation or perfection of a Lien (but not, except as contemplated in clause (11) below, the sale or other disposition of the properties or assets subject to such Lien);

          (11) the creation or perfection of a Permitted Lien and the exercise by any Person in whose favor a Permitted Lien is granted of any of its rights in respect of that Permitted Lien;

          (12) the licensing or sublicensing of intellectual property, including, without limitation, licenses for seismic data, in the ordinary course of business and which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

          (13) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

          (14) any Production Payments and Reserve Sales; provided that all such Production Payments and Reserve Sales (other than incentive compensation programs on terms that are reasonably customary in the oil and gas business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary) shall have been created, incurred, issued, assumed or Guaranteed in connection with the financing of, and within 60 days after the acquisition of, the oil and gas properties that are subject thereto;

          (15) the sale or other disposition (regardless of whether in the ordinary course of business) of oil and gas properties; provided that, at the time of such sale or other disposition, such properties do not have attributed to them any proved reserves;

          (16) any trade or exchange by the Company or any Restricted Subsidiary of properties or assets used or useful in a Related Business for other properties or assets used or useful in a Related Business owned or held by another Person (including Capital Stock of a Person engaged in a Related Business that is or becomes a Restricted Subsidiary), including any cash or Cash Equivalents necessary in order to achieve an exchange of equivalent value, provided that the Fair Market Value of the properties or assets traded or exchanged by the Company or such Restricted Subsidiary (including any cash or Cash Equivalents to be delivered by the Company or such Restricted Subsidiary) is reasonably equivalent to the Fair Market Value of the properties or assets (together with any cash or Cash Equivalents) to be received by the Company or such Restricted Subsidiary, and provided, further, that any cash received in the transaction must be applied in accordance with the covenant described above under "—Repurchase at the Option of Holders—Asset Sales" as if such transaction were an Asset Sale; and

          (17) transactions in accordance with "—Covenants—Merger, Consolidation or Sale of Substantially All Assets."

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time or upon the occurrence of a subsequent condition. The terms "Beneficially Owns," "Beneficially Owned" and "Beneficially Owning" will have a corresponding meaning.

        "Board of Directors" means:

          (1)   with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

          (2)   with respect to a partnership, the board of directors of the general partner of the partnership;

          (3)   with respect to a limited liability company, the managers or managing member or members of such limited liability company (as applicable) or any duly authorized committee of managers or managing members (as applicable) thereof; and

          (4)   with respect to any other Person, the board of directors or duly authorized committee of such Person serving a similar function.

        "Business Day" means any day other than a Legal Holiday.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

        "Capital Stock" means:

          (1)   in the case of a corporation, corporate stock;

          (2    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3)   in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.

        "Cash Equivalents" means:

          (1)   United States dollars;

          (2)   Government Securities having maturities of not more than one year from the date of acquisition;

          (3)   marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of "A" or better from either S&P or Moody's;

          (4)   certificates of deposit, demand deposit accounts and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

          (5)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

          (6)   commercial paper having one of the two highest ratings obtainable from Moody's or S&P and, in each case, maturing within one year after the date of acquisition;

          (7)   money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

          (8)   deposits in any currency available for withdrawal on demand with any commercial bank that is organized under the laws of any country in which the Company or any Restricted Subsidiary maintains its chief executive office or is engaged in the Related Business; provided that all such deposits are made in such accounts in the ordinary course of business.

        "Change of Control" means:

          (1)   any "person" or "group" of related persons (as such terms are used in Section 13(d) of the Exchange Act) is or becomes a Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its properties or assets) (for the purposes of this clause, such person or group shall be deemed to Beneficially Own any Voting Stock of the Company held by an entity, if such person or group Beneficially Owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of such entity);

          (2)   the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors;

          (3)   the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d) of the Exchange Act); or

          (4)   the adoption or approval by the stockholders of the Company of a plan for the liquidation or dissolution of the Company.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

          (1)   provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

          (2)   the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

          (3)   exploration and abandonment expense (if applicable) to the extent deducted in calculating Consolidated Net Income; plus

          (4)   depreciation, depletion, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment, other non-cash expenses and other non-cash items (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization, impairment and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

          (5)   any interest expense attributable to any Oil and Natural Gas Hedging Contract, to the extent that such interest expense was deducted in computing such Consolidated Net Income; minus

          (6)   non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, and minus

          (7)   the sum of (a) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (b) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments;

        in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the preceding sentence, clauses (1) through (5) relating to amounts of a Restricted Subsidiary of the referent Person will be added to Consolidated Net Income to compute Consolidated Cash Flow of such Person only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (1) through (5) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the referent Person by such Restricted Subsidiary without prior governmental approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or the holders of its Capital Stock.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (1)   the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

          (2)   the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, members or partners;

          (3)   the cumulative effect of a change in accounting principles will be excluded;

          (4)   any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of such Person or its consolidated Restricted Subsidiaries (including pursuant to any sale or leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person will be excluded;

          (5)   any asset impairment writedowns on oil and gas properties under GAAP or Securities and Exchange Commission guidelines will be excluded;

          (6)   any non-cash mark-to-market adjustments to assets or liabilities resulting in unrealized gains or losses in respect of Hedging Obligations (including those resulting from the application of SFAS 133) shall be excluded; and

          (7)   to the extent deducted in the calculation of Net Income, any non-cash or other charges associated with any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness will be excluded.

        "Consolidated Tangible Assets" means, with respect to any Person as of any date, the amount which, in accordance with GAAP, would be set forth under "Total Assets" (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, less all goodwill, patents, tradenames, trademarks, copyrights, franchises, experimental expenses, organization expenses and any other amounts classified as intangible assets in accordance with GAAP.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who:

          (1)   was a member of such Board of Directors on the Issue Date; or

          (2)   was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

        "Credit Facilities" means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities (including, without limitation, the Senior Credit Agreement), commercial paper facilities or Debt Issuances providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to any lenders, other financiers or to special purpose entities formed to borrow from (or sell such receivables to) any lenders or other financiers against such receivables), letters of credit, bankers' acceptances, other borrowings or Debt Issuances, in each case, as amended, restated, modified, renewed, extended, refunded, replaced or refinanced (in each case, without limitation as to amount), in whole or in part, from time to time (including through one or more Debt Issuances).

        "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

        "Debt Issuances" means, with respect to the Company or any Restricted Subsidiary, one or more issuances after the Issue Date of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "De Minimis Amount" means a principal amount of Indebtedness that does not exceed $1.0 million.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the

Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under "—Covenants—Restricted Payments." The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

        "Dollar-Denominated Production Payments" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

        "Domestic Restricted Subsidiary" means any Restricted Subsidiary that was formed under the laws of the United States or any state of the United States or the District of Columbia or that Guarantees or otherwise provides direct credit support for any Indebtedness of the Company or any Restricted Subsidiary (other than a Foreign Subsidiary).

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means (1) an offering after the Issue Date for cash by the Company of its Capital Stock (other than Disqualified Stock), or options, warrants or rights with respect to its Capital Stock or (2) a cash contribution to the Company's common equity capital from any Person after the Issue Date, but excludes any offering or contribution described in clause (1) or (2) occurring on or prior to January 1, 2013 if (x) a Change of Control has occurred or (y) such offering or contribution is made in connection with, or in contemplation of, a Change of Control.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Senior Credit Agreement, the Notes and the Subsidiary Guarantees and intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries) in existence on the Issue Date, until such amounts are repaid.

        "Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party. Fair Market Value of an asset or property in excess of $10.0 million shall be determined by the Board of Directors of the Company acting in good faith, whose determination shall be conclusive and evidenced by a resolution of such Board of Directors, and any lesser Fair Market Value may be determined by an officer of the Company acting in good faith.

        "Farm-In Agreement" means an agreement whereby a Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interests therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property.

        "Farm-Out Agreement" means a Farm-In Agreement, viewed from the standpoint of the party that transfers an ownership interest to another.

        "Fixed Charge Coverage Ratio" means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge

Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

          (1)   acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used or useful in a Related Business), or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including in each case any related financing transactions and increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and any Consolidated Cash Flow for such period will be calculated giving pro forma effect to any operating improvements or cost savings that have occurred or are reasonably expected to occur within one year of the closing of such acquisition in the reasonable judgment of the principal accounting officer or Chief Financial Officer of the Company as certified in an Officers' Certificate delivered to the trustee (regardless of whether those operating improvements or cost savings could then be reflected in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the Securities and Exchange Commission related thereto);

          (2)   the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

          (3)   the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

          (4)   any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

          (5)   any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

          (6)   if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness, but if the remaining term of such Hedging Obligation is less than 12 months, then such Hedging Obligation shall only be taken into account for that portion of the period equal to the remaining term thereof).

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

          (1)   the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (excluding (i) any interest attributable to Production Payments and Reserve Sales, (ii) write-off of deferred financing costs and (iii) accretion of interest charges on future plugging and abandonment obligations, future retirement benefits and other obligations that do not constitute Indebtedness, but including, without limitation, amortization of debt issuance costs and original issue discount, noncash interest payments, the interest component of any deferred payment obligations other than that attributable to any Oil and Natural Gas Hedging Contract, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings), and net of the effect of all payments made or received pursuant to Interest Rate Agreements; plus

          (2)   the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

          (3)   any interest on Indebtedness of another Person that is Guaranteed by the specified Person or one or more of its Restricted Subsidiaries or secured by a Lien on assets of such specified Person or one or more of its Restricted Subsidiaries, regardless of whether such Guarantee or Lien is called upon; plus

          (4)   all dividends, whether paid or accrued and regardless of whether in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary,

        in each case, on a consolidated basis and determined in accordance with GAAP.

        "Foreign Subsidiary" means any Restricted Subsidiary other than a Domestic Restricted Subsidiary.

        "GAAP" means generally accepted accounting principles in the United States, which are in effect from time to time. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP.

        "Government Securities" means direct obligations of, or obligations Guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services or to take or pay or to maintain financial statement conditions or otherwise), or entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part). "Guarantee" used as a verb has a correlative meaning.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate and Currency Hedges and any Oil and Natural Gas Hedging Contracts.

        "Hydrocarbons" means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

        "Indebtedness" means, with respect to any specified Person, without duplication, any indebtedness of such Person, regardless of whether contingent:

          (1)   in respect of borrowed money;

          (2)   evidenced by bonds, notes, credit agreements, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3)   in respect of bankers' acceptances;

          (4)   representing Capital Lease Obligations;

          (5)   in respect of any Guarantee by such Person of production or payment with respect to a Production Payment (but not any other contractual obligation in respect of such Production Payment);

          (6)   representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any such balance that constitutes an accrued expense or a trade payable; or

          (7)   representing any Interest Rate and Currency Hedges,

        if and to the extent any of the preceding items (other than letters of credit and Interest Rate and Currency Hedges) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes (a) all Indebtedness of any other Person, of the types described above in clauses (1) through (7), secured by a Lien on any asset of the specified Person (regardless of whether such Indebtedness is assumed by the specified Person); provided that the amount of such Indebtedness will be the lesser of (i) the Fair Market Value of such asset at such date of determination and (ii) the amount of such Indebtedness of such other Person, and (b) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person, of the types described above in clauses (1) through (7) above. Furthermore, the amount of any Indebtedness outstanding as of any date will be the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

        Notwithstanding the foregoing, the following shall not constitute "Indebtedness:"

            (i)  accrued expenses and trade accounts payable arising in the ordinary course of business;

           (ii)  except as provided in clause (5) of the first paragraph of this definition, any obligation in respect of any Production Payment and Reserve Sales;

          (iii)  any obligation in respect of any Farm-In Agreement;

          (iv)  any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Government Securities (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness;

           (v)  oil or natural gas balancing liabilities incurred in the ordinary course of business and consistent with past practice;

          (vi)  any obligation in respect of any Oil and Natural Gas Hedging Contract;

         (vii)  any unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of the Financial Standards Accounting Board's Accounting Standards Codification (ASC) 815);

        (viii)  any obligations in respect of (a) bid, performance, completion, surety, appeal and similar bonds, (b) obligations in respect of bankers' acceptances, (c) insurance obligations or bonds and other similar bonds and obligations and (d) any Guarantees or letters of credit functioning as or supporting any of the foregoing bonds or obligations; provided, however, that such bonds or obligations mentioned in subclause (a), (b), (c) or (d) of this clause (viii), are incurred in the ordinary course of the business of the Company and its Restricted Subsidiaries and do not relate to obligations for borrowed money;

          (ix)  any Disqualified Stock of the Company or preferred stock of a Restricted Subsidiary;

           (x)  any obligation arising from any agreement providing for indemnities, guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than Guarantees of Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets; and

          (xi)  all contracts and other obligations, agreements instruments or arrangements described in clauses (20), (21), (22) and (23) of the definition of "Permitted Liens."

        "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

        "Interest Rate and Currency Hedges" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

        "Investment Grade Rating" means a rating equal to or higher than: (1) Baa3 (or the equivalent) by Moody's; or (2) BBB- (or the equivalent) by S&P, or, if either such entity ceases to rate the Notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other Rating Agency.

        "Investment Grade Rating Event" means the first day on which (a) the Notes have an Investment Grade Rating from at least two Rating Agencies, (b) no Default with respect to the Notes has occurred and is then continuing under the Indenture and (c) the Company has delivered to the trustee an Officers' Certificate certifying as to the satisfaction of the conditions set forth in clauses (a) and (b) of this definition.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations, advances or capital contributions (excluding endorsements of negotiable instruments and documents in the ordinary course of business, and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company's Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under "—Covenants—Restricted Payments." The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under "—Covenants—Restricted Payments." Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

        "Issue Date" means November 23, 2011, the date on which the Old Notes were originally issued under the Indenture.

        "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, regardless of whether filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement.

        "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of non-cash preferred stock dividends, excluding, however:

          (1)   any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale (including, without limitation, any cash received pursuant to any sale and leaseback transaction) or (b) the disposition of any securities by such Person or the extinguishment of any Indebtedness of such Person; and

          (2)   any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

        "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

          (1)   all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expense incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Sale;

          (2)   all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of such Indebtedness, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law be repaid out of the proceeds from such Asset Sale;

          (3)   all distributions and other payments required to be made to holders of minority interests in Subsidiaries or joint ventures as a result of such Asset Sale; and

          (4)   the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, or held in escrow, in either case for adjustment in respect of the sale price or for any liabilities associated with the assets disposed of in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale.

        "Net Working Capital" means (a) all current assets of the Company and its Restricted Subsidiaries except current assets from Oil and Natural Gas Hedging Contracts, less (b) all current liabilities of the Company and its Restricted Subsidiaries, except (i) current liabilities included in Indebtedness, (ii) current liabilities associated with asset retirement obligations relating to oil and gas properties and (iii) any current liabilities from Oil and Natural Gas Hedging Contracts, in each case as set forth in the consolidated financial statements of the Company prepared in accordance with GAAP (excluding any adjustments made pursuant to the Financial Standards Accounting Board's Accounting Standards Codification (ASC) 815).

        "Non-Recourse Debt" means Indebtedness:

          (1)   as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise), in each case other than Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by the Company or any Restricted Subsidiary to the extent securing otherwise Non-Recourse Debt of such Unrestricted Subsidiary or joint venture;

          (2)   no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

          (3)   the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries, except for any Equity Interests referred to in clause (1) of this definition.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Officer" means, in the case of the Company, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company and, in the case of any Subsidiary Guarantor, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of such Subsidiary Guarantor.

        "Officers' Certificate" means, in the case of the Company, a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company and, in the case of any Subsidiary Guarantor, a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of such Subsidiary Guarantor.

        "Oil and Natural Gas Hedging Contract" means any Hydrocarbon hedging agreements and other agreements or arrangements entered into in the ordinary course of business in the oil and gas industry for the purpose of protecting against fluctuations in Hydrocarbon prices.

        "Permitted Acquisition Indebtedness" means Indebtedness or Disqualified Stock of the Company or any of the Company's Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of:

          (1)   a Subsidiary prior to the date on which such Subsidiary became a Restricted Subsidiary; or

          (2)   a Person that was merged or consolidated into the Company or a Restricted Subsidiary;

        provided that on the date such Subsidiary became a Restricted Subsidiary or the date such Person was merged or consolidated into the Company or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto, (a) the Restricted Subsidiary or the Company, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under "—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" or (b) have a Fixed Charge Coverage Ratio that is not less than the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries immediately before such transaction.

        "Permitted Business Investments" means Investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, a Related Business as means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil, natural gas, other Hydrocarbons and minerals (including with respect to plugging and abandonment) through agreements, transactions, interests or arrangements that permit one to share risks or costs of such activities or comply with regulatory requirements regarding local ownership, including without limitation, (a) ownership interests in oil, natural gas, other Hydrocarbons and minerals properties, liquefied natural gas facilities, processing facilities, gathering systems, pipelines, storage facilities or related systems or ancillary real property interests; (b) Investments in the form of or pursuant to operating agreements, working interests, royalty interests, mineral leases, processing agreements, Farm-In Agreements, Farm-Out Agreements, contracts for the sale, transportation or exchange of oil, natural gas, other Hydrocarbons and minerals, production sharing agreements, participation agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements, stockholder agreements and other similar agreements (including for limited liability companies) with third parties; and (c) direct or indirect ownership interests in drilling rigs and related equipment, including, without limitation, transportation equipment.

        "Permitted Investments" means:

          (1)   any Investment in the Company or in a Restricted Subsidiary;

          (2)   any Investment in Cash Equivalents;

          (3)   any Investment by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment:

            (a)   such Person becomes a Restricted Subsidiary; or

            (b)   such Person is merged or consolidated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary;

          (4)   any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under "—Repurchase at the Option of Holders—Asset Sales;"

          (5)   any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes with Persons who are not Affiliates;

          (6)   Investments represented by Hedging Obligations;

          (7)   advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business, in each case to the extent they constitute Investments;

          (8)   loans or advances to employees in the ordinary course of business or consistent with past practice, in each case to the extent they constitute Investments;

          (9)   advances and prepayments for asset purchases in the ordinary course of business in a Related Business of the Company or any of its Restricted Subsidiaries;

          (10) receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

          (11) surety and performance bonds and workers' compensation, utility, lease, tax, performance and similar deposits and prepaid expenses in the ordinary course of business;

          (12) guarantees by the Company or any of its Restricted Subsidiaries of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Company or any such Restricted Subsidiary in the ordinary course of business;

          (13) Investments of a Restricted Subsidiary acquired after the Issue Date or of any entity merged into the Company or merged into or consolidated with a Restricted Subsidiary in accordance with the covenant described under "—Covenants—Merger, Consolidation or Sale of Substantially All Assets" or the covenant described in the third paragraph under "—Subsidiary Guarantees of the Notes" (as applicable) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

          (14) Permitted Business Investments;

          (15) Investments received as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default;

          (16) Investments in any units of any oil and gas royalty trust;

          (17) Investments existing on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases of such Investments (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the Issue Date);

          (18) repurchases of or other Investments in the Notes; and

          (19) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (19) that are at the time outstanding not to exceed the greater of (a) 1.5% of Adjusted Consolidated Net Tangible Assets of the Company and (b) $20.0 million.

        "Permitted Liens" means, with respect to any Person:

          (1)   Liens securing Indebtedness incurred under Credit Facilities pursuant to subparagraph (1) of the second paragraph of the covenant described under "—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;" provided that the aggregate amount of such indebtedness does not exceed the aggregate amount that would be allowed under such subparagraph (1);

          (2)   Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with or financed by such Indebtedness;

          (3)   pledges or deposits by such Person under workers' compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;

          (4)   landlords', carriers', warehousemen's, mechanics', materialmen's, repairmen's or similar Liens arising by contract or statute in the ordinary course of business and with respect to amounts which are not yet delinquent or are being contested in good faith by appropriate proceedings;

          (5)   Liens for taxes, assessments or other governmental charges or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

          (6)   Liens in favor of the issuers of surety or performance bonds or bankers' acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

          (7)   encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (8)   leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

          (9)   any attachment or judgment Liens not giving rise to an Event of Default;

          (10) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capital Lease Obligations with respect to, or the repair, improvement or construction cost of, assets or property acquired or repaired, improved or constructed in the ordinary course of business; provided that:

            (a)   the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under the Indenture and does not exceed the cost of the assets or property so acquired or repaired, improved or constructed plus fees and expenses in connection therewith; and

            (b)   such Liens are created within 180 days of repair, improvement or construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto (including improvements);

          (11) Liens arising solely by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained or deposited with a depositary institution; provided that:

            (a)   such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

            (b)   such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

          (12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

          (13) Liens existing on the Issue Date other than Liens securing Indebtedness referred to in clause (1);

          (14) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or a Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary other than those of the Person merged or consolidated with the Company or such Restricted Subsidiary;

          (15) Liens on property or Capital Stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

          (16) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or a Subsidiary Guarantor;

          (17) Liens securing the Notes, the Subsidiary Guarantees and other obligations arising under the Indenture;

          (18) Liens securing Permitted Refinancing Indebtedness of the Company or a Restricted Subsidiary incurred to refinance Indebtedness of the Company or a Restricted Subsidiary that was previously so secured other than Indebtedness referred to in clause (1); provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property or assets that is the security for a Permitted Lien hereunder;

          (19) Liens in respect of Production Payments and Reserve Sales, which Liens shall be limited to the property that is the subject of such Production Payments and Reserve Sales;

          (20) Liens on pipelines and pipeline facilities that arise by operation of law;

          (21) Liens arising under joint venture agreements, partnership agreements, oil and gas leases or subleases, assignments, purchase and sale agreements, division orders, contracts for the sale, purchasing, processing, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, development agreements, area of mutual interest agreements, licenses, sublicenses, net profits interests, participation agreements, Farm-Out Agreements, Farm-In Agreements, carried working interest, joint operating, unitization, royalty, sales and similar agreements relating to the exploration or development of, or production from, oil and gas properties entered into in the ordinary course of business in a Related Business; provided that the Liens arising under any such agreements are not incurred in connection with the borrowing of money;

          (22) Liens reserved in oil and gas mineral leases for bonus, royalty or rental payments and for compliance with the terms of such leases;

          (23) Liens on, or related to, properties or assets to secure all or part of the costs incurred in the ordinary course of a Related Business for exploration, drilling, development, production, processing, transportation, marketing, storage, abandonment or operation;

          (24) Liens arising under the Indenture in favor of the trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under the Indenture; provided that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of the Indebtedness;

          (25) Liens securing obligations of the Company and its Restricted Subsidiaries under non-speculative Hedging Obligations;

          (26) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by the Company or any Restricted Subsidiary to the extent securing Non-Recourse Debt of such Unrestricted Subsidiary or joint venture;

          (27) Liens securing Indebtedness of any Foreign Subsidiary which Indebtedness is permitted by the Indenture; and

          (28) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary with respect to obligations that, at any one time outstanding, do not exceed the greater of (a) $10.0 million and (b) 1.0% of Adjusted Consolidated Net Tangible Assets of the Company.

        "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries, any Disqualified Stock of the Company or any preferred stock of any Restricted Subsidiary (a) issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to or a deferral or renewal of ((a) and (b) above, collectively, a "Refinancing"), any other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness), any Disqualified Stock of the Company or any preferred stock of a Restricted Subsidiary in a principal amount or, in the case of Disqualified Stock of the Company or preferred stock of a Restricted Subsidiary, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of:

          (1)   the principal amount or, in the case of Disqualified Stock or preferred stock, liquidation preference, of the Indebtedness, Disqualified Stock or preferred stock so Refinanced (plus, in the case of Indebtedness, the amount of premium, if any paid in connection therewith), and

          (2)   if the Indebtedness being Refinanced was issued with any original issue discount, the accreted value of such Indebtedness (as determined in accordance with GAAP) at the time of such Refinancing.

        Notwithstanding the preceding, no Indebtedness, Disqualified Stock or preferred stock will be deemed to be Permitted Refinancing Indebtedness, unless:

          (1)   such Indebtedness, Disqualified Stock or preferred stock has a final maturity date or redemption date, as applicable, no earlier than the final maturity date or redemption date, as applicable, of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or preferred stock being Refinanced;

          (2)   if the Indebtedness, Disqualified Stock or preferred stock being Refinanced is contractually subordinated or otherwise junior in right of payment to the Notes, such Indebtedness, Disqualified Stock or preferred stock has a final maturity date or redemption date, as applicable, no earlier than the final maturity date or redemption date, as applicable, of, and is contractually subordinated or otherwise junior in right of payment to, the Notes, on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness, Disqualified Stock or preferred stock being Refinanced at the time of the Refinancing; and

          (3)   such Indebtedness or Disqualified Stock is incurred or issued by the Company or such Indebtedness, Disqualified Stock or preferred stock is incurred or issued by the Restricted Subsidiary who is the obligor on the Indebtedness being Refinanced or the issuer of the Disqualified Stock or preferred stock being Refinanced; provided that a Restricted Subsidiary that is also a Subsidiary Guarantor may guarantee Permitted Refinancing Indebtedness incurred by the Company, regardless of whether such Restricted Subsidiary was an obligor or guarantor of the Indebtedness being Refinanced.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

        "Production Payments" means Dollar-Denominated Production Payments and Volumetric Production Payments, collectively.

        "Production Payments and Reserve Sales" means the grant or transfer by the Company or a Subsidiary of the Company to any Person of a royalty, overriding royalty, net profits interest, Production Payment, partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the oil and gas business for geologists, geophysicists and other providers of technical services to the Company or a Subsidiary of the Company.

        "Rating Agency" means each of S&P and Moody's, or if (and only if) S&P or Moody's or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Moody's, or both, as the case may be.

        "Related Business" means any business which is the same as or related, ancillary or complementary to any of the businesses of the Company and its Restricted Subsidiaries on the Issue Date, which includes (1) the acquisition, exploration, exploitation, development, production, operation and disposition of interests in oil, gas and other hydrocarbon properties, and the utilization of the Company's and its Restricted Subsidiaries' properties, (2) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties and products produced in association therewith, (3) development, purchase and sale of real estate and interests therein, and (4) any business or activity relating to, arising from, or necessary, appropriate or incidental to the activities described in the foregoing clauses (1) through (3) of this definition.

        "Reporting Failure" means the failure of the Company to file with the Securities and Exchange Commission and make available or otherwise deliver to the trustee and each holder of Notes, within the time periods specified in "—Covenants—Reports" (after giving effect to any grace period specified under Rule 12b-25 under the Exchange Act), the periodic reports, information, documents or other reports that the Company may be required to file with the Securities and Exchange Commission pursuant to such provision. Any such reports, information or documents filed with the Securities and Exchange Commission pursuant to its Electronic Date Gathering, Analysis and Retrieval (EDGAR) system shall be deemed filed with the trustee and furnished to the holders of the Notes and securities analysts as required pursuant to this covenant.

        "Restricted Investment" means any Investment other than a Permitted Investment.

        "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Senior Credit Agreement" means (i) the amended and restated credit agreement dated as of October 28, 2011, among Kodiak Oil & Gas (USA) Inc., as borrower, the lenders party thereto and Wells Fargo Bank, N.A., as administrative agent, as amended by that certain first amendment and limited waiver dated as of November 14, 2011 and that certain second amendment dated as of November 14, 2011 and (ii) any related Notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, supplemented, increased, renewed, refunded, replaced (including replacement after the termination of such credit facility), supplemented, restructured or refinanced in whole or in part from time to time in one or more agreements or instruments.

        "Senior Debt" means:

          (1)   all Indebtedness of the Company or any of its Restricted Subsidiaries outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

          (2)   the Notes and any other Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any Subsidiary Guarantee; and

          (3)   all Obligations with respect to the items listed in the preceding clauses (1) and (2). Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

            (a)   any intercompany Indebtedness of the Company or any of its Subsidiaries to the Company or any of its Affiliates;

            (b)   any Indebtedness that is incurred in violation of the Indenture; or

            (c)   any trade payables or taxes owed or owing by the Company or any Restricted Subsidiary.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X under the Securities Act.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of its issue date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subordinated Debt" means Indebtedness of the Company or a Subsidiary Guarantor that is contractually subordinated in right of payment (by its terms or the terms of any document or instrument relating thereto), to the Notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as applicable.

        "Subsidiary" means, with respect to any specified Person:

          (1)   any corporation, association or other business entity (other than a partnership) of which more than 50% of the total voting power of its Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2)   any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

        "Subsidiary Guarantee" means any Guarantee of the Notes by any Subsidiary Guarantor in accordance with the provisions of the Indenture described under "—Covenants—Subsidiary Guarantees."

        "Subsidiary Guarantor" means each Restricted Subsidiary that has become obligated under a Subsidiary Guarantee, in accordance with the terms of the guarantee provisions of the Indenture, but only for so long as such Subsidiary remains so obligated pursuant to the terms of the Indenture.

        "Unrestricted Subsidiary" means any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of such Board of Directors, but only to the extent that such Subsidiary:

          (1)   has no Indebtedness other than Non-Recourse Debt;

          (2)   is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

          (3)   has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, except to the extent such Guarantee or credit support would be released upon such designation.

        Any Subsidiary of an Unrestricted Subsidiary shall also be an Unrestricted Subsidiary.

        "Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all related undertakings and obligations.

        "Voting Stock" of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1)   the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2)   the then outstanding principal amount of such Indebtedness.

Registration Rights; Liquidated Damages

        We have filed the registration statement of which this prospectus forms a part and are conducting the exchange offer in accordance with our obligations under the respective Registration Rights Agreements between us, Kodiak Oil & Gas (USA) Inc. and the initial purchasers of the Old Notes. We have also agreed to file with the Securities and Exchange Commission a shelf registration statement to register for public resale Old Notes held by any holder who provides us with certain information for inclusion in the shelf registration statement if:

  •
  the exchange offer is not permitted by applicable law or the policies of the Securities and Exchange Commission;

  •
  the exchange offer is not completed by the 360th day following the date of the original issuance of the Old Notes (November 17, 2012);

  •
  any initial purchaser of the Old Notes so requests with respect to any Old Notes not eligible to be exchanged for New Notes and held by it following consummation of the exchange offer; or

  •
  any holder (other than a holder that is a broker-dealer electing to exchange Old Notes, acquired for its own account as a result of market making activities or other trading activities, for New Notes) is not eligible to participate in the exchange offer, or in the case of any holder (other than a holder that is a broker-dealer electing to exchange Old Notes, acquired for its own account as a result of market making activities or other trading activities, for New Notes) that participates in the exchange offer, such holder does not receive freely tradeable securities on the date of the exchange.

        The Registration Rights Agreements provide that, in the event that either the exchange offer is not completed or the shelf registration statement is not effective on or prior to November 17, 2012, the interest rate on the Old Notes will be increased at a rate of 0.25% per annum for the first 90-day period immediately following such default. Further, additional interest will increase by an additional 0.25% per annum, up to a maximum of 1.00% per annum, with respect to each subsequent 90-day period until all such defaults have been cured.

        If the shelf registration statement were to be filed and become effective and thereafter either cease to be effective or the prospectus contained therein ceases to be usable for resales of the Old Notes at any time during the shelf effectiveness period, and such failure to remain effective or usable for resales of the Old Notes exists for more than 30 calendar days (whether or not consecutive) in any 12-month period because either (1) any event occurs as a result of which the prospectus forming part of such registration statement would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances in which they were made not misleading, (2) it shall be necessary to amend such registration statement or supplement the related prospectus to comply with the Securities Act or the Exchange Act or the respective rules thereunder, or (3) such shelf registration statement has expired before a replacement shelf registration statement has become effective, then, the interest rate on the Old Notes will be increased at a rate of 0.25% per annum for the first 90-day period immediately following the occurrence of such a default and such additional interest will increase by an additional 0.25% per annum, subject to a maximum of 1.00% per annum, with respect to each subsequent 90-day period until all such defaults have been cured.

        The foregoing summary of the material provisions of the Registration Rights Agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreements, copies of which are incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the expiration date of the exchange offer it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                        , [201  ], all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

        The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of up to 180 days after the completion of the exchange offer, the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. The Company has agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of Old Notes) other than commissions or concessions of any brokers or dealers and will indemnify such holders (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

 MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES

        The following discussion is a summary of the material federal income tax considerations relevant to the exchange of Old Notes for New Notes by U.S. holders (as defined below), but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a U.S. holder of New Notes. We cannot assure you that the Internal Revenue Service ("IRS") will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS regarding the U.S. federal income tax consequences of exchanging Old Notes for New Notes.

        For purposes of this discussion, you are a "U.S. holder" if you are a beneficial owner of notes and you are:

  •
  an individual citizen or resident of the United States;

  •
  a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or the District of Columbia;

  •
  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or a trust that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

        This discussion only applies to U.S. holders who hold the Notes as capital assets. The tax treatment of U.S. holders may vary depending upon their particular situations. Certain holders, including insurance companies, tax exempt organizations, financial institutions, investors in pass-through entities, expatriates, taxpayers subject to the alternative minimum tax, broker-dealers, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, U.S. holders whose functional currency is not the U.S. dollar, regulated investment companies, real estate investment trusts and persons holding the notes as part of a "straddle", "hedge" or "conversion transaction", may be subject to special rules not discussed below. This discussion does not address any estate, gift, foreign, state or local taxes.

        If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds Old Notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partnerships and partners of partnerships holding the Old Notes should consult their own tax advisors.

        The exchange of Old Notes for New Notes will not constitute a taxable exchange to a U.S. holder for United States federal income tax purposes. Accordingly, a U.S. holder will not recognize gain or loss upon receipt of a New Note in exchange for an Old Note in the exchange, and the U.S. holder's tax basis and holding period in the New Note will be the same as its tax basis and holding period in the corresponding Old Note immediately before the exchange.

        You should consult your own tax advisors regarding the particular U.S. federal income tax consequences to you of exchanging Old Notes for New Notes and any tax consequences that may arise under the laws of any relevant foreign, state, local, or other taxing jurisdiction or under any applicable tax treaty, as well as possible effects of changes in federal or other tax laws.

 LEGAL MATTERS

        Certain legal matters regarding the New Notes and the related guarantees will be passed upon for us and the guarantor by Dorsey & Whitney LLP, Seattle, Washington and New York, New York. Certain Canadian legal matters will be passed upon for us by Miller Thomson LLP, Vancouver, British Columbia. As of October 8, 2012, certain partners of Miller Thomson LLP owned 15,500 shares of the Company's common stock.

EXPERTS

        The audited consolidated financial statements of the Company as of December 31, 2010 and for each of the years in the two-year period ended December 31, 2010 have been incorporated by reference herein in reliance on the report of Hein & Associates LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The audited consolidated financial statements of the Company as of December 31, 2011, included in the Company's Annual Report (Form 10-K) for the year ended December 31, 2011, and the effectiveness of the Company's internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Company management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The statements of operating revenues and direct operating expenses of the properties acquired by the Company in January 2012, for the years ended December 31, 2011 and 2010, included as Exhibit 99.1 to the Company's Current Report on Form 8-K filed on March 26, 2012, have been incorporated by reference herein in reliance on the report of Hein & Associates LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The statements of operating revenues and direct operating expenses of the properties acquired by the Company in October 2011, for the years ended December 31, 2010 and December 31, 2009, included as Exhibit 99.1 to the Company's Current Report on Form 8-K filed on November 3, 2011, have been incorporated by reference herein in reliance on the report of Ernst & Young LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The statement of revenues and direct operating expenses of the properties acquired by the Company in June 2011, for the period from January 20, 2011 (inception) to March 31, 2011, included as Exhibit 99.1 to the Company's Current Report on Form 8-K filed on June 30, 2011, have been so incorporated by reference herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        Estimates of the oil and gas reserves of the Company and related future net cash flows and present values thereof as of December 31, 2011 and December 31, 2010, and estimates of the oil and gas reserves associated with the properties acquired by the Company in January 2012, in each case incorporated by reference in this prospectus, were based in part upon reserve reports prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers. We have included these estimates in reliance on the authority of such firm as an expert in such matters.

WHERE YOU CAN FIND MORE INFORMATION;
INCORPORATION BY REFERENCE

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference room in Washington, D.C. at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-888-SEC-0330 for further information on the public reference rooms. These filings are also available to the public from the Securities and Exchange Commission's web site at www.sec.gov. We also maintain an Internet site at www.kodiakog.com that contains information concerning us and our affiliates. The information at or accessible through our Internet site is not incorporated by reference in this prospectus, and you should not consider it to be part of this prospectus.

        In addition, we are subject to the filing requirements prescribed by the securities legislation of the Canadian provinces of British Columbia and Alberta. You are invited to read and copy any reports, statements or other information that we file with the Canadian provincial securities commissions or other similar regulatory authorities at their respective public reference rooms. These filings are also electronically available from the Canadian System for Electronic Document Analysis and Retrieval at http://www.sedar.com, which is commonly known by the acronym "SEDAR," the Canadian equivalent of the Securities and Exchange Commission's EDGAR system.

        We "incorporate by reference" into this prospectus information, which means that we can disclose important information to you by referring you to another document filed with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus, and the information that we file later with the Securities and Exchange Commission will automatically supersede this information. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus. We incorporate by reference any future filings made by us with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the time of initial filing of the registration statement and before effectiveness of the registration statement, and after the date of this prospectus and until we have sold all of the Notes to which this prospectus relates or the offering is otherwise terminated (excluding any information furnished under Items 2.02 or 7.01 on any current report on Form 8-K or corresponding information furnished under Item 9.01 or included as an exhibit). We also incorporate by reference the documents listed below:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2011, as amended;

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012; and

  •
  Our Current Reports on Form 8-K filed on June 30, 2011 (dated June 29, 2011, solely with respect to Exhibit 99.1), November 3, 2011 (solely with respect Exhibit 99.1), January 17, 2012, March 26, 2012, May 14, 2012 (three reports), May 17, 2012, June 18, 2012, June 22, 2012, July 20, 2012, August 3, 2012 and September 21, 2012.

        Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of such documents that are incorporated by reference but not delivered with the prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests should be directed to:

  Kodiak Oil & Gas Corp.
  Attn: James P. Henderson
  1625 Broadway, Suite 250
  Denver, Colorado 80202
  (303) 592-8075

        Any statement contained in this prospectus or in a document, all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document that is incorporated by reference modifies or supersedes such statement. The making of a modified or superseded statement shall not be deemed an admission that the modified or superseded statement, when made, constituted an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

ANNEX A:
LETTER OF TRANSMITTAL

TO TENDER
ALL OUTSTANDING
8.125% SENIOR NOTES DUE 2019
OF
KODIAK OIL & GAS CORP.
PURSUANT TO THE PROSPECTUS
DATED                    , 2012

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                    , 2012 (THE "EXPIRATION DATE"), UNLESS EXTENDED. TENDERS MAY BE WITHDRAWN PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

 The Exchange Agent for the Exchange Offer is:

U.S. Bank National Association
60 Livingston Avenue
St. Paul, MN 55107
(800) 934-6802

        If you wish to exchange your issued and outstanding 8.125% Senior Notes due 2019 ("Old Notes") for an equal aggregate principal amount of newly issued 8.125% Senior Notes due 2019 ("New Notes") with materially identical terms that have been registered under the Securities Act of 1933, as amended (the "Securities Act") pursuant to the exchange offer, you must validly tender (and not withdraw) your Old Notes to the Exchange Agent prior to the Expiration Date.

        We refer you to the prospectus, dated                    , 2012 (the "Prospectus"), of Kodiak Oil & Gas Corp., a Yukon Territory corporation (the "Issuer"), which, together with this Letter of Transmittal (the "Letter of Transmittal"), describe the Issuer's offer (the "Exchange Offer") to exchange the Old Notes for a like aggregate principal amount of New Notes. Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

        The Issuer reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. The Issuer shall notify the Exchange Agent and each registered holder of the Old Notes of any extension by oral (promptly followed in writing) or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

        This Letter of Transmittal is to be used by holders of the Old Notes. Tender of Old Notes is to be made according to the Automated Tender Offer Program ("ATOP") of The Depository Trust Company ("DTC") pursuant to the procedures set forth in the Prospectus under the caption "Exchange Offer—Exchange Offer Procedures." DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent's DTC account. DTC will then send a computer generated message known as an "agent's message" to the Exchange Agent for its acceptance. For you to validly tender your Old Notes in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an agent's message under the ATOP procedures that confirms that:

  •
  DTC has received your instructions to tender your Old Notes; and

  •
  you agree to be bound by the terms of this Letter of Transmittal.

        BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

 PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

  1.
  By tendering Old Notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

  2.
  By tendering Old Notes in the Exchange Offer, you represent and warrant that you have full authority to tender the Old Notes described above and will, upon request, execute and deliver any additional documents deemed by the Issuer to be necessary or desirable to complete the tender of Old Notes.

  3.
  You understand that the tender of the Old Notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Issuer as to the terms and conditions set forth in the Prospectus.

  4.
  By tendering Old Notes in the Exchange Offer, you acknowledge that the Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the "SEC"), including Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989), Morgan Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993), that the New Notes issued in exchange for the Old Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act (other than with respect to a broker-dealer who purchased Old Notes exchanged for such New Notes directly from the Issuer to resell pursuant to Rule 144A or any other available exemption under the Securities Act and any such holder that is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act), provided that such New Notes are acquired in the ordinary course of such holders' business and such holders are not participating in, and have no arrangement with any other person to participate in, the distribution of such New Notes.

  5.
  By tendering Old Notes in the Exchange Offer, you hereby represent and warrant that:

  a.
  the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of your business;

  b.
  you have no arrangements or understandings with any person to participate in the distribution of the Old Notes or the New Notes within the meaning of the Securities Act;

  c.
  you are not an "affiliate," as such term is defined under Rule 405 promulgated under the Securities Act, of the Company; and

  d.
  if you are not broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the New Notes, or, if you are a broker-dealer, you will receive the New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, and you acknowledge that you will deliver a prospectus in connection with any resale of such New Notes; provided, however, that by acknowledging that you will deliver and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act.

  6.
  If you are a broker-dealer and Old Notes held for your own account were not acquired as a result of market-making or other trading activities, such Old Notes cannot be exchanged pursuant to the Exchange Offer.

  7.
  Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

 INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.
Book-Entry Confirmations.

        Any confirmation of a book-entry transfer to the Exchange Agent's account at DTC of Old Notes tendered by book-entry transfer (a "Book-Entry Confirmation"), as well as any agent's message and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date.

2.
Partial Tenders.

        Tenders of Old Notes will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The entire principal amount of Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all Old Notes is not tendered, then Old Notes for the principal amount of Old Notes not tendered and New Notes issued in exchange for any Old Notes accepted will be delivered to the holder via the facilities of DTC promptly after the Old Notes are accepted for exchange.

3.
Validity of Tenders.

        All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Old Notes will be determined by the Issuer, in its sole discretion, which determination will be final and binding. The Issuer reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Issuer, be unlawful. The Issuer also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Old Notes. The Issuer's interpretation of the terms and conditions of the Exchange Offer (including the instructions on the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Issuers shall determine. Although the Issuer intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Issuer, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, promptly following the Expiration Date.

4.
Waiver of Conditions.

        The Issuer reserves the absolute right to waive, in whole or part, up to the expiration of the Exchange Offer, any of the conditions to the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.

5.
No Conditional Tender.

        No alternative, conditional, irregular or contingent tender of Old Notes will be accepted.

6.
Request for Assistance or Additional Copies.

        Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address or telephone number set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

7.
Withdrawal.

        Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption "Exchange Offer—Withdrawal of Tenders."

8.
No Guarantee of Late Delivery.

        There is no procedure for guarantee of late delivery in the Exchange Offer.

        IMPORTANT:    BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until                        , 2012, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

Kodiak Oil & Gas Corp.

        Under the Business Corporations Act (Yukon Territory), or the YBCA, the corporate statute governing us, we may indemnify an individual who:

  •
  is or was our director or officer; or

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  at our request, is or was a director or officer of, or acted in a similar capacity for, another entity,

against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which that individual is involved because of that association with us or other entity.

        However, we are prohibited from indemnifying an individual under the YBCA unless:

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  such individual acted honestly and in good faith with a view to our best interests (or to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at our request, as the case may be); and

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  in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such individual had reasonable grounds for believing that such individual's conduct was lawful.

        The YBCA allows us to advance moneys to the individual for the costs, charges and expenses of any civil, criminal, administrative, investigative or other proceeding, but the individual must repay the moneys if the individual does not fulfill the conditions listed above. We may not indemnify or pay the expenses of the individual in respect of an action brought against the individual by or on behalf of us unless such indemnity or payment has been approved by the appropriate court.

        We, the individual or other entity may apply to the appropriate court for an order approving indemnity under section 126 of the YBCA and the court may so order or make any further order that it sees fit. The court may order that notice be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

        The YBCA provides that we may purchase and maintain insurance for the benefit of any person against any liability incurred by such individual:

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  in the individual's capacity as a director or officer of the corporation, except when the liability relates to the individual's failure to act honestly and in good faith with a view to the best interests of the corporation; or

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  in the individual's capacity as a director or officer of another body corporate if the individual acts or acted in that capacity at the corporation's request, except when the liability relates to the individual's failure to act honestly and in good faith with a view to the best interests of the corporation.

        Our Amended and Restated By-law No. 1, or the "By-laws," provide that, subject to the limitations of the YBCA, we may purchase and maintain such insurance for the benefit of our directors and officers as our board of directors may determine.

        Our By-laws provide that, subject to the YBCA, we may indemnify our directors and officers, our former directors or officers or another individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with us or other entity if:

  •
  the individual acted honestly and in good faith with a view to our best interest, or as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at our request; and

  •
  in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful.

Kodiak Oil & Gas (USA) Inc.

        The Colorado Business Corporation Act ("CBCA") allows indemnification of directors, officers, employees and agents of a company against liabilities incurred in any proceeding in which an individual is made a party because he or she was a director, officer, employee or agent of the company if such person conducted himself in good faith and reasonably believed his actions were in, or not opposed to, the best interests of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        Kodiak Oil & Gas (USA) Inc.'s Bylaws provide that such corporation must indemnify, to the fullest extent permitted by the laws of the State of Colorado, any of its directors or officers made or threatened to be made a party to a proceeding, by reason of the person serving or having served in a capacity as such, or at such corporation's request in a capacity as a director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any and all liability incurred by the person in connection with the proceeding if certain standards are met. Kodiak Oil & Gas (USA) Inc. may also be required to make advances of reasonable expenses with respect to any such proceeding.

        Kodiak Oil & Gas (USA) Inc.'s Articles of Incorporation limit the liability of directors to the fullest extent permitted by the CBCA. Specifically, such corporation's directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for:

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  any breach of the duty of loyalty to the corporation or its shareholders;

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  acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

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  dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions;

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  violations of certain laws; or

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  any transaction from which the director derives an improper personal benefit.

Insurance; Proceedings

        We maintain liability insurance, which insures our directors and officers against certain losses and insures us against our obligations to indemnify our directors and officers. At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification would be required or permitted.

Item 21.    Exhibits and Financial Statement Schedules.

        (a)   The exhibits required to be filed pursuant to the requirements of Item 601 of Regulation S-K are set forth in the Index to Exhibits accompanying this registration statement.

        Schedules are omitted because they either are not required or are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

Item 22.    Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by such registrant of expenses incurred or paid by a director, officer or controlling person of the applicable registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        Each registrant hereby undertakes:

        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a)   to include any prospectus required by section 10(a)(3) of the Securities Act;

          (b)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (c)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        That, for the purpose of determining liability under the Securities Act to any purchaser, if such registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        That, for the purpose of determining liability of such registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of such registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (a)   any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

          (b)   any free writing prospectus relating to the offering prepared by or on behalf of such registrant or used or referred to by the undersigned registrants;

          (c)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of such registrant; and

          (d)   any other communication that is an offer in the offering made by such registrant to the purchaser.

        To respond to requests for information that are incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of Securities Act Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on October 9, 2012.

KODIAK OIL & GAS CORP.
By:	/s/ LYNN A. PETERSON President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

By:	/s/ LYNN A. PETERSON Lynn A. Peterson	Director, Chairman of the Board, President and Chief Executive Officer (principal executive officer)	October 9, 2012
By:	* James P. Henderson	Chief Financial Officer, Treasurer and Secretary (principal financial officer and principal accounting officer)	October 9, 2012
By:	* James E. Catlin	Director, Executive Vice President of Business Development	October 9, 2012
By:	* Rodney D. Knutson	Director	October 9, 2012
By:	* William J. Krysiak	Director	October 9, 2012
By:	* Herrick K. Lidstone, Jr.	Director	October 9, 2012
By:	/s/ Lynn A. Peterson Lynn A. Peterson As Attorney-in-fact for the individuals noted above with an asterisk		October 9, 2012

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on October 9, 2012.

KODIAK OIL & GAS (USA) INC.
By:	/s/ LYNN A. PETERSON President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

By:	/s/ LYNN A. PETERSON Lynn A. Peterson	President, Chief Executive Officer, and Director (principal executive officer)	October 9, 2012
By:	* James P. Henderson	Chief Financial Officer, Treasurer and Secretary (principal financial officer and principal accounting officer)	October 9, 2012
By:	* James E. Catlin	Director, Chief Operating Officer	October 9, 2012
By:	/s/ Lynn A. Peterson Lynn A. Peterson As Attorney-in-fact for the individuals noted above with an asterisk		October 9, 2012

INDEX TO EXHIBITS

Exhibit Number	Description
3.1	Certificate of Continuance of Kodiak Oil & Gas Corp., dated September 20, 2001 (filed as Exhibit 1.1 to the registrant's Registration Statement on Form 20-F filed on November 23, 2005 and incorporated herein by reference)
3.2	Articles of Continuation of Kodiak Oil & Gas Corp. (filed as Exhibit 1.2 to the registrant's Registration Statement on Form 20-F filed on November 23, 2005 and incorporated herein by reference)
3.3	Amended and Restated By-Law No. 1 of the Company (filed as Exhibit 3.3 to the registrant's Quarterly Report on Form 10-Q filed on May 9, 2008 and incorporated herein by reference)
3.4
Articles of Incorporation of Kodiak Oil and Gas (USA) Inc. (filed as Exhibit 3.3 to the registrant's Registration Statement on Form S-3 (Registration No. 333-169517) filed on September 22, 2010 and incorporated herein by reference)
3.5
By-Laws of Kodiak Oil & Gas (USA) Inc. (filed as Exhibit 3.4 to the registrant's Registration Statement on Form S-3 (Registration No. 333-169517) filed on September 22, 2010 and incorporated herein by reference)
4.1
Form of senior indenture between Kodiak Oil & Gas Corp. and one or more trustees to be named (filed as Exhibit 4.7 to the registrant's Registration Statement on Form S-3ASR (Registration No. 333-173520) filed on April 15, 2011 and incorporated herein by reference)
4.2
Form of subordinated indenture between Kodiak Oil & Gas Corp. and one or more trustees to be named (filed as Exhibit 4.8 to the registrant's Registration Statement on Form S-3ASR (Registration No. 333-173520) filed on April 15, 2011 and incorporated herein by reference)
4.3
Indenture, dated November 23, 2011, among Kodiak Oil & Gas Corp., Kodiak Oil & Gas (USA) Inc., U.S. Bank National Association and Computershare Trust Company of Canada (filed as Exhibit 4.2 to the registrant's Current Report on Form 8-K filed on November 23, 2011 and incorporated herein by reference)
4.4
Registration Rights Agreement, dated November 23, 2011, among Kodiak Oil & Gas Corp., Kodiak Oil & Gas (USA) Inc., Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC, KeyBanc Capital Markets Inc. and RBC Capital Markets, LLC (filed as Exhibit 4.1 to the registrant's Current Report on Form 8-K filed on November 23, 2011 and incorporated herein by reference)
4.5
Registration Rights Agreement, dated May 17, 2012, among Kodiak Oil & Gas Corp., Kodiak Oil & Gas (USA) Inc., RBC Capital Markets, LLC, Wells Fargo Securities, LLC, and Credit Suisse Securities (USA) LLC (filed as Exhibit 4.1 to the registrant's Current Report on Form 8-K filed on May 17, 2012 and incorporated herein by reference)
4.6	Officers' Certificate of the Company dated as of May 17, 2012 (filed as Exhibit 4.2 to the registrant's Current Report on Form 8-K filed on May 17, 2012 and incorporated herein by reference)
4.7	Form of Global Exchange Senior Note
5.1	Opinion of Dorsey & Whitney LLP(1)
5.2	Opinion of Miller Thomson LLP(1)
12.1	Computation of Ratio of Earnings to Fixed Charges

Exhibit Number	Description
23.1	Consent of Ernst & Young LLP as Independent Registered Public Accounting Firm
23.2	Consent of Ernst & Young LLP as Independent Auditors
23.3	Consent of Hein & Associates LLP
23.4	Consent of PricewaterhouseCoopers LLP
23.5	Consent of Netherland Sewell & Associates, Inc.(1)
23.6	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1 hereto)
23.7	Consent of Miller Thomson LLP (included in Exhibit 5.2 hereto)
24.1	Power of Attorney(1)
25.1	Statement of Eligibility of Trustee(1)
99.1	Form of Letter of Transmittal(1)

(1)
Filed previously.